PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rules 424(b)(3)
To Prospectus dated March 16, 1999                    Registration No. 333-60053


                   Nasdaq Stock Market Trading Symbol--BOSS

                       27,893,549 Shares of Common Stock

  Building One Services Corporation has prepared this prospectus supplement to restate the prospectus dated March 16, 1999. This prospectus supplement is referred to herein as the "prospectus" because it supersedes the prospectus dated March 16, 1999 and the prospectus supplement dated March 26, 1999.

  With this prospectus, we are offering and issuing shares of our common stock from time to time in connection with the acquisition of other businesses. We may structure the acquisition of businesses as:

  . a merger with Building One Services or a subsidiary of Building One
    Services;

  . a purchase of all of the stock of the other business; or

  . a purchase of the assets of the other business.

  We will negotiate the price and other terms of the acquisition with the owners of the businesses that are acquired. We will not pay underwriting discounts or commissions, although fees may be paid to persons who bring specific acquisitions to our attention. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

  Building One Services Corporation provides services that are necessary for the operation and maintenance of buildings. The services that we currently provide include mechanical and electrical installation and maintenance services and janitorial and maintenance management services. We began our business in February 1997 and have grown both internally and through the acquisition of other businesses. Since our formation, we have acquired 37 businesses offering a variety of facilities services. As of May 14, 1999, 21,693,105 shares of Building One Services Corporation common stock are outstanding.

  See "Risk Factors" beginning on page 5 for certain information that you should consider before accepting stock as part of the purchase price for our acquisition of your business.

                       Building One Services Corporation
                         800 Connecticut Avenue, N.W.
                                  Suite 1111
                             Washington, DC 20006
                                 202/261-6000

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                  The date of this Prospectus is May 17, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   2
Prospectus Summary.......................................................   4
Recent Developments......................................................   4
Risk Factors.............................................................   5
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  15
Introduction to Selected Financial Data..................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  24
Management...............................................................  33
Executive Compensation...................................................  36
Certain Relationships and Related Party Transactions.....................  40
Principal Stockholders...................................................  41
Description of Capital Stock.............................................  42
Plan of Distribution.....................................................  44
Restrictions on Resale...................................................  44
Legal Matters............................................................  45
Experts..................................................................  45
Index to Financial Statements............................................   i

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and, for a set fee, copy any of the other information we file at the following SEC public reference facilities:

  .  450 Fifth Street, N.W.
     Washington, DC 20549

  .  Seven World Trade Center
     Suite 1300
     New York, New York 10048

  .  Citicorp Center
     Suite 1400
     500 West Madison Avenue
     Chicago, Illinois 60661

  Please call the SEC at 800/SEC-0330 for further information on these public reference facilities. Our SEC filings are also available to the public over the Internet at the SEC's web site (http://www.sec.gov).

  The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information.

  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our next annual meeting of stockholders:

  .  Annual Report on Form 10-K for the year ended December 31, 1998; and

  . Current Reports on Form 8-K dated February 10, 1999, February 18, 1999, March 23, 1999 and April 9, 1999.

  .  Quarterly Report on Form 10-Q for the interim period ended March 31,
     1999.

  You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

  Building One Services Corporation
  800 Connecticut Avenue, N.W., Suite 1111
  Washington, DC 20006
  202/261-6000

  In making your investment decision, you should rely only on the information provided in this prospectus or on any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

The Company

  Building One Services Corporation is a leading provider of integrated facilities services in the United States. We provide many of the services and related products necessary for the routine maintenance and operation of commercial and industrial buildings. Our Building One Mechanical and Electrical Group provides mechanical and electrical systems installation and maintenance services and our Building One Service Solutions Group provides janitorial and maintenance management services. Based on pro forma revenues, we believe that our company is the second largest provider of mechanical and electrical contracting and maintenance services in the United States and the largest provider of janitorial and maintenance management services to the retail industry in the United States. On a pro forma basis for the year ended December 31, 1998, our revenues were $1,467.3 million.

  Since our initial public offering in December 1997 and through May 11, 1999, we have grown primarily through acquisitions, having acquired 37 companies that have average revenues of approximately $41 million and an average operating history of 22 years. We currently have 128 locations that provide facilities services to over 8,800 commercial, industrial and institutional customers in 48 states. The presidents of our operating companies have an average of over 25 years of experience in the facilities services industry. The businesses that we have acquired have demonstrated strong internal growth.

  Our goal is to become the preeminent single-source provider of facilities services in the United States. To achieve this goal, we intend to capitalize on favorable industry dynamics such as the trend by our customers to outsource significant portions of facilities services requirements to third-party providers and the trend of building managers to seek a single-source provider of facilities services. In addition, we believe that the recent combination of our mechanical and electrical groups will further enhance our ability to offer combined services to existing customers and to attract new clients seeking to reduce the number of vendors with which they do business. We believe our highly skilled workforce, rigorous hiring and training programs, breadth of service offerings, geographic coverage and reputation provide us with a competitive advantage in achieving our goal.

Recent Developments

Tender Offer. On May 11, 1999, we announced our purchase from stockholders of 24,618,856 shares of our common stock at a price of $22.50 per share for cash and 881,144 shares of our common stock underlying options at a price in cash of $22.50 per share less the exercise price per share of the options. We spent an aggregate of $560.1 million to pay for the shares using approximately
$120 million of available cash, the net proceeds of $195.5 million from the sale in a private placement of an aggregate of $200 million of our principal amount of 10 1/2% senior subordinated notes and $100 million from the sale to Boss Investment LLC, an affiliate of Apollo Management, L.P., of our 7 1/2% convertible subordinated debentures and borrowings of $144.6 million under a credit facility.

  In connection with our sale of the convertible subordinated debentures to Boss Investment, we have increased the size of our Board of Directors to ten persons and, effective April 30, 1999, have appointed three designees of Boss Investment, Andrew Africk, Michael Gross and Brooks Newmark, to the Board. Effective April 30, 1999, Thomas Heule and David Ledecky resigned from the Board.

                                 RISK FACTORS

  Before you accept our stock as part of the purchase price for our acquisition of your company, you should be aware that such an investment is subject to various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

  This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words like "believe," "may," "will," "expect," "intend," "plan," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. In particular, these include statements relating to future actions, our tender offer, our acquisition program, the integration of acquired businesses, our growth in revenues and earnings, our achievement of operating efficiencies, the trading of our stock and our plans with respect to potential new products or services. From time to time, we also may provide oral or written forward-looking statements in other materials.

  Any or all of our forward-looking statements in this prospectus or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned below will be important in determining our future results. Consequently, no forward-looking statement can be guaranteed. Actual results could differ significantly.

Risk Factors Related to Our Financing Arrangements

We have a high level of debt on our balance sheet as a result of the tender offer.

                   We borrowed approximately $455.0 million and used cash in the amount of $120.0 million to finance the tender offer and its related fees and expenses to date. We now have approximately $492.0 million of outstanding debt. This debt level and our use of our cash have the following consequences:

                   .  we have used a significant portion of our cash;
                   . a substantial portion of our cash flow will be used to pay interest expense on our debt, which will reduce the funds that would otherwise be available to us for our operations, capital expenditures and future business opportunities and will require us to borrow under our new revolving credit agreement which provides for borrowings of $225.0 million, of which approximately $158.0 million is available as of May 13, 1999;

                   . a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

                   . we may have more debt than our competitors, which may place us at a competitive disadvantage; and

                   . our high level of debt may make us more vulnerable in a downturn in our business or the economy in general.

We are subject to restrictive debt covenants that may limit our flexibility in operating our business.

                   The credit facility and the indentures governing the senior subordinated notes and the convertible subordinated debentures we issued to finance our tender offer contain a number of significant covenants that will impose restrictions on us and our subsidiaries. These covenants include restrictions on:

                   .  indebtedness;

                   .  liens;

                   . voluntary prepayments of the senior subordinated notes and other indebtedness;

                   . amendments of organizational, corporate and other documents;

                   .  mergers, acquisitions and dispositions of assets;

                   . sale-leaseback transactions, capital lease payments and maintenance of material properties;

                   . dividends and other payments in respect of capital stock;

                   . advances, credit extensions, capital contributions, investments and capital expenditures;
                   . transactions with affiliates and formation of subsidiaries and joint ventures;
                   .  changes in business; and

                   . entry into a change of control without offering to redeem the senior subordinated notes.

                   In addition, we are required to comply with financial covenants with respect to the amount of our debt as compared to our earnings before interest expense, taxes, depreciation and amortization expense ("EBITDA") and the amount of our EBITDA as compared to our interest expense. Our indebtedness under the credit facility and the senior subordinated notes is guaranteed by each of our subsidiaries and our indebtedness under the credit facility is secured by a first priority lien on substantially all of our properties and assets and those of our subsidiaries, now owned or acquired later. If we should be unable to borrow under our revolving credit facility due to a default, we would be left without sufficient liquidity.

We are subject to restrictive debt covenants that may restrict our ability to make acquisitions.

                   We have financed, and intend to continue to finance, most of our acquisitions with a combination of cash and shares of our common stock. We have approximately $158.0 million available under our revolving credit facility to use for acquisitions and general corporate purposes, including working capital requirements and contingent payments that are required by certain acquisition agreements with respect to previously completed acquisitions. We have paid approximately $23.5 million in cash to date relating to such contingent payments. We expect that the remaining cash portion of such contingent payments will be approximately $33.5 million in 1999. The ability to borrow funds under the revolving credit facility is subject to various conditions, such as continued compliance with the financial covenants, maximum individual and aggregate purchase price requirements for acquisitions, adequate remaining availability under the facility and the nature of the particular business to be acquired. The restrictive covenants contained in the indentures relating to the senior subordinated notes and the convertible subordinated debentures may also limit our ability to make future acquisitions. Depending on the pace of our acquisitions, we may need additional debt or equity financing in order to continue to acquire businesses. Such financing may not be available if and when additional cash is needed or it may not be available on terms that we think are acceptable. If we do not have sufficient cash to pay the cash consideration for acquisitions, or cannot otherwise finance acquisitions, we will be unable meet our acquisition objectives.

Boss Investment LLC, together with our management, could significantly influence the election of directors and other matters that require the approval of our stockholders.

                   As of May 14, 1999, our directors, executive officers and Boss Investment owned beneficially approximately 39.4% of our outstanding shares of common stock. In addition, many of the officers of our subsidiaries received our shares of common stock in connection with the sales of their businesses to us and generally continue to own at least 50% of such shares.

                   The terms of the convertible subordinated debentures that we have issued to Boss Investment provide certain voting rights to the holders of the convertible subordinated debentures, subject to the adoption of amendments to our restated certificate of incorporation. We have agreed to seek stockholder approval at our next annual meeting of an amendment to our restated certificate of incorporation which would authorize the holders of the convertible subordinated debentures to vote together with the holders of our common stock on all of the matters submitted to our stockholders for a vote. In addition, we have agreed to seek stockholder approval of an amendment to our restated certificate of incorporation which would authorize the holders of the convertible subordinated debentures to elect three of our ten directors. Assuming adoption of the amendment to the restated certificate of incorporation, the holders of the convertible subordinated debentures will be entitled to cast the number of votes that they would be entitled to cast if they converted the convertible subordinated debentures into shares of our common stock. Based upon a conversion price of $22.50 per share and assuming all of the interest on the convertible subordinated debentures is paid in cash, Boss Investment would have the right to cast 4,444,444 votes, or votes equivalent to approximately 17% of our outstanding shares of common stock.

                   If the amendments to our restated certificate of incorporation are not adopted within specified time periods, the conversion price will be reduced by up to a maximum reduction of $4.00, which would increase the voting power of Boss Investment.

                   Our directors, executive officers, officers of our subsidiaries and Boss Investment, if acting together, may be able to significantly influence the election of directors and other matters requiring the approval of our stockholders. See "Principal Stockholders." If we default on any of our indebtedness or materially breach our agreement with Boss Investment, Boss Investment has the right, among other remedies available to a holder of indebtedness, to elect a majority of our directors, subject to our prior right to cure any default or breach.

Boss Investment has certain rights over our operations.

                   Under our agreement with Boss Investment, we are precluded from entering into various types of transactions or making certain changes in our capital structure, board size or management without the consent of Boss Investment. In addition, Boss Investment has the right to acquire 50% of the shares of our common stock or convertible securities that we offer to sell in a private placement. Finally, Boss Investment and any other holders of the convertible subordinated debentures have certain rights to require us to register the shares of common stock that they acquire upon conversion of the convertible subordinated debentures for sale under the Securities Act.

Risks Related to Our Shares

The per share price of our common stock could be adversely affected by sales of substantial amounts of our common stock or the perception of such likely sales.

                   The price of a share of our common stock may be adversely affected by sales of substantial amounts of our shares of common stock or by the perception that such sales could occur. Such sales, or the perception of such sales, could occur as a result of the following factors.

                   First, a number of our shares will become freely tradable when contractual restrictions expire. As of May 14, 1999, approximately 7,508,357 shares of our 21,693,105 outstanding shares of common stock were subject to contractual restrictions on resale primarily under the terms of acquisition agreements we entered into in connection with our acquisitions of businesses. These restrictions expire at various times, generally one to two years from the date of our acquisition. Sales of a large number of such shares at the same time, or the possibility that such sales will occur at the time that the contractual restrictions expire, could adversely affect the price of our shares of common stock.

                   The price of our shares may also be adversely affected by certain registration rights that we have provided to Boss Investment and to two holders of warrants that are exercisable for our shares at an exercise price of $20.00 per share. Under our agreement with Boss Investment, Boss Investment and any other holders of the convertible subordinated debentures, have the right to require us to register shares of common stock that they acquire upon conversion of such notes for resale under the Securities Act. The convertible subordinated debentures are convertible into shares of our common stock at an initial conversion price of $22.50 per share plus all accrued and unpaid interest. Assuming Boss Investment converts the principal amount of the notes and assuming we pay all interest in cash, Boss Investment has the right to acquire upon conversion 4,444,444 shares of our common stock or approximately 17% of our currently outstanding shares of common stock. We will adjust the conversion price if, among other things, we issue shares of our common stock at a price below $22.50 per share or the then fair market value of the common stock.

                   Jonathan J. Ledecky, our chairman of the Board, and Friedman, Billings, Ramsey & Co., Inc. ("FBR") have warrants for 1,950,000 and 1,130,000 shares of our common stock, respectively, which they acquired at the time of our initial public offering. Jonathan J. Ledecky and FBR have the right to require us to register for sale the shares they acquire upon the exercise of those warrants. If Jonathan J. Ledecky and FBR determine to sell their shares at the same time, that could adversely affect the price of our shares.

                   The availability of a significant number of shares for issuance under our benefit plans could also affect the price of our shares. As of May 13, 1999, we had outstanding options for the purchase of approximately 3,463,678 shares of our common stock and a stock purchase plan that provides for the issuance of up to 1,000,000 shares of our common stock.

Our stock price could be volatile.

                   The reduction in the number of our outstanding shares could cause our stock price to be more volatile. In addition, the trading price of our common stock could be subject to significant fluctuations in response to activities of our competitors, variations in quarterly operating results, changes in market conditions and other events or factors. The market price of our common stock could also be adversely affected by confusion or uncertainty as to the pace of our acquisitions, our ability to integrate effectively different sectors of the facilities services industry and the difficulty for securities analysts and investors to analyze our financial and operational performance when we operate in more than one sector of the facilities services industry. Moreover, the volatility of the stock market could adversely affect the market price of our common stock and our ability to raise equity in the public markets.

We may not be able to make acquisitions if we cannot issue shares of our common stock as part of the consideration.

                   The owners of potential target companies may be unwilling to accept shares of our common stock if our stock price is volatile or trades at lower values. We may be unwilling to issue shares of our common stock as part of the consideration to the businesses that we want to acquire if we believe the market price is unreasonably low.

We have not paid any dividends.

                   We have not paid any dividends on our common stock to date and the payment of dividends in the future is restricted by the terms of our financing arrangements. See "Dividend Policy."

The Board of Directors plans to propose an amendment to our restated certificate of incorporation to authorize series preferred stock, which may adversely affect stockholders in the future.

                   The Board of Directors plans to propose an amendment to our restated certificate of incorporation that, if adopted at our 1999 annual meeting of stockholders by a majority of the holders of the outstanding shares of our common stock, will authorize 11,000,000 shares of series preferred stock. The Board would have the authority to issue additional shares of this authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock. The issuance of additional series of preferred stock may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of common stock. In the event it is issued, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Risks Relating to Our Operations

A downturn in commercial and industrial construction could hurt our business.

                   Approximately 57% of our pro forma revenues in 1998 and the revenues of the businesses we acquired involved the installation of mechanical and electrical systems in newly constructed commercial and industrial buildings. Our ability to maintain or increase our revenues from new installation services depends on the levels of new construction starts in the geographic areas where we operate. Since the construction industry is cyclical, our revenues from year to year may fluctuate.

                   The level of new construction starts is affected by local economic conditions, changes in interest rates and other related factors. A downturn in levels of new construction would have a material adverse effect on our business.

                   Our mechanical and electrical installation services are subject to the seasonal variations in operations and demands that affect the construction business. Specifically, the demand for construction services may be lower during the winter months as a result of inclement weather conditions. Accordingly, our revenues and operating results may be lower in the first quarter.

Adverse changes in economic conditions can adversely affect our business.

                   Our success will depend upon the economic conditions in the geographic areas in which a substantial number of our operating companies are located. In addition, our success will depend upon occupancy levels at office buildings for which we do business. Higher vacancy rates could have a material adverse effect on, among other sectors of the facilities services industry, janitorial and maintenance management services.

Fixed price contracts with our customers could expose us to losses if our estimates of project costs are too low.

                   A substantial portion of our mechanical and electrical installation contracts are "fixed price" contracts. The terms of these contracts require us to guarantee the price of the services we provide and assume the risk that our costs to perform the services and provide the materials will be greater than anticipated.

                   Our profitability in this market is therefore dependent on our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. If we are unable to accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on our business.

Our short operating history may make it difficult to evaluate our future prospects.

                   Since our initial public offering in December 1997 and through May 11, 1999, we have acquired 37 businesses. Therefore, our combined company has a short history of generating revenues which may make it difficult to evaluate our future prospects.

                   Our ability to generate revenues and earnings in the future will be dependent upon, among other factors:

                   . the operating results of the businesses we have acquired;

                   . the operating results of any future businesses we acquire; and

                   . the successful integration and consolidation of those businesses.

The integration of our acquired businesses may result in substantial costs, delays or other problems.

                   We may not be able to successfully integrate our acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of such integration could have an adverse effect on short-term operating results.

                   The integration of newly-acquired businesses may also lead to diversion of our management team away from other ongoing business concerns. In addition, the rapid pace of our acquisitions of other businesses may adversely affect our efforts to integrate acquisitions and manage those acquisitions profitably. We may seek to recruit additional managers to supplement the incumbent management of the acquired businesses, but we may not have the ability to recruit additional candidates with the necessary skills.

Risks Related to Our Acquisition Strategy

Our growth strategy will be impacted by our ability to acquire additional businesses.

                   Our business strategy depends, in part, upon our ability to compete in the facilities services industry by expanding into new markets and our ability to broaden the services we provide by identifying and acquiring other businesses. We may not be able to identify, attract or acquire additional businesses. In addition, certain acquisitions may require the approval of Boss Investment. We may also be unable to make appropriate acquisitions because of competition for the acquisition. In pursuing acquisitions, we compete against other facilities services providers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

                   Once we acquire a business, we are faced with certain additional risks, including:

                   . the possibility that it will be difficult to integrate the operations into our other operations;

                   . the possibility that we have acquired substantial undisclosed liabilities;

                   . the risks of entering markets or offering services for which we have no prior experience; and

                   . the potential loss of customers or employees as a result of changes in management.

                   We may not be successful in overcoming these risks.

Investors cannot evaluate the merits of future acquisitions.

                   Because in most cases we do not seek, and are not required to seek, stockholder approval of acquisitions, investors will have no basis on which to evaluate the possible merits or risks of any future acquisitions. Although our management and our attorneys and accountants evaluate the risks of any particular business that we may acquire, we may be unable to discover all of its risks.

The accounting rules relating to acquisitions result in reductions in our net income.

                   When we buy businesses and account for them under the purchase method of accounting we must account for the amount by which our purchase price exceeds the fair value of the net assets of the acquired business as an asset identified as goodwill. After the acquisition, we must reduce our net income each quarter by a portion of that goodwill. We are currently unable to use the pooling-of-interests method of accounting, which does not result in goodwill, because of the repurchase of our common stock in the tender offer.

The consolidation of our industry may adversely affect our acquisition program.

                   Many of our acquisitions are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which could adversely affect the pace of our acquisitions in one or more sectors of the facilities services industry. Under the Hart-Scott-Rodino Act, we may be required to divest a portion of our then-existing operations or those of the acquired business, which may render a given acquisition disadvantageous. In addition, if we acquire businesses in regulated industries, we would be subject to regulatory requirements. Such regulatory requirements could limit our flexibility in growing and operating our businesses.

                   We believe that the facilities services industry will continue to undergo considerable consolidation and changes during the next several years. Such consolidation could increase the competition we face to acquire facilities services businesses and increase the prices we must pay for the businesses that we acquire.

                   In response to such consolidation, we consider from time to time additional strategies to enhance stockholder value. One such strategy that we pursued is the tender offer. Other strategies include, among others, strategic alliances and joint ventures, purchase, sale and merger transactions with other large companies and other similar transactions. In considering any of these strategies, we evaluate the consequences of such strategies, including, among other things, the potential for high levels of debt that would result from such a transaction, the tax effects of the transaction and the accounting consequences of the transaction. In addition, such strategies could have various other significant consequences, including changes in management, control or operational or acquisition strategies. In view of the completed tender offer, we may determine not to pursue any of these strategies, but, if any of these are pursued, they may not be completed successfully.

There may be potential adverse tax consequences in acquisitions.

                   As a general rule, federal and state tax laws and regulations have a significant impact upon the structuring of acquisitions. We will evaluate the possible tax consequences of any acquisition of a business and will try to structure the acquisition so as to achieve the most favorable tax treatment to our business, the acquisition candidate and our respective stockholders.

                   Nonetheless, the Internal Revenue Service or the appropriate state tax authorities may not agree with our tax treatment of an acquisition. If the IRS or state tax authorities recharacterize our tax treatment of an acquisition, our company, the acquisition candidate and/or our stockholders may suffer adverse tax consequences.

Risks from Competition

Our business is highly competitive, which could cause us to lower our prices, resulting in reduced revenues and profit margins.

                   We face a competitive environment in the market for facilities services. We compete against both large national and international organizations providing a wide variety of facilities services to their customers and numerous smaller companies providing a single service or fewer services in limited geographic areas.

                   Other types of companies are also beginning to offer facilities services. For example, property management companies and real estate investment trusts (REITS) are beginning to offer facilities services for the properties that they own or manage. Also, large heating, ventilation and air conditioning manufacturers, such as Carrier Corporation and Honeywell, Inc., and some public utilities, are active in certain sectors of the facilities services industry.

                   Barriers to entry to the markets for certain facilities services, such as janitorial services, are low, and we compete against numerous small service providers, many of which may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead cost structures and may be able to provide their services at lower rates than we can.

                   In these same markets, we face large competitors that offer multiple services and that are willing to accept lower profit margins in order to capture market share. In addition, we face competition from both large and small companies that offer only one of the services that we offer and may face competition in the future from companies that enter the markets that we are in.

                   In some geographic regions, we may not be eligible to compete for certain contracts if our employees are not subject to collective bargaining arrangements. As a result of this requirement, we may lose customers or have difficulty acquiring new customers.

We may have trouble hiring the employees we need and our employment needs may increase our costs.

                   Our ability to increase productivity and profitability will depend upon our ability to recruit, train and retain large numbers of hourly wage and skilled employees necessary to meet our service requirements. Competition for such employees has led to increased wage levels and employee turnover. Inability to recruit, train and retain such employees at competitive wage rates could increase our operating costs.

                   In addition, many companies that require skilled employees, such as mechanical and electrical installation and maintenance and heating, ventilation and air conditioning companies, are currently experiencing shortages of qualified employees. We may not be able to maintain an adequate labor force necessary to efficiently operate our business. Also, our labor expenses may increase as a result of a shortage in the supply of hourly wage or skilled employees. As a result, we may have to curtail our planned growth and margins may decline.

                   Although fewer than 10% of our employees are members of unions, many sectors of the facilities services industry involve unionized employees. Union activity at our companies may be disruptive to our business and may increase our costs. To the extent any of our union contracts expire or we acquire businesses that are unionized, we may be required to renegotiate union contracts in an environment of increasing wage rates. We may not be able to renegotiate union contracts on terms favorable to us or without experiencing a work stoppage.

Other Business Risks

We depend on subcontractors to perform a majority of our janitorial services, which reduces our ability to directly control our workforce and the quality of services that we provide.

                   We depend, in part, on subcontractors to provide janitorial services to our customers. Such reliance reduces our ability to directly control both our workforce and the quality of services that we provide. We may not be able to control our subcontractors and the quality of services they provide.

Many of our contracts may be terminated on short notice.

                   Many of our janitorial services contracts have termination clauses permitting the customer to cancel the contract on 30 to 90 days' notice. While we maintain long-standing relationships with many of our customers, we may not be able to keep customers if they exercise their rights to terminate their contracts prior to expiration.

We may have potential environmental liabilities.

                   The nature of the facilities services industry often involves the transport, storage, use and disposal of cleaning solvents, lubricants, chemicals, gasoline, refrigerants, and other hazardous materials by employees. Such activities are subject to stringent and changing federal, state and local regulation and present the potential for liability for the actions of our employees in handling such materials. In addition, the exposure of any employees to these materials may give rise to claims by employees against us. Compliance with governmental regulations or liability related to hazardous materials may have a material adverse effect on our business.

We are subject to government regulation.

                   Due to the nature of the facilities services industry, our operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements, including labor, employment, immigration, health and safety, consumer protection and environmental regulations. If we fail to comply with applicable regulations, we may be subject to substantial fines or revocation of our licenses.

                   Changes in such laws, regulations and licensing requirements may constrain our ability to provide services to customers or increase the costs of such services. In addition, competitive pricing conditions in the industry may constrain our ability to adjust our billing rates to reflect any such increased costs.

The Year 2000 issue could disrupt our business and adversely affect our financial condition.

                   The Year 2000 issue refers to a number of date-related problems that may affect information technology and non-information technology systems, including codes embedded in chips and other hardware devices. These problems include systems that identify a year by two digits and not four so that a date using "00" would be recognized as the year "1900" rather than "2000." This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices or engage in normal business activities. The Year 2000 issue is a significant issue for most, if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty.

                   We expect to complete our evaluation of our potential Year 2000 exposure and to complete the development of a plan to address Year 2000 issues during the second quarter of 1999. If we are unable to address these issues, our business may be negatively impacted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue" for a detailed discussion of the Year 2000 issue.

If we were to lose key members of our management, our business would suffer.

                   Our success depends principally upon the efforts of our executive management team, the presidents of our operating companies and certain other members of the senior management of the businesses we have acquired or will acquire in the future. The loss of a substantial portion of such management could have a material adverse effect on the company.

                          PRICE RANGE OF COMMON STOCK

  The following table shows the high and low sales prices of our common stock, which has been traded on the Nasdaq Stock Market since November 26, 1997. It has been traded under the symbol "BOSS" since September 1998.

                                                          High        Low
                                                         ------      ------
   Fiscal Year 1997
     Fourth Quarter..................................... $  21 1/2   $20.00
   Fiscal Year 1998
     First Quarter...................................... $  25 7/8   $  18 3/8
     Second Quarter..................................... $  25 15/16 $   9 3/4
     Third Quarter...................................... $  24 1/2   $  11 1/2
     Fourth Quarter..................................... $  22 1/2   $   7 7/8
   Fiscal Year 1999
     First Quarter...................................... $21.00      $  15 1/2
     Second Quarter through May 14, 1999................ $  20 3/8   $  13 9/16

  The closing sale price of our common stock on the Nasdaq Stock Market was $14 5/16 per share on May 14, 1999. As of May 14, 1999, there were 21,693,105 shares of our existing common stock outstanding and 1,609 holders of record.

                                DIVIDEND POLICY

  We have never paid a cash dividend on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future because we would like to keep any earnings to finance the expansion of our business, including for acquisitions, and for general corporate purposes. Any payment of future dividends will be at the discretion of your Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements and debt levels. Furthermore, the terms of the indebtedness that we have incurred in connection with the tender offer limit our payment of dividends to you.

                                INTRODUCTION TO
                            SELECTED FINANCIAL DATA

  The statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 (except pro forma combined amounts) have been derived from our audited financial statements which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 have been derived from our unaudited financial statements, which are not included elsewhere in this prospectus. Our consolidated financial statements give retroactive effect to the three business combinations accounted for under the pooling-of-interests method during the year ended December 31, 1998 and include the results of the businesses acquired in business combinations accounted for under the purchase method from their respective acquisition dates. The financial statements for periods prior to the fiscal year ended December 31, 1998 reflect only the operating results of the three business combinations accounted for under the pooling-of-interests method of accounting.

  The statement of operations data for the three months ended March 31, 1999 and 1998 have been derived from unaudited interim consolidated financial statements of the Company. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented.

  The unaudited pro forma combined financial data gives effect to:

  . our purchase in the tender offer of 25.5 million shares of common stock, consisting of 24,618,856 million shares at a price of $22.50 per share and 881,144 shares underlying stock options at a price of $22.50 per share less the exercise price for the purchase of employee stock options for an aggregate purchase price of $560.1 million;

  . the financing of the tender offer from the proceeds of the sale of the senior subordinated notes and the convertible subordinated debentures, borrowings under a new credit facility and our available cash.

  . the 26 acquisitions completed during the year ended December 31, 1998 which were accounted for under the purchase method of accounting (the "1998 Acquisitions") and the acquisitions completed after December 31, 1998 (the "1999 Acquisitions"), in each case as if they had been acquired on January 1, 1998; and

  The selected unaudited pro forma combined financial data are not necessarily indicative of operating results or financial position that would have been achieved had the events described above been consummated and should not be construed as representative of future operating results or financial position. The selected financial data should be read in conjunction with the unaudited pro forma combined financial statements and our consolidated financial statements, included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA
            (Dollars in thousands, except share and per share data)

                                    For the Year Ended December 31,
                     -----------------------------------------------------------------
                                                                               1998
                       1994       1995       1996      1997        1998     Pro Forma
                     ---------  ---------  --------- ---------  ----------  ----------
Statement of
 Operations Data:
  Revenues.......... $  45,106  $  57,287  $  63,202 $  70,101  $  809,601  $1,467,336
  Cost of revenues..    37,634     48,783     53,664    58,857     636,225   1,174,347
                     ---------  ---------  --------- ---------  ----------  ----------
  Gross profit......     7,472      8,504      9,538    11,244     173,376     292,989
  Selling, general
   and
   administrative...     6,635      8,468      8,803    11,776     100,539     168,865
  Goodwill
   amortization.....       --         --         --        --        7,653      13,425
                     ---------  ---------  --------- ---------  ----------  ----------
  Operating income
   (loss)...........       837         36        735      (532)     65,184     110,699
  Other (income)
   expense
    Interest
     income.........       (41)       --         --     (2,056)    (19,373)        --
    Interest
     expense........       329        239        224       208       1,054      43,892
    Other income,
     net (1)........       (43)        (8)        83      (221)        (80)     (3,635)
                     ---------  ---------  --------- ---------  ----------  ----------
  Income (loss)
   before income
   taxes............       592       (195)       428     1,537      83,583      70,442
  Provision
   (benefit) for
   income taxes.....                   (5)        13        94      36,120      33,157
                     ---------  ---------  --------- ---------  ----------  ----------
  Net income
   (loss)........... $     592  $    (190) $     415 $   1,443  $   47,463  $   37,285
                     =========  =========  ========= =========  ==========  ==========
  Net income (loss)
   per share--
   Basic............ $    0.48  $   (0.15) $    0.32 $    0.25  $     1.19  $     1.73
                     =========  =========  ========= =========  ==========  ==========
  Net income (loss)
   per share--
   Diluted.......... $    0.44  $   (0.15) $    0.30 $    0.25  $     1.16  $     1.58
                     =========  =========  ========= =========  ==========  ==========
  Weighted average
   shares
   outstanding--
   Basic............ 1,238,444  1,238,444  1,290,724 5,683,464  39,908,364  21,578,216
                     =========  =========  ========= =========  ==========  ==========
  Weighted average
   shares
   Outstanding--
   Diluted.......... 1,353,560  1,238,444  1,405,840 5,865,550  40,928,452  26,604,814
                     =========  =========  ========= =========  ==========  ==========
                        For the Three Months Ended March 31,
                     -----------------------------------------------
                                             Pro Forma   Pro Forma
                        1998        1999        1998        1999
                     ----------- ----------- ----------- -----------
Statement of
 Operations Data:
  Revenues.......... $   54,610  $  350,842  $  336,111  $  373,258
  Cost of revenues..     44,233     280,692     275,515     298,940
                     ----------- ----------- ----------- -----------
  Gross profit......     10,377      70,150      60,596      74,318
  Selling, general
   and
   administrative...      7,918      42,714      39,397      45,702
  Goodwill
   amortization.....        324       3,469       3,308       3,654
                     ----------- ----------- ----------- -----------
  Operating income
   (loss)...........      2,135      23,967      17,891      24,962
  Other (income)
   expense
    Interest
     income.........     (6,656)     (2,508)        --          (17)
    Interest
     expense........         99          96      10,973      10,829
    Other income,
     net (1)........       (111)       (281)     (2,326)       (497)
                     ----------- ----------- ----------- -----------
  Income (loss)
   before income
   taxes............      8,803      26,660       9,244      14,647
  Provision
   (benefit) for
   income taxes.....      3,722      11,927       4,872       7,196
                     ----------- ----------- ----------- -----------
  Net income
   (loss)........... $    5,081  $   14,733  $    4,372  $    7,451
                     =========== =========== =========== ===========
  Net income (loss)
   per share--
   Basic............ $     0.15  $     0.32  $     0.20  $     0.34
                     =========== =========== =========== ===========
  Net income (loss)
   per share--
   Diluted.......... $     0.15  $     0.31  $     0.21  $     0.31
                     =========== =========== =========== ===========
  Weighted average
   shares
   outstanding--
   Basic............ 32,987,273  45,973,455  21,578,216  21,910,397
                     =========== =========== =========== ===========
  Weighted average
   shares
   Outstanding--
   Diluted.......... 34,075,876  47,740,958  26,405,533  27,997,422
                     =========== =========== =========== ===========

                                  As of December 31,                March 31,
                         ------------------------------------- -------------------
                                                                         1999 Pro
                         1994  1995   1996    1997     1998      1999    Forma(2)
                         ----- -----  ----- -------- --------- --------- ---------
Balance Sheet Data:
  Working capital....... $ 300 $ (30) $  67 $528,235 $ 307,390 $ 251,969 $  89,815
  Total assets.......... 8,063 8,132  9,629  539,159 1,043,922 1,162,120 1,019,485
  Long term debt, net of
  current maturities.... 1,734 1,589  1,890    1,679     3,287     4,783   425,275
  Stockholders'
  equity................ 1,496 1,299  1,578  529,480   837,537   894,338   333,692

----
(1) Other income, net consists primarily of realized gains on the sale of marketable securities, dividend income on certain investments and gains on the sale of equipment.

(2) Does not give effect to an estimated $57 million of contingent cash earn-out payments expected to be made in 1999 in connection with previously consummated acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  The following discussion should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 1996, 1997 and 1998 and our unaudited consolidated financial statements for the periods ended March 31, 1998 and 1999, and the related notes thereto, included elsewhere in this prospectus.

  Founded in February 1997, Building One Services Corporation is a leading provider of facilities services in the United States. We completed our initial public offering in December 1997, raising net proceeds of approximately $527 million. To date, we have used the proceeds to make our acquisitions, to purchase our outstanding shares of common stock and to fund our operations.

  On May 11, 1999 we completed the repurchase of 24,618,856 shares of our common stock at $22.50 per share for cash and 881,144 shares of common stock underlying stock options at $22.50 per share less the exercise price of the options. Total funds utilized for the repurchase, excluding associated fees, totaled $560.1 million, which were obtained from our available cash, the net proceeds of $195.5 million from the issuance of $200 million of 10 1/2% senior subordinated notes, $100 million from the issuance of 7 1/2% convertible subordinated debentures to Boss Investment, LLC, an affiliate of Apollo Management, L.P., and borrowings under a credit facility.

  As a result of our acquisition program, our financial condition and results of operations have changed dramatically from our inception and initial public offering in December 1997 to March 31, 1999. We completed 37 business combinations since our inception. Thirty-four of these business combinations have been accounted for under the purchase method of accounting and three of these business combinations consummated during the second quarter of fiscal 1998 have been accounted for under the pooling-of-interests method of accounting. Our consolidated financial statements give retroactive effect to the three business combinations accounted for under the pooling-of-interests method and include the results of the companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates. Due to our growth through acquisitions, comparisons of the historical results of our operations have been and will continue to be affected by the addition of acquired businesses. Increases in the various revenues and expense components of our results are, to a large degree, due to growth from acquisitions. Neither the magnitude nor the source of such changes is necessarily indicative of changes that will occur in the future.

  Our revenues are recognized as services for maintenance and service contracts are performed. Additionally, we utilize the "percentage-of-completion" method of accounting for installation contracts. Under this method, revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  We believe that we have and will continue to realize savings from the consolidation of our insurance and bonding programs, consolidation of certain back office functions for some of our operations and volume purchase discounts from vendors of commodity services and materials and service vehicles. These savings may be partially offset by costs associated with our corporate operations and costs of integrating acquired businesses.

Results of Operations

 Three months ended March 31, 1999 compared to the three months ended March 31, 1998

  Revenues. Consolidated revenues for the three months ended March 31, 1999 increased $296.2 million, or 542.5%, to $350.8 million from $54.6 million for the three months ended March 31, 1998. This increase was primarily a result of our acquisition of the companies acquired and accounted for under the purchase method of accounting, which have been included since their respective dates of acquisition, and to a much lesser extent an increase in the revenues of the companies acquired and accounted for under the pooling-of-interests method of accounting.

  Gross profit. Gross profit for the three months ended March 31, 1999 increased $59.8 million, or 576.0%, to $70.2 million from $10.4 million for the three months ended March 31, 1998. This increase was primarily a result of the acquisition of the companies acquired and accounted for under the purchase method of accounting and to a much lesser extent an increase in gross profit of the companies acquired and accounted for under the pooling-of-interests method of accounting. Gross profit as a percentage of revenues ("gross margin") increased to 20.0% for the three months ended March 31, 1999 from 19.0% for the three months ended March 31, 1998. This increase in the gross margin was attributable to the higher gross margins of the companies acquired and accounted for under the purchase method of accounting.

  Selling, general and administrative. Selling general and administrative expenses for the three months ended March 31, 1999 increased $34.8 million, or 440.5%, to $42.7 million from $7.9 million for the three months ended
March 31, 1998. This increase was primarily attributable to the selling, general and administrative expenses of the companies acquired and accounted for under the purchase method of accounting, and the general and administrative costs of our corporate activities. Selling, general and administrative expenses as a percentage of revenues decreased to 12.2% for the three months ended March 31, 1999 from 14.5% for the three months ended
March 31, 1998.

  Goodwill amortization. Goodwill amortization for the three months ended March 31, 1999 increased $3.2 million, or 970.7%, to $3.5 million from $0.3 million for the three months ended March 31, 1998. This increase was a result of the acquisition of the companies acquired and accounted for under the purchase method of accounting during 1998 and the three months ended during March 31, 1999.

  Other income, net. Other income, net for the three months ended March 31, 1999 decreased $4.0 million, or 59.7%, to $2.7 million from other income of $6.7 million for the three months ended March 31, 1998. This decrease was primarily attributable to the use of cash from our initial public offering to acquire the companies acquired and accounted for under the purchase method of accounting.

  Provision for income taxes. The provision for income taxes for the three months ended March 31, 1999 increased to $11.9 million from $3.7 million for the three months ended March 31, 1998, reflecting an effective tax rate of 44.7% and 42.3% respectively. The increase in the effective rate was primarily attributable to the increase in income generated from entities which were subject to C corporation taxes, versus companies acquired under the pooling-of-interests method which had elected to be treated as subchapter
S corporations for tax purposes prior to their being acquired by us. Additionally, the 44.7% effective rate reflects the non-deductibility of goodwill amortization associated with certain acquisitions.

 Year ended December 31, 1998 Compared to the Year ended December 31, 1997

  Revenues. Consolidated revenues for the year ended December 31, 1998 increased by $739.5 million, or 1054.9%, to $809.6 million from $70.1 million for the year ended December 31, 1997. This increase was a result of our acquisition of the 26 companies accounted for under the purchase method of accounting during the year ended December 31, 1998, which have been included since their respective dates of acquisition. For the year ended December 31, 1998, approximately 66%, 14% and 20% of our revenues were derived from electrical installation and maintenance services, mechanical installation and maintenance services and janitorial and maintenance management services, respectively.

  Gross profit. Gross profit for the year ended December 31, 1998 increased by $162.1 million, or 1441.9%, to $173.4 million from $11.2 million for the year ended December 31, 1997. This increase was primarily a result of the acquisition of the companies accounted for under the purchase method of accounting and, to a much lesser extent, the increased gross profit of the companies accounted for under the pooling-of-interests method. Gross margin increased to 21.4% for the year ended December 31, 1998, from 16.0% for the year ended December 31, 1997. This increase in the gross margin was primarily attributable to the higher gross margins of the companies acquired and accounted for under the purchase method of accounting.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1998 increased by $88.0 million, or 747.2%, to $99.8 million from $11.8 million for the year ended December 31, 1997. This increase was primarily attributable to the selling, general and administrative expenses of the companies accounted for under the purchase method of accounting, and the general and administrative costs of our corporate activities. Selling, general and administrative expenses as a percentage of revenues decreased to 12.3% for the year ended December 31, 1998 from 16.8% for the year ended December 31, 1997.

  Goodwill amortization. Goodwill amortization increased by $7.7 million for the year ended December 31, 1998 as result of the goodwill recorded in conjunction with the companies accounted for under the purchase method of accounting.

  Non-recurring acquisition costs. Non-recurring acquisition costs of $0.8 million consists of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

  Other income, net. Other income, net for the year ended December 31, 1998 increased by $16.3 million from $2.1 million for the year ended December 31, 1997 to income of $18.4 million for the year ended December 31, 1998. This increase is primarily attributable to the interest income of $19.4 million generated from the investment of the proceeds raised in our initial public offering in December 1997.

  Provision for income taxes. The provision for income taxes for the year ended December 31, 1998 increased to $36.0 million, reflecting an effective tax rate of 43.2% from an effective tax rate of 6.1% for the year ended December 31, 1997. The increase in the effective rate was primarily attributable to the increase in income generated from entities which were subject to C corporation taxes, versus the companies accounted for under the pooling-of-interests method, which had elected to be treated as subchapter S corporations for tax purposes prior to our acquisition of them. Additionally, the 43.2% effective rate reflects the non-deductibility of goodwill amortization associated with the majority of our acquisitions.

 Year ended December 31, 1997 Compared to the Year ended December 31, 1996

  Revenues. Consolidated revenues for the year ended December 31, 1997 increased by $6.9 million, or 10.9%, to $70.1 million from $63.2 million for the year ended December 31, 1996. This increase was attributable to an increase in the janitorial and maintenance management services provided by the companies we acquired in transactions accounted for under the pooling-of-interests method. These companies had an increase in revenue as a result of their expansion into new geographic markets and further penetration of their existing markets.

  Gross profit. Gross profit for the year ended December 31, 1997 increased by $1.7 million, or 17.9%, to $11.2 million from $9.5 million for the year ended December 31, 1996. Gross profit as a percentage of revenues increased to 16.0% for the year ended December 31, 1997 from 15.1% for the year ended December 31, 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $3.0 million, or 33.8%, to $11.8 million from $8.8 million for the year ended December 31, 1996 as a result of the increases in the expenses of the janitorial and maintenance management services companies we acquired in transactions accounted for under the pooling-of-interests method as they increased their staff to support the increase in revenues. Selling, general and administrative expenses as a percentage of revenues increased to 16.8% for the year ended December 31, 1997 from 13.9% for the year ended December 31, 1996.

  Other income, net. Other income, net for the year ended December 31, 1997 increased by $2.4 million, or 773.9%, to income of $2.1 million from expense of $0.3 million for the year ended December 31, 1996. This increase is primarily attributable to the interest income generated from the investment of the proceeds we raised in our initial public offering in November 1997.

  Provision for income taxes. The provision for income taxes for the year ended December 31, 1997 increased to $0.1 million, reflecting an effective tax rate of 6.1%, as compared to a tax rate of 3.0% for the year ended December 31,1996. The increase in the effective rate is primarily attributable to the increase in income generated from entities subject to C Corporation income taxes.

Liquidity and Capital Resources

  During the three months ended March 31, 1999, net cash provided by operating activities was approximately $11.7 million. Net cash used in investing activities for the three months ended was $50.9 million, which primarily consisted of $45.3 million used for acquisitions. Net cash provided by financing activities for the three months ended March 31, 1999 was $0.4 million, which consisted primarily of net proceeds on short-term debt of $0.3 million, net proceeds on long-term debt of $0.5 million, and $0.8 million of distributions to minority partners of a 50% owned entity.

  During the year ended December 31, 1998, net cash provided by operating activities was approximately $32.1 million. Net cash used in investing activities for the year ended December 31, 1998 was $242.3 million which primarily consisted of $231.6 million of cash used in acquisitions, net of cash acquired. Net cash used in financing activities for the year ended December 31, 1998 was approximately $105.6 million, which consisted primarily of payments on short-term and long-term debt of $67.3 million and $41.8 million of cash used to repurchase 2,990,000 shares of our common stock at an average price of $13.99 per share. These shares were repurchased in accordance with a stock repurchase program covering 3,100,000 shares which was announced on August 24, 1998. The number of shares repurchased was determined based upon the number of shares issued in connection with acquisitions accounted for under the purchase method of accounting.

  We acquired eight businesses during the three months ended March 31, 1999. Aggregate consideration for these acquisitions consisted of 1,002,507 shares of common stock and $48,782 in cash.

  In conjunction with the acquisitions consummated during the three months ended March 31, 1999 and during the year ended 1998, we have entered into contingent consideration agreements of up to an estimated $148.6 million in cash and shares of common stock based upon the performance of certain of the businesses acquired. As of May 14, 1999, $59 million of this contingent consideration has been earned, of which $23.5 million has been paid in cash. We expect that approximately $52 million of additional contingent consideration will become payable in 1999, of which approximately $34 million will be payable in cash.

  As previously discussed, on May 11, 1999, we completed the repurchase of 24,618,856 shares of our common stock at $22.50 per share for cash and 881,144 shares of common stock underlying stock options at $22.50 per share less the exercise price per share of the options. Total funds utilized for the purchase totaled $560.1 million, which were obtained from our available cash, the net proceeds of $195.5 million from the issuance of $200 million of 10 1/2% senior subordinated notes, $100 million from the issuance of 7 1/2% convertible subordinated debentures to Boss Investment, LLC, an affiliate of Apollo Management, L.P., and borrowings under a new credit facility.

  Interest on the senior subordinated notes in the amount of 10 1/2% will be paid semi-annually on May 1 and November 1 of each year and the notes will mature on May 1, 2009. The senior subordinated notes are unsecured and guaranteed by our subsidiaries and rank junior to the term loan and the credit facility.

  We can redeem the senior subordinated notes, in whole or in part, at any time on or after May 1, 2002, at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, we are able to redeem up to 35% of the outstanding senior subordinated notes with money raised in one or more equity offerings under certain circumstances. Upon a change of control of the company, the holders of the senior subordinated notes will have the right to sell the notes to us at 101% of the face amount plus accrued interest.

  Additionally, the indenture governing the senior subordinated notes contains certain covenants that restrict, among other things, our ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of our assets or merge or consolidate with another entity.

  The convertible subordinated debentures will mature on May 1, 2012 and provide for interest payments at a rate of 7.5% to be paid in additional convertible subordinated debentures or cash, at our election, for the first five years after their issuance, and in cash thereafter. The holders of a majority of the outstanding principal amount of the convertible subordinated debentures, however, will have the right to require the payment of interest in cash after the third and through the fifth anniversary of the issuance of the convertible subordinated debentures. In addition, the provisions of the credit facility and the indenture for the senior subordinated notes limit our ability to pay cash interest payments.

  The convertible subordinated debentures are convertible into shares of our common stock at an initial conversion price of $22.50 per share plus all accrued and unpaid interest. Assuming conversion of the principal amount of the convertible subordinated debentures and assuming all of the interest is paid in cash, Boss Investment will have the right to acquire upon conversion 4,444,444 shares or 17% of the shares outstanding as of May 14, 1999. If the convertible subordinated debentures are converted prior to the fifth anniversary of their issuance, the amount converted into shares will include additional interest that would have accrued or been paid from the date of conversion through the fifth anniversary of the issuance of the convertible subordinated debentures. However, unless the conversion is in connection with a change of control, the additional interest will not exceed a total of 30 months of interest. We will adjust the conversion price under certain circumstances, including the issuance of shares at a price below the conversion price of the convertible subordinated debentures or below the then fair market value of a share.

  The indenture for the convertible subordinated debentures limits our ability, among other things, to incur additional indebtedness, pay dividends, repurchase securities or repay certain other indebtedness. We have agreed to seek stockholder approval of amendments to our restated certificate of incorporation that would authorize the holders of the convertible subordinated debentures to vote together with the holders of shares on all of the matters submitted to stockholders for a vote and to elect three of our directors
(or, if the Board has more than ten directors, no less than 30% of the directors). The holders of the convertible subordinated debentures will be entitled to cast the number of votes that they would be entitled to cast if they had converted the convertible subordinated debentures into shares. If this amendment is not enacted by July 25, 1999, the interest rate on the convertible subordinated debentures will increase to 12 1/2%, but will revert back to 7 1/2% after the amendment is enacted.

  The credit facility consists of the $125 million term loan which has been incurred to finance part of the purchase price for the shares in the tender offer and a $225 million revolving credit facility, in each case maturing five years after the date of the borrowing. The credit facility provides for certain mandatory repayments of the outstanding indebtedness. As of May 14, 1999, we had $158 million of availability under the credit facility.

  The credit facility bears interest at the sum of the (i) applicable margin and (ii) at the option of the company, either the "base rate" or the "eurodollar rate" (as defined in the credit facility). The base rate will be the higher of (i) the rate that Bankers Trust Company announces from time to time as its prime lending rate, as in effect from time to time, and (ii) 1/2 of 1% in excess of the overnight federal funds rate. The applicable margin will be a percentage per annum equal to (i) in the case of term loans maintained as (x) base rate loans, 2.00%, and (y) eurodollar rate loans, 3.00%, and (ii) in the case of revolving loans maintained as (x) base rate loans, 1.50%, and (y) eurodollar rate loans, 2.50%, in each case subject to step-downs to be determined based on certain levels of financial performance. The company must also pay a commitment fee in the amount of 0.50% per year on the daily average unused portion of the credit facility, subject to step-downs based upon financial performance. In addition, the commitment fee percentage will be increased by 0.25% at all times that the total unutilized commitments under the revolving credit facility exceed 75% of the sum of (x) the total revolving commitment then in effect plus (y) the aggregate outstanding principal amount of the term loan. The credit facility will provide for certain mandatory repayments of the outstanding indebtedness.

  The credit facility includes a number of significant covenants that impose restrictions on us and our subsidiaries. These covenants include, among others, restrictions on our ability to incur additional indebtedness and pay the interest on Boss Investment's convertible subordinated debentures in cash, and restrictions on mergers, acquisitions and the disposition of assets, sale and leaseback transactions and capital lease payments, dividends and other distributions and voluntary prepayments of indebtedness. In addition, we are required to comply with financial covenants with respect to minimum interest coverage and maximum leverage ratios.

  We need funds for general corporate purposes, including to pay interest on the senior subordinated notes, the convertible subordinated debentures and the credit facility, to pay contingent consideration required by the terms of certain acquisition agreements and to make future acquisitions and capital expenditures. We anticipate that our cash flow from operations and borrowings available under our credit facility will be sufficient to meet these liquidity requirements over the next twelve months.

Year 2000 Issue

  The Year 2000 issue refers to a number of date-related problems that may affect information technology and non-information technology systems, including codes embedded in chips and other hardware devices. The problems include systems that identify a year by two digits and not four, so that a date using "00" would be recognized as the year "1900" rather than "2000." This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices or engage in normal business activities. The Year 2000 issue is a significant issue for most, if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty.

  State of Readiness--Since our initial public offering in December 1997, we have acquired 37 companies offering mechanical, electrical and janitorial services. The due diligence relating to the Year 2000 issue that was performed on these companies did not reveal any significant internal operating systems issues. In addition, such due diligence revealed that most of the acquired companies have identified their respective Year 2000 issues, but are in different phases of assessment and remediation. Accordingly, we are currently in the process of conducting a comprehensive survey to be completed by management of our operating subsidiaries to ensure that our operating subsidiaries are adequately addressing, or have adequately addressed, the Year 2000 issue.

  The survey mentioned above is expected to cover the following areas:

  . our information technology and operating systems, including job-costing, billing, payroll and accounting systems;

  . our non-information technology systems, such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology;

  . the systems of our major vendors, insofar as they relate to our business; and

  . the systems of our major customers for which we have performed installation and maintenance services.

  This survey is expected to be completed during the second quarter of 1999.

  Costs Related to the Year 2000 Issue--As part of the survey mentioned above, we will be requesting an estimate from each operating subsidiary of the material historical and estimated costs of assessment and remediation. Accordingly, such costs, including, among other things, the costs of assessment, software upgrade fees, hardware changes and general implementation of a Year 2000 action plan, are not known at this time. The projected effort for the majority of the systems is expected to include sending letters to substantially all of our significant hardware, software and other equipment vendors, third-party providers and other material service providers requesting detailed, written information relating to Year 2000 compliance and, where necessary, upgrades to recent vendor software releases that are fully Year 2000 compliant.

  We are also embarking on an initiative to develop standard information systems for use throughout the organization for its overall information needs that will be free of any Year 2000 limitations. However, no assurances can be made that such systems will be in place prior to the Year 2000.

  Contingency Plan--Until we complete the survey described above, we will not be able to develop our most likely worst case Year 2000 scenarios. We intend to complete our determination of worst case scenarios after we have received and analyzed responses to the survey and to all of the inquiries we have made to our vendors.

  Risks Related to the Year 2000 Issue--Although our Year 2000 efforts are intended to minimize the adverse effects of the Year 2000 issue on our business and operations, the actual effects of the issue cannot be known until the date-related problems are triggered. Due to the fact that our operations are primarily service oriented and are not heavily dependent on complex information systems, we believe that non-information technology systems (i.e. embedded technology such as microcontrollers) do not represent a significant area of risk relative to Year 2000 readiness. In addition, our operations do not include capital intensive equipment with embedded microcontrollers.

  However, our failure or the failure of our major vendors and customers to adequately address their respective Year 2000 issues generally in a timely manner (insofar as they relate to our business) could result in, among other things, our inability to obtain equipment that we are obligated to install in a timely manner, reductions in the quality of materials used in our business, reductions, delays or cancellations of customer projects, delays in payments by customers for services performed or a general inability to record, track and consummate business transactions. Any or all of these events could have a material adverse effect on our business, results of operations and financial condition.

                                   BUSINESS

The Company

  When the company was founded in February 1997, its goal was to identify one or more fragmented industries that were attractive consolidation opportunities. In January 1998, we decided to focus our consolidation efforts exclusively on the facilities services industry. Facilities services companies provide many of the services and related products necessary for the routine operation and maintenance of a commercial and industrial building. Historically, the facilities services industry consisted primarily of privately-held or family-owned businesses. Most of these privately-held and family-owned operations operated from day-to-day with no real market or business plan and did not have access to capital markets to finance expansion and adequate training and incentive programs. We realized that we could add value by acquiring many of these companies and marketing their services on a nationwide basis. In September 1998, we changed our name from Consolidation Capital Corporation to Building One Services Corporation in order to better describe our business.

  Within less than two years, we have become a leader in the facilities services industry. Our Building One Mechanical and Electrical Group provides mechanical and electrical systems installation and maintenance services and our Building One Service Solutions Group provides janitorial and maintenance management services. Since our formation, we have grown primarily through acquisitions, having acquired 37 companies with average revenues of approximately $41 million. We have acquired 29 businesses specializing in providing either mechanical or electrical installation, maintenance and/or specialty services and eight businesses specializing in providing janitorial and maintenance management services. We currently have 128 locations and provide facilities services to over 8,800 commercial and industrial customers in 48 states.

  Our goal is to become the preeminent single-source provider of facilities services in the United States. To achieve this goal, we intend to capitalize on favorable industry dynamics such as the trend by our customers to outsource significant portions of facilities services requirements to third-party providers and the trend of building managers to seek a single-source provider of facilities services. In addition, the recent combination of our mechanical and electrical groups will further enhance our ability to offer combined services to existing customers and to attract new customers seeking to reduce the number of vendors with which they do business. We believe our highly skilled workforce, hiring and training programs, breadth of service offerings, geographic coverage and reputation provide us with a competitive advantage in achieving our goal.

Industry Background

  Facilities services companies provide many products and services needed for the operation and maintenance of a building including:

  .Janitorial and maintenance management         .Engineering
  .Mechanical installation and maintenance       .Parking facility management
  .Electrical installation and maintenance       .Security systems and management
  .Data communications cabling                   .Grounds keeping and landscaping
  .Lighting equipment and maintenance            .Pest control
  .Building automation and controls              .General equipment maintenance
  .Energy management

  The facilities services industry is highly fragmented with a small number of firms providing multi-service product offerings on a multi-location basis. According to industry data, no single source provider holds more than a 2% market share. Electrical, mechanical and janitorial services represent more than 75% of the revenues in the facilities services industry. The markets are substantial and highly fragmented with a small number of multi-location regional or national operators and a large number of relatively small, independent, businesses serving discrete local markets with limited service offerings.

  Since 1990, revenues in the facilities services industry have increased at a compounded annual growth rate of approximately 5.2%. Industry experts foresee this growth rate continuing through 2001. Each market segment within the facilities services industry has its own specific dynamics and competitive environment and, as a result, has different projected growth rates. In general, the primary drivers of industry growth include:

  .vendor consolidation;

  .decreasing metropolitan vacancy rates;

  .increased outsourcing of non-core functions by corporations;

  .customer interest in relief from labor force issues;

  .the need to upgrade and invest in infrastructure; and

  .to a lesser extent, revival of construction activity in suburban areas and smaller cities.

  We believe that there has been a significant trend toward outsourcing business services, including facilities services, over the last several years. This increase in outsourcing will impact all three of the sectors in which we do business. According to the Outsourcing Institute, approximately 80% of United States companies outsource some aspect of their business services. Spending on outsourcing services increased approximately 100% from 1992 through 1996 and we believe this trend will continue. The Outsourcing Institute estimates that the demand for outsourcing services will grow at an estimated compounded annual growth rate of 20% through the year 2000. Outsourcing allows companies to, among other things, focus on their core competencies, reduce operating expenses, share risk management responsibility and access technical expertise not available internally.

The Mechanical and Electrical Services Industry

  Mechanical and electrical services are a vital part of new construction, repairs and remodeling projects. Virtually all domestic construction, repairs and remodeling projects generate demand for these contracting trades. According to the 1992 U.S. Census data, these two industries had combined revenues of $97.2 billion, an increase from $35.3 billion in 1977, representing a compounded annual growth rate of approximately 7%. Additionally, the chart below shows historical and projected industry data (dollars in billions) for the key sectors of the industry.

                                                                            5
                                                                           year
   Industry Sector                1993   1994   1995   1996   1997  1998E  CAGR
   ---------------               ------ ------ ------ ------ ------ ------ ----
Construction Expenditures....... $478.6 $519.5 $538.1 $583.6 $618.2 $646.0 6.2%
Commercial......................  152.2  160.5  176.8  189.8  205.5  208.4 6.5
Plumbing, HVAC..................   54.7   59.7   61.5   66.9   70.8   74.4 6.3
Electrical......................   39.7   43.2   44.6   48.5   51.3   53.8 6.3

--------
  Source: Census of Manufacturers, Dept. of Commerce, Company Data and Industry Estimates.

  Both the mechanical and electrical contracting industries are highly fragmented and mature. In 1992, the Census of Construction Industries, Plumbing, Heating, Air Conditioning and Electrical Work reported 54,022 electrical contractors and 75,395 HVAC/plumbing establishments. Of those companies, 87,167 companies, or 67%, generated annual revenues of $1 million or less. These industries are highly competitive construction trades and have low barriers to entry.

  Fragmentation within the industry should provide Building One with a sufficient number of acquisition candidates. Both the mechanical and the electrical industries are in the early stages of consolidation.

The Janitorial and Maintenance Management Services Industry

  According to industry experts, the United States commercial/industrial/institutional building cleaning and maintenance services industry comprises more than 56,000 services with over $50 billion in revenues.

Approximately $20 billion of this is outsourced to companies such as Building One. This market is expected to grow at a projected rate of 6.6% annually between 1996 and 2000, reaching $65 billion by the turn of the century. Approximately $17 billion of this is in janitorial services, with the remainder divided up among other services, including hard floor and carpet care, upholstery, fabric and partition cleaning, elevator and escalator care, ceiling tile cleaning, light maintenance, and disinfecting and pest control.

  We believe that the janitorial and maintenance management services industry is highly fragmented. In a 1992 study, industry experts estimated that only eight companies had annual revenues greater than $100 million servicing the janitorial and maintenance management industry, with the four largest companies comprising about 10% of industry revenues. More than 21,000 of these companies had revenues of less than $100,000.

Our Services

  We offer a broad range of mechanical and electrical installation, maintenance and specialty services and janitorial and maintenance management services.

  Mechanical and Electrical Services. Through the Building One Mechanical and Electrical Group, we offer a broad range of mechanical and electrical design, installation and maintenance services for industrial, commercial, retail and institutional customers. We currently offer, among others, the following mechanical and electrical services:

  .lighting and power systems;

  .HVAC systems;

  .plumbing and industrial process piping systems;

  .evaluation and testing of system performance;

  .building access, security systems, and fire protection systems;

  .fiber optic and data cabling;

  .telecommunications equipment and systems;

  .fire protection, building access and surveillance systems;

  .building automation and temperature systems;

  .manufacturing process controls and instrumentation; and

  .technical facilities management.

  We believe that we are the second largest provider of mechanical and electrical contracting and maintenance services in the United States based on pro forma revenues. Our 29 operating companies offering mechanical and electrical services operate with 83 branch locations serving over 30 states. The 1998 pro forma revenues of these businesses were approximately $1.3 billion. The presidents of these 29 companies have an average of approximately 27 years of experience in mechanical and electrical services.

  We believe that the fragmented nature of this industry provides significant opportunities to consolidate mechanical and electrical installation, maintenance and specialty service businesses. In addition, we believe that the majority of owners in this industry have limited access to adequate capital for modernization, training and expansion and limited opportunities for liquidity of ownership interests in their business. Many of these businesses are faced with increased competition from larger entities with greater financial resources, resulting in part from the deregulation of the United States gas and electric utility industries. Because of these opportunities, several publicly traded consolidators, in addition to our company, have emerged in the mechanical and electrical installation, maintenance and specialty service industry.

  We plan to continue to expand our market presence and grow through strategic acquisitions, partnerships with other service providers, and internal growth. We expect to selectively acquire businesses with strong cash flows, strategic locations and value-added service offerings. For example, because we have fewer mechanical operating companies, we intend to acquire businesses that provide mechanical services in areas where we already provide electrical services to further enhance our cross-selling opportunities.

  In addition, we believe that there are growth opportunities in the electrical maintenance and specialized services portion of the business. We are increasing the amount and proportion of revenues represented by such services. Electrical maintenance services generate a recurring revenue stream that is less susceptible to downswings in the economy than the more cyclical new installation market. Specialized services require specific skills and equipment and provide higher margins than general electrical installation and maintenance services.

  Joint Delivery of Mechanical and Electrical Services. We recently combined our mechanical and electrical services groups into the Building One Mechanical and Electrical Group. Under this combination, regional managers are responsible for both mechanical and electrical operations. Our mechanical and electrical companies generally serve the same customers and markets, which provides us with the opportunity to "cross-sell" our mechanical and electrical services. Cross-selling occurs when one of our companies sells another of our company's services to existing customers.

  In addition, our Building One Mechanical and Electrical Group intends to continue growing the proportion of work we complete on a "design-build" basis. Design-build is an approach to installation projects in which the contractor is given full or partial responsibility for the design specifications of the installation. Design-build is an alternative to the traditional "plan and spec" model, in which the contractor is required to build to the exact specifications of the architect and engineer. We believe that design-build is the superior model because it allows the contractor to use past experience to install the project at the least cost to the customer. Our ability to offer integrated mechanical and electrical services is a strong competitive advantage when competing for design-build projects.

  Janitorial and Maintenance Management Services. Our Building One Service Solutions Group offers a full range of janitorial and maintenance management services. A number of these services are often provided for a customer under a contractual arrangement on a regional or national basis. The customers of this group are retail chain stores, grocery stores, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants and airport terminals throughout the United States. The services provided by this group include:

  .floor and carpet cleaning and maintenance;

  .floor stripping and refinishing;

  .chemical supply and equipment management;

  .window, wall and structural cleaning and maintenance;

  .restroom and other area sanitation;

  .duct cleaning;

  .furniture polishing; and

  .exterior window, wall, sidewalk, and parking lot cleaning and maintenance.

  We believe that our Building One Service Solutions Group is the largest provider of janitorial and maintenance management services to the retail sector in the United States based on revenues. Our eight companies offer these services in 48 states. The pro forma revenues of these companies in 1998 were $195 million. The presidents of these eight companies have an average of 17 years of experience in janitorial maintenance and management services.

  We believe there is significant growth potential for our Building One Service Solutions Group as a result of the trend toward outsourcing non-core business functions. We offer programs and systems that free the customer to focus on its core business activity while the support services are managed in an efficient, cost-effective manner. We believe that our management expertise, our menu of services and new technologies will contribute to growth in this group.

  To provide seamless integrated services to our broad customer base, our Building One Service Solutions Group selects, manages and integrates services provided by our local companies and third parties to our customers. We often administer the back office functions for the third party and ensure the quality of the service performed. We also relieve our customers from the burden of finding and supervising the contractor or in-house labor to provide service.

  We intend to increase our market presence by increasing the number of national customers we service, first in the retail market and then in other markets. Through strategic partnerships and subcontracting relationships, we will add depth to our broad geographic coverage. We also may add new services to our menu of janitorial and maintenance management services.

  The following chart identifies the companies we have acquired since our formation:

                           Service                                                  Year
          Name             Segment   Date Acquired       Geographic Coverage       Founded
------------------------  ---------- ------------- ------------------------------- -------
Service Management,
 USA. ..................  Janitorial   02/04/98    National                         1994
Garfield Electric
 Company................  Electrical   03/11/98    Ohio, Indiana, Kentucky          1972
Indecon, Inc. ..........  Electrical   03/11/98    Ohio, Indiana, Kentucky          1989
Riviera Electric
Construction Company,
Inc. ...................  Electrical   03/11/98    Colorado                         1982
SKC Electric Inc. ......  Electrical   03/11/98    Kansas & Missouri                1980
Town & Country Electric
 Inc....................  Electrical   03/11/98    Midwest Region                   1972
Tri-City Electrical
 Contractors, Inc. .....  Electrical   03/11/98    Florida                          1958
Wilson Electric Company,
 Inc. ..................  Electrical   03/11/98    Arizona                          1988
Walker Engineering,
 Inc. ..................  Electrical   03/25/98    Texas                            1981
Crest International,
 LLC ...................  Janitorial   04/01/98    Wisconsin                        1995
United Service
 Solutions, Inc. .......  Janitorial   04/27/98    National                         1997
Taylor Electric, Inc. ..  Electrical   05/22/98    Utah & Nevada                    1978
G.S. Group, Inc. .......  Mechanical   05/22/98    National                         1986
Perimeter Maintenance
 Corporation............  Janitorial   05/31/98    Southeast Region                 1985
Spann Building
 Maintenance Company....  Janitorial   05/31/98    Midwest Region                   1959
                                                   Colorado, Oregon,
National Network          Electrical   06/15/98    California, South Dakota         1990
 Services, Inc. ........
Riviera Electric of
 California, Inc. ......  Electrical   06/17/98    California                       1995
Regency Electric          Electrical   06/24/98    Southeast & Eastern Regions      1979
Company, Inc. ..........
The Lewis Companies.....  Electrical   06/29/98    Southwest Region                 1979
Chambers Electronic
 Communications, LLC ...  Electrical   07/01/98    Arizona                          1969
McIntosh Mechanical,
 Inc. ..................  Mechanical   08/03/98    South Carolina & Georgia         1982
Ivey Mechanical, Inc. ..  Mechanical   09/02/98    South & Southeast Regions        1947
Tri-M Corporation &
 Affiliates.............  Electrical   09/03/98    Northeast Region                 1964
Robinson Mechanical,
 Inc. ..................  Mechanical   09/14/98    Colorado                         1978
Watson Electrical
 Construction Co. and
 Welcon Management
 Company................  Electrical   11/02/98    North Carolina & Virginia        1935
Boxberger, Inc. ........  Janitorial   11/06/98    Southeast Region                 1989
Flor-Shin, Inc. ........  Janitorial   11/06/98    Southeast Region                 1982
R.J. Miguel Services,
 Inc. ..................  Janitorial   12/04/98    New England (except for Maine)   1986
Gamewell Mechanical,
 LP.....................  Mechanical   12/14/98    North, South Carolina, Virginia  1966
Potter Electric
 Company................  Electrical   01/01/99    Nevada                           1969
Beltline................  Mechanical   02/09/99    Texas                            1987
Sanders Bros., Inc. ....  Mechanical   03/24/99    Southeast                        1955
DFW Mechanical Services,  Mechanical   03/26/99    Texas                            1981
Inc. ...................
American Air Company,
 Inc. ..................  Mechanical   03/26/99    California                       1973
Advent Electric Company,
 Inc. ..................  Electrical   03/29/99    Tennessee                        1978
Omni Mechanical
 Services...............  Mechanical   03/30/99    Oklahoma                         1986
Hunt Electric, Inc......  Electrical   03/31/99    Utah                             1986

                             Competitive Strengths

  We believe several factors give us a competitive advantage in the facilities services industry, including our:

  Leading Market Position. With 1998 pro forma revenues of approximately $1.5 billion, we are a leading provider of integrated facilities services in the United States. We believe that we are the number one or two provider of facilities services in each of the top 15 cities in which we operate. Our size gives us the critical mass necessary to compete for larger contracts and to exercise significant purchasing power. The average revenues of our acquired companies are approximately $41 million, which we believe to be the highest among our competitors. With this size comes enhanced infrastructure, more experienced management teams, better management information systems and improved brand recognition.

  Premier Operating Capabilities. We believe our operating capabilities are among the best in the industry. Our superior technical and engineering expertise, optimal materials management practices and higher human resource utilization provide us significant competitive advantages. For example, our technical and engineering expertise allows us to participate in "design-build" projects where we work with the client to develop optimal specifications and configurations of systems and then perform the installation, which frequently leads to recurring maintenance work. As part of an installation, we typically prefabricate significant portions of the project at an alternative site and drop ship materials in specific sequences, thereby optimizing materials management and minimizing the amount of time specialized employees spend on the job site.

  Diversified Business Mix. We believe that our diversified customer base, broad geographic presence and comprehensive service offerings provide a high degree of stability to our revenues and cash flow and will enable us to grow quickly and better meet our customers' needs. Such diversification reduces our vulnerability to financial weakness of particular customers, industries or geographic regions. Furthermore, on a pro forma basis for 1998, approximately 43% of our revenue came from higher-margin maintenance and repair business, which is generally recurring in nature.

  National Scale and Service Capability. We have become a leading national single-source provider of facilities services through our acquisition of 37 businesses with 128 locations that provide services in 48 states. This network enables us to effectively service national and regional customers who are increasingly purchasing facilities services on a consolidated basis. Some of our larger customers include Dow Chemical, Wal-Mart, Kmart, MarMaxx, State Farm Insurance and Federal Express.

  Superior Employee Training. We believe that our commitment to the recruitment, training and retention of a highly skilled workforce results in higher quality service for our customers and increased productivity and profitability for our company.

  Focused Acquisition Strategy. We have developed significant expertise in identifying and effecting acquisitions within the facilities services industry. We will continue to selectively pursue well-managed, profitable businesses with established market positions, which will allow us to expand our service offerings in existing markets or penetrate new attractive high-growth markets.

  Experienced Management Team. The presidents of our operating companies average over 25 years experience in the facilities services industry. In addition, we have developed an experienced group of operating managers who have established strong reputations in their local markets. In addition, subject to stockholder approval, we intend to adopt both a new equity-based incentive plan, which will authorize the company to grant equity-based awards of 1.5 million shares of our common stock to senior members of management, as well as a stock performance incentive plan, which will authorize the company to grant to selected members of senior management of our company and our operating companies awards covering up to a maximum of 1.5 million shares of our common stock depending upon the level of the company's market price.

                              Business Strategies

  Our objective is to become the premier, national single-source provider of facilities services in the United States. We expect to achieve our objective by improving operations and expanding our business through internal growth and selective acquisitions.

 Operating Strategy

  . Implement "Best of Class" Practices. We believe that opportunities exist to achieve operating efficiencies and cost savings through the adoption of a "best of class" operating program. We will continue to implement on a company-wide basis the best business practices used by our operating companies in areas such as installation and service methods, project cost estimation, manpower utilization, recruiting and training programs, safety and risk management programs, marketing strategies and sales techniques and sales training materials.

  . Develop Brand Recognition. We intend to create a brand name for Building One that suggests superior quality, consistency and reliability. We believe that developing brand recognition will enhance our ability to secure regional and national contracts.

  . Leverage Purchasing Power. We have begun, and will continue, to use our growing purchasing power to obtain favorable prices and discounts on products and services such as insurance, employee benefits, bonding, service vehicles, commodity materials, legal support, real estate services and banking and financial services.

 Growth Strategy

  . Exploit Industry Trends. We intend to further broaden the services we currently offer by acquiring businesses that provide specialized services that we want to offer to our customers. This will allow us to become a single-source provider for all of our customers' mechanical, electrical and janitorial needs. We believe that becoming a single-source provider will allow us to take advantage of the recent industry trends of vendor consolidation and increased outsourcing of facilities services.

  . Leverage Customer Relationships. We intend to use our strong customer relationships to expand the services we provide to those customers. Our operating companies that provide mechanical and electrical services generally provide services to the same markets and customers. Therefore, we believe that significant opportunities exist to cross-sell our mechanical and electrical services to existing customers. In addition, relationships with our janitorial customers have enabled us to cross-sell our mechanical and electrical services.

  . Enter New Geographic Markets. We intend to selectively pursue acquisitions in geographic areas where we do not currently operate in order to further enhance our ability to service our clients on a nationwide basis.

  . Expand Within Existing Markets. We intend to selectively pursue additional acquisitions in areas where we already operate to expand market penetration and the range of services offered. For example, we have fewer mechanical than electrical businesses and intend to acquire businesses that provide mechanical services in areas where we already provide electrical services to further enhance our cross-selling opportunities.

Customers

  We have a diverse customer base, with no single customer accounting for more than 3% of our pro forma revenues for 1998. We provide superior customer service and maintain strict quality controls across geographic areas. The consistency of our service offerings across geographic areas and product lines helps to build long-term client relationships and provides opportunities to cross-sell services. Some of our larger customers include Dow Chemical, Wal-Mart, Kmart, MarMaxx, State Farm Insurance and Federal Express. We intend to continue to build and maintain relationships with our customers by providing consistent, high-quality service.

Competition

  The facilities services industry is highly competitive. There are large national and multi-national organizations providing a wide variety of facilities services to their customers. Large competitors offering multiple services may be willing to accept lower profit margins in order to capture market share.

  We also compete with numerous smaller service providers, many of whom may provide fewer services in limited geographic areas. These providers may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead costs, enabling them to provide their services at lower rates than we can. As a result of this competition, we may lose customers or have difficulty acquiring new customers. Barriers to entry to the markets for certain facilities services, such as janitorial services, are low. As a result, new competitors, including property management companies, are beginning to enter the facilities services business. The existing and new sources of competition place pressures on the pricing of facilities services, which may cause our revenues or margins to decline.

  As the industry undergoes continuing consolidation, we expect to face significant competition in seeking to buy other facilities services businesses. Therefore, we may have to pay higher prices for those businesses we acquire in the future.

Backlog

  As of March 31, 1999 we had backlog of orders believed to be firm of $772.3 million.

Employees

  As of March 26, 1999, we employed more than 15,000 people. Fewer than 10% of our employees are members of labor unions. We have satisfactory employee relationships.

Properties

  As of March 26, 1999, we operated 129 facilities, including corporate facilities, in various states. Of these facilities, 117 are leased and 12 are owned. The facilities are used for warehouse and office purposes, or a combination of these functions. We are expanding our facilities at four of our local companies as a result of the expansion of these companies in recent years. At this time, we believe that our facilities are suitable for our purposes, and that they have adequate capacity for our present and anticipated needs.

Legal Proceedings

  We are party to litigation that arises from the normal course of business. Management believes that none of these actions will have a material adverse effect on our financial condition, results of operations or cash flows.

                                  MANAGEMENT

Executive Officers and Directors

  The following table lists the individuals who currently are the directors and executive officers of our company. Under the financing agreement with Boss Investment, Messrs. Africk, Gross and Newmark were appointed to the Board of Directors on April 30, 1999. Effective April 30, 1999 David Ledecky and Thomas Heule resigned from the Board of Directors.

          Name           Age                             Position
------------------------ --- -----------------------------------------------------------------

Jonathan J. Ledecky.....  41 Chairman of the Board
Joseph M. Ivey..........  40 President and Chief Executive Officer; Director
F. Traynor Beck.........  43 Executive Vice President, General Counsel and Secretary
Timothy C. Clayton......  44 Executive Vice President, Chief Financial Officer and Treasurer
William P. Love, Jr. ...  39 President--Building One Electrical and Mechanical Group; Director
Michael Sullivan........  51 Chairman--Building One Service Solutions Group
Andrew Africk...........  32 Director
Mary K. Bush............  49 Director
Vincent W. Eades........  38 Director
Michael Gross...........  37 Director
Brooks Newmark..........  41 Director
W. Russell Ramsey.......  38 Director
M. Jude Reyes...........  42 Director


-------------------------

  Jonathan J. Ledecky founded our company in February 1997 and serves as our Chairman of the Board. He served as our Chief Executive Officer from November 25, 1997 through February 25, 1999. In October 1994, he founded U.S. Office Products Company, a company that provides office products, office furniture and office coffee and beverage services, and served as its Chairman of the Board until June 10, 1998 and its Chief Executive Officer until November 5, 1997. Jonathan J. Ledecky currently serves as a director of USA Floral Products, Inc., UniCapital Corporation, Aztec Technology Partners, Inc., School Specialty, Inc., Workflow Management, Inc., the Ledecky Foundation, Navigant International, Inc. and MicroStrategy Incorporated. He is also the general partner of Ironbound Partners, LLC, a private investment management firm, and a director of the United States Chamber of Commerce. He is a graduate of Harvard College and Harvard Business School.

  Joseph M. Ivey has served as our President and Chief Executive Officer since February 25, 1999 and has been a director of our company since October 8, 1998. From September 2, 1998 to February 25, 1999, Mr. Ivey served as the President of the Building One Mechanical Group. Mr. Ivey has also served, since October 1990, as the Chairman and Chief Executive Officer of Ivey Mechanical Company, Inc., a mechanical services company that we acquired on September 2, 1998. Mr. Ivey also serves as a director of 1st M&F Corp. Mr. Ivey is a graduate of, and serves as a trustee of, Freed-Hardeman University.

  F. Traynor Beck has served as Executive Vice President, General Counsel and Secretary of our company since November 25, 1997. Between January 1988 and November 25, 1997, Mr. Beck was associated with the law firm of Morgan, Lewis and Bockius LLP, most recently as a partner since October 1994. Mr. Beck's practice was focused on mergers, acquisitions and general corporate matters, including consolidation transactions. Mr. Beck is a graduate of the University of Pennsylvania, Oxford University and Stanford Law School.

  Timothy C. Clayton has served as Executive Vice President, Chief Financial Officer and Treasurer of our company since November 25, 1997. Between August 1976 and October 1997, Mr. Clayton was associated with Price Waterhouse LLP (now PricewaterhouseCoopers LLP), most recently as a partner since July 1988. In his capacity as a partner, Mr. Clayton focused his practice on, among others, distribution, technology, financial services, business services and manufacturing industries and was responsible for providing audit and business advisory services to clients active in consolidating a variety of industries. Mr. Clayton is a graduate of Michigan State University.

  William P. Love, Jr. currently serves as the President of the Building One Electrical and Mechanical Group and has been a director of our company since March 11, 1998. From September 1980 to March 11, 1998, Mr. Love served as the President and Chief Executive Officer of SKC Electric, Inc., an electrical installation and maintenance services company that Mr. Love founded and that has been a wholly owned subsidiary of our company since we acquired it on March 11, 1998. Mr. Love is the director designee of the initial companies in the electrical group pursuant to the agreements between our company and each company within the founding group.

  Michael Sullivan has served as the Chairman of the Building One Service Solutions Group since November 1998. From 1980 to 1998, Mr. Sullivan served as President and Chief Executive Officer of Sullivan Service Company, a contract management firm that Mr. Sullivan founded and that has been a wholly owned subsidiary of our company since we acquired it on April 27, 1998 from United Service Solutions. In 1980, Mr. Sullivan founded SPC Contract Management, which specializes in outsourcing cleaning services for the specialty retailer, and was acquired by our company on April 27, 1998 from United Service Solutions. From 1975 to 1980 he served as the President of Coastal Building Maintenance, a contract cleaning company.

  Andrew Africk has served as a director of the company since April 30, 1999. Mr. Africk has been a principal of Apollo Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and of Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments) for more than five years. Mr. Africk is also a director of Continental Graphics Holdings, Inc. Mr. Africk is a director designee of Boss Investment LLC pursuant to an agreement between our company and Boss Investment.

  Mary K. Bush has been a director of our company since September 15, 1998. Ms. Bush has served as the President of Bush & Company, an international financial consulting firm, since 1991. Prior to founding Bush & Company, she served from 1989 to 1991 as Managing Director of the U.S. Federal Housing Finance Board. Prior to that, she was Vice President--International Finance at the Federal National Mortgage Association (Fannie Mae). From 1984 to 1988, she served as U.S. Alternate Executive Director of the International Monetary Fund. Ms. Bush serves on a number of boards of directors and advisory boards, including Texaco, Inc., Mortgage Guaranty Insurance Corporation, a number of Pioneer mutual funds, Novecon Management Company, Washington Mutual Investors Fund, March of Dimes, Hoover Institution, Wilberforce University, the Folger Shakespeare Library, Project 2000, Inc. and the Bretton Woods Committee.

  Vincent W. Eades has been a director of our company since November 25, 1997. Since May 20, 1998, Mr. Eades has served as the Chairman and Chief Executive Officer of Powerride Motorsports, Inc., a company seeking to consolidate the motorcycle and leisure sports dealership industry. Between May 1995 and May 20, 1998, he served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a General Manager. Additionally, he serves as a director of USA Floral Products, Inc and UniCapital Corporation.

  Michael Gross has served as a director of the company since April 30, 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. and of Lion Advisors, L.P. Mr. Gross is also a director of Alliance Imaging, Inc., Allied Waste Industries, Inc., Breuners Home Furnishings, Inc., Converse, Inc., Florsheim Group, Inc., United Rentals, Inc., Saks Incorporated and SMT Health Services Inc. Mr. Gross is a director designee of Boss Investment LLC pursuant to an agreement between our company and Boss Investment.

  Brooks Newmark has served as a director of the company since April 30, 1999. Mr. Newmark is a principal of Apollo Advisors, L.P. Mr. Newmark has been associated with Apollo for more than five years and is Vice President of Apollo Management (U.K.) L.L.C. Mr. Newmark is a director designee of Boss Investment LLC pursuant to an agreement between our company and Boss Investment.

  W. Russell Ramsey has been a director of our company since November 25, 1997. Mr. Ramsey is President, co-founder and a director of Friedman, Billings, Ramsey Group, Inc., a holding company engaged in brokerage, investment banking, corporate finance and asset management activities in the Washington, DC area. He has served as President of Friedman, Billings, Ramsey Group, Inc. and its predecessors since co-founding the company in 1989. Mr. Ramsey holds a B.A. from the George Washington University and is a director designee of Friedman, Billings, Ramsey & Co., Inc., a wholly owned indirect subsidiary of Friedman, Billings, Ramsey Group, Inc., pursuant to an agreement with our company.

  M. Jude Reyes has been a director of our company since November 25, 1997. Mr. Reyes has served as Chairman and President of Premium Distributors of Virginia, L.L.C., a beverage distributor, since 1992. Between 1989 and 1992, he served as President and Chairman of Harbor Distributing Company in Los Angeles, California. He is also a director and investor in three other beverage distributors and two wholesale food service distributors. Mr. Reyes is a director designee of Friedman, Billings, Ramsey & Co., Inc pursuant to an agreement with us.

Committees of the Board of Directors

  Your Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

  The responsibilities of the Audit Committee include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of our books and records, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff and reviewing and approving transactions between us and our directors, officers and affiliates. Messrs. Eades, Ramsey, Reyes, Africk and Newmark currently serve as the members of the Audit Committee. The Audit Committee held two meetings (including telephonic meetings) and acted by unanimous consent on several occasions in fiscal 1998.

  The Compensation Committee reviews our compensation plans to ensure that they meet corporate objectives. The Compensation Committee's responsibilities also include administering the 1997 Long-Term Incentive Plan, the 1998 Long-Term Incentive Plan and the Section 162(m) Bonus Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Eades, Reyes, Africk and Newmark, who are independent directors, currently serve as the members of the Compensation Committee. The Compensation Committee acted one time by unanimous consent in fiscal 1998.

  The Nominating Committee recommends to the Board of Directors the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies and the directors to be selected for membership to the various Board committees. Jonathan J. Ledecky, Joseph M. Ivey, F. Traynor Beck, Mary K. Bush and M. Jude Reyes currently serve as the members of the Nominating Committee.

Director Compensation

  Directors who do not receive compensation as officers, employees or consultants of our company are entitled to receive an annual retainer fee of $25,000. In addition, pursuant to our 1997 Non-Employee Directors' Stock Plan, each director who is not an employee automatically receives an initial grant of an option to purchase 20,000 shares of our common stock on the date that person is first elected to your Board of Directors. Such directors also receive an automatic annual grant of an option to purchase 5,000 shares. The exercise price of each option is equal to the fair market value on the date of grant of one share of our common stock. In connection with the negotiation of our agreement with Boss Investment in December 1998, Messrs. Eades, Reyes and Heule, members of the special committee to the Board of Directors, received $19,500 each.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides certain summary information concerning the cash and non-cash compensation earned by or awarded to the persons who were our executive officers during 1998. Our company's predecessor was organized in February 1997, with David Ledecky as its sole employee. We employed the remaining executive officers listed in the table as of November 25, 1997.

                          Summary Compensation Table

                                                        Long-Term
                             Annual Compensation       Compensation
                         -----------------------------    Awards
                                   Annual               Securities
                                Compensation            Underlying
Name and Principal       Fiscal    Salary              Options/SARS  All Other
Position                  Year     ($)(1)      Bonus      (#)(2)    Compensation
------------------       ------ ------------  -------- ------------ ------------
Jonathan J. Ledecky.....  1998    $750,000    $ 42,500       --            --
 Chief Executive Officer
  and                     1997     125,000         --        --            --
 Chairman of the
  Board(3)

Timothy C. Clayton......  1998    $300,000     175,000       --       $110,295(4)
 Executive Vice
  President,              1997     223,000         --    500,000        25,000
 Chief Financial Officer
  and Treasurer

F. Traynor Beck.........  1998    $300,000     175,000       --          4,800(5)
 Executive Vice
  President,              1997     223,000         --    500,000           --
 General Counsel and
  Secretary

David Ledecky...........  1998    $300,000     100,000       --          4,800(5)
 Executive Vice
  President and           1997     327,994(7)      --    500,000           --
 Chief Administrative
  Officer, Director(6)

--------
(1) The 1997 figures include bonus payments of $200,000 for Timothy C. Clayton, F. Traynor Beck and David Ledecky, which were guaranteed for the first year of employment pursuant to their employment agreements, declared in December 1997 and paid in January 1998.

(2) Represents options granted in 1997 with respect to our common stock, each option to vest ratably on November 25, 1998, 1999, 2000 and 2001, unless accelerated under certain conditions. The vesting of the options was accelerated in connection with our recent tender offer. To the extent that we did not acquire 50% of the shares underlying an option in the tender offer, such option is now immediately exercisable with respect to those shares and will be exercisable with respect to up to 125,000 shares beginning on November 25, 2000 and with respect to the remaining 125,000 shares beginning on November 25, 2001.

(3) On February 25, 1999, our company appointed Joseph M. Ivey as President and Chief Executive Officer. Jonathan J. Ledecky currently serves as Chairman of the Board.

(4) Represents a $4,800 contribution to Timothy C. Clayton's 401(k) plan and $105,495, the discounted value of the benefit to Mr. Clayton of the premium paid by the company during 1998 for a split-dollar insurance policy under which the company is entitled to a refund of the premiums paid by it to the insurer at the time Mr. Clayton becomes the owner of the policy at the earlier of the end of 22 years or death.

(5) Represents our company's matching contribution to F. Traynor Beck's 401(k) plan.

(6) On April 30, 1999, David Ledecky was terminated without cause as an Executive Vice President and Chief Administrative Officer and resigned from the Board of Directors.

(7) Includes payments made to David Ledecky by our predecessor.

Employment Agreements

  Jonathan J. Ledecky. On November 25, 1997, we entered into an employment agreement with Jonathan J. Ledecky. The agreement has a one-year term which was automatically renewed for a successive one-year term pursuant to its terms and is automatically renewable for successive one-year terms unless either Jonathan J. Ledecky or our company gives notice of non-renewal at least 90 days prior to the end of the term. Non-renewal of the contract is the equivalent of termination without "cause" (as defined in the employment agreement). The agreement provides for an annual salary of $750,000 and a discretionary bonus in an amount equal to up to 100% of his base salary. If we terminate the agreement other than for "cause" (as defined in the employment agreement), Jonathan J. Ledecky is entitled to receive an amount equal to twice his base salary plus an amount equal to the bonus he received in the prior year. The agreement prohibits Jonathan J. Ledecky from competing with us during the term of his employment and for a period of one year thereafter. The agreement also provides for certain executive perquisites.

  Joseph M. Ivey. Effective February 25, 1999, we entered into an employment agreement with Joseph M. Ivey, our President and Chief Executive Officer and a company director. The agreement has a two-year term and is automatically renewable on the same terms for one-year terms thereafter, unless either we or Mr. Ivey give notice of non-renewal at least six months prior to the end of the term. According to the terms of the agreement, Mr. Ivey is obligated to devote his full business time, attention and efforts to his duties as President and Chief Executive Officer. The agreement provides for an annual salary of $400,000 and a discretionary bonus in an amount equal to up to 150% of his base salary. Pursuant to the agreement, Mr. Ivey received a grant of an option to purchase 250,000 shares of common stock. The employment agreement provides that the option vests ratably on the first, second, third and fourth anniversaries of the date of the grant, unless accelerated upon a "change in control" (as defined in the 1998 Long-Term Inventive Plan) or upon termination of Mr. Ivey without "cause" (as defined in the employment agreement). The vesting of the option was accelerated in connection with our recent tender offer. Mr. Ivey's option is now exercisable with respect to 125,000 shares and will be exercisable with respect to 62,500 shares beginning on November 25, 2000 and with respect to an additional 62,500 shares beginning on November 25, 2001. If we terminate the agreement other than for "cause," Mr. Ivey will be entitled to receive an amount equal to twice his base salary plus the amount of bonus he received in the prior year and to participate in pension, insurance and other benefit programs on terms which are identical to those of our other senior executive officers. Mr. Ivey's employment agreement prohibits him from competing with us during the term of his employment and, depending on the nature of his termination, for a period of up to two years thereafter. The agreement also provides for certain executive perquisites.

  F. Traynor Beck, Timothy C. Clayton and David Ledecky. On November 25, 1997, we entered into employment agreements with F. Traynor Beck, Timothy C. Clayton and David Ledecky, the terms of which are substantially identical. Each of the agreements has a two-year term and is automatically renewable for one-year terms thereafter, unless either the employee or we give notice of non-renewal at least six months prior to the end of the term. According to the terms of the agreements, each is obligated to devote his full business time, attention and efforts to his duties under the agreement. Each of the agreements provides for an annual salary of $300,000, a guaranteed bonus of $200,000 for the first year of the term and a discretionary bonus in an amount equal to up to 100% of his base salary for each year thereafter. On November 25, 1997, each of these executive officers received a grant of an option to purchase 500,000 shares of common stock at an exercise price equal to our initial public offering price per share ($20.00). The employment agreements provide that the options vest ratably on the first, second, third and fourth anniversaries of the date of grant, unless accelerated upon a "change in control" (as defined in the employment agreement) or upon the termination of the employee without "cause" (as defined in the employment agreement). The vesting of the options was accelerated in connection with our recent tender offer. To the extent that we do not acquire 50% of the shares underlying each such option in the tender offer, such option, except as discussed below, is now exercisable with respect to those shares and will be exercisable with respect to up to 125,000 shares beginning on November 25, 2000 and with respect to the remaining 125,000 shares beginning on November 25, 2001. If we terminate the agreement other than for "cause," the executive officer will be entitled to receive an amount equal to twice his base salary plus the amount of the bonus he received in the prior year. The agreements generally prohibit the executive officer from competing with us during the term of his employment and for a period of one year thereafter. The agreements also provide for certain executive benefits and perquisites. The salaries for Messrs. Beck and Clayton were increased to $330,000 in March 1999. We have entered into an agreement with David Ledecky relating to the termination without cause of his employment as executive vice president and chief administrative officer of the company and his resignation as a director of the company effective on April 30, 1999. We paid David Ledecky an amount in accordance with the termination without cause provisions of his employment agreement. In addition, in exchange for his waiver of certain contractual rights, his agreement to accept certain continuing obligations and the forfeiture and cancellation of all of David Ledecky's remaining options, we paid David Ledecky $306,512.50 pursuant to the terms of the termination agreement.

  William P. Love, Jr. On March 11, 1998, we entered into an employment agreement with William P. Love, Jr., who is a director of our Company and, as of February 25, 1999, became the President of the Building One Mechanical and Electrical Group. The agreement has a two-year term and may be extended according to terms upon which we and Mr. Love mutually agree. The agreement provides for an annual salary of $200,000 (which was increased to $300,000 upon Mr. Love becoming President of the Building One Mechanical and Electrical Group) and a performance-based incentive bonus. This bonus is payable in cash, stock options or other non-cash awards. The compensation committee of your Board of Directors determines the form of the bonus each year during the term of the agreement, beginning on January 1, 1999. If we terminate the agreement other than for "cause" (as defined in the employment agreement), Mr. Love will receive his base salary and group health benefits in effect at that time for either one year from the date of termination; or the remaining length of time under the term of the agreement, whichever is longer. Mr. Love's employment agreement also prohibits him from competing with us during the term of his employment and, depending on the nature of his termination of employment, for a period of up to two years from the date of termination.

Year-End Values of Options

  The following table sets forth certain information concerning the exercise and year-end values of options relating to our executive officers for 1998.

 Aggregated Option/SARs Exercised in 1998 and Option/SAR Values at end of 1998

                                                 Number of         Value of
                                                Securities        Unexercised
                                                Underlying       In-the-money
                                                Unexercised      Options/SARs
                         Shares                Options/SARs     at End of 1998
                       Acquired on   Value    at End of 1998     (Exercisable/
                        Exercise    Realized   (Exercisable/    Unexercisable)
        Name          (# of shares)  ($)(1)  Unexercisable)(#)      ($)(2)
--------------------  ------------- -------- ----------------- -----------------
Jonathan J.
 Ledecky............       --         --                  --                 --
Timothy C. Clayton..       --         --      125,000/375,000  $109,375/$328,125
F. Traynor Beck.....       --         --      125,000/375,000   109,375/ 328,125
David Ledecky.......       --         --      125,000/375,000   109,375/ 328,125

--------
(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owned.

(2) "In-the-money" options are options whose base (or exercise) price was less than the market price of our common stock at December 31, 1998. The value of such options is calculated assuming a stock price of $20 7/8, which was the closing price of our common stock on the Nasdaq Stock Market on December 31, 1998.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between us and our officers, directors and principal stockholders.

  Jonathan J. Ledecky, our Chairman and founder, is the brother of David Ledecky, our former Executive Vice President, Chief Administrative Officer and a former director.

  Joseph M. Ivey, our President and Chief Executive Officer and a director, is an officer and stockholder of two corporations which lease real property and an airplane to Ivey Mechanical Company, one of our mechanical subsidiaries. The leases provide for lease payments in the aggregate amount of $8,200 per month, or $98,400 annually. In addition, our company pays a fee based upon the use of the airplane. In 1998, our company paid $43,120 in usage fees for the airplane.

  W. Russell Ramsey, a director, is President and a principal stockholder of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey & Co., Inc., a wholly owned indirect subsidiary of Friedman, Billings, Ramsey Group, Inc., rendered investment banking services to us in connection with our initial public offering. In 1998, Friedman, Billings, Ramsey & Co., Inc. acted as a financial advisor to our company in connection with our consideration of various strategic alternatives which ultimately led to our recently completed issuer tender offer. Friedman, Billings, Ramsey & Co., Inc. has received a fee of $3.5 million in connection with our tender offer.

  On March 11, 1998, we completed the acquisition of SKC Electric, Inc. SKC Electric, Inc. leases office, warehouse and storage space from SKC Properties, L.L.C., a principal member of which is William P. Love, Jr. Mr. Love is one of the former owners of SKC, Inc., a director, and the President of the Building One Mechanical and Electrical Group. The lease provides for lease payments in the amount of $8,095 per month, or $97,140 annually.

  Effective April 30, 1999, Messrs. Africk, Gross and Newmark were appointed to the Board of Directors pursuant to the agreements that our company entered into with Boss Investment. Boss Investment received fees of $2.5 million in connection with its agreement to acquire an aggregate principal amount of $100 million of our 7 1/2% convertible subordinated debentures. In addition, Boss Investment was reimbursed for its fees and expenses incurred in connection with its transaction with our company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 14, 1999 by:

  . each person (or group of affiliated persons) we know to be the beneficial owner of more than five percent of the outstanding shares of our common stock;

  .  each director;

  .  each executive officer named in the Summary Compensation Table; and

  .  all of our current directors and executive officers as a group.

  Each of these stockholders possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                        Amount and     Percentage
                                                        Nature of      of Common
                                                        Beneficial       Stock
Name and Address of Beneficial Owner                    Ownership        Owned
------------------------------------                    ----------     ----------
Directors and Executive Officers:
Jonathan J. Ledecky.................................... 2,983,559(1)      12.6 %
David Ledecky..........................................        --           --
F. Traynor Beck........................................   166,729(2)         *
Timothy C. Clayton.....................................   252,000(3)       1.2 %
Joseph M. Ivey.........................................   675,985(4)       3.0 %
Andrew Africk..........................................        --(5)        --
Mary K. Bush...........................................        --           --
Vincent W. Eades.......................................    19,527(6)         *
Michael Gross..........................................        --(5)        --
William P. Love, Jr. ..................................   212,991(7)         *
Brooks Newmark.........................................        --(5)        --
W. Russell Ramsey...................................... 1,352,393(8)       5.9 %
M. Jude Reyes..........................................    15,738(9)         *
  All current directors and executive
   officers as a group (12 persons) ................... 5,678,922         22.4 %
Holders of 5% or more of our common stock:
Boss Investment LLC.................................... 4,444,444(10)     17.0 %

--------
 *Less than one percent

(1) This includes 1,950,000 shares underlying a warrant issued to Jonathan J. Ledecky in connection with our initial public offering. We have agreed that, at Jonathan J. Ledecky's request, we will file a registration statement under the Securities Act of 1933, as amended, for an offering of the shares underlying the warrant during a ten-year period beginning on November 25, 1997. In addition, we have agreed to give Jonathan J. Ledecky the right to request that we include the shares underlying the warrant on a registration statement filed by us during a twelve-year period beginning on November 25, 1997. Mr. Ledecky's address is: c/o Building One Services Corporation, 800 Connecticut Ave., N.W., Suite 1111 Washington, DC 20006.

(2) This figure reflects shares which may be acquired upon the exercise of options that are exercisable.

(3) This figure includes 250,000 shares which may be acquired upon the exercise of options that are exercisable.

(4) This figure includes 300,000 shares held in the Joseph M. Ivey, Jr. Annuity Trust, of which Mr. Ivey is the trustee, 125,000 shares which may be acquired upon the exercise of options that are exercisable and 173,547 shares held by Ivey National Corporation (the principal stockholder of which is Mr. Ivey's father), of which Mr. Ivey disclaims beneficial ownership beyond his pecuniary interest.

(5) Beneficial ownership is disclaimed as to the shares of common stock beneficially owned by Boss Investment. The director is a principal of Apollo Advisors, L.P., an affiliate of Boss Investment. See note (10) below.

(6) This figure represents shares which may be acquired upon the exercise of options that are exercisable.

(7) This figure includes 72,465 shares owned by Mr. Love's wife and 1,200 shares owned by trusts established for the benefit of his children. Mr. Love serves as one of four trustees of the SKC Electric, Inc. Profit Sharing Plan. The number of shares shown as beneficially owned by Mr. Love excludes shares that may be deemed to be beneficially owned by that plan.

(8) This figure includes 7,632 shares which may be acquired upon the exercise of options that are exercisable, 202,604 shares owned by FBR Asset Investment Corporation, of which Mr. Ramsey is an officer, director and indirect shareholder, and 1,130,000 shares underlying a warrant owned by Friedman, Billings, Ramsey & Co., Inc., of which Mr. Ramsey is an officer, director and shareholder. In addition, we have agreed to give Friedman, Billings, Ramsey & Co., Inc. the right to request that we include the shares underlying the warrant on a registration statement filed by us with the Securities and Exchange Commission during a twelve-year period beginning on November 25, 1997.

(9) This figure includes 7,632 shares which may be acquired upon the exercise of options that are exercisable.

(10) Boss Investment will be dissolved and will distribute the 7 1/2% convertible subordinated debentures to its members, resulting in direct beneficial ownership by Apollo Investment Fund IV, L.P. of $94.9 million of the convertible subordinated debentures, which are currently convertible into 4,218,222 shares, and Apollo Overseas Partners IV, L.P. of $5.1 million of convertible subordinated debentures, which are currently convertible into 226,222 shares. The general partner of these entities, Apollo Advisors IV, L.P., is affiliated with Apollo Management, L.P.

                         DESCRIPTION OF CAPITAL STOCK

  We currently have 250,500,000 shares of authorized capital stock. As of May 14, 1999, there were 21,693,105 shares outstanding. The following description of our capital stock is only a summary. As a summary, it is not complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, our restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of Delaware General Corporation Law.

Common Stock

  Our common stockholders of record are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting is not permitted under our restated certificate of incorporation. Our common stockholders are entitled to receive proportionately any dividends that your Board of Directors declares out of legally available funds.

  If we liquidate or dissolve our business, common stockholders will share proportionately in the assets remaining after we pay our creditors and any preferred stockholders. Common stockholders are not entitled to preemptive rights to subscribe for additional shares of capital stock and have no right to convert their shares into any other securities. In addition, no redemption or sinking fund provisions are applicable to our common stock. All of the outstanding shares of our common stock (and shares offered) are fully paid and nonassessable.

Delaware Anti-takeover Law and Certain Provisions of our Restated Certificate of Incorporation

  We are subject, as a Delaware corporation, to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years following the date of the transaction on which the person became an "interested stockholder." For purposes of Section 203, an "interested stockholder" is a person who, together with their affiliates and associates, owns 15% or more of a company's voting stock. A "business combination" includes a merger, asset sale or other such transaction that results in a financial benefit to the interested stockholder. Section 203 is subject to certain exceptions, such as transactions done with the approval of your Board of Directors and of the holders of at least a majority of the outstanding shares of voting stock that is not owned by the "interested stockholder."

  Section 203 is designed to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

  Our restated certificate of incorporation permits us to eliminate the personal liability of our directors to us or you, the stockholders, for monetary damages for a breach of the director's fiduciary duty. However, we may not eliminate a director's personal liability for the following:

  .  for breach of the director's duty of loyalty;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  .  for certain unlawful dividends and stock repurchases; or

  . for any transaction from which the director derived an improper personal benefit.

The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholder derivative suits brought on our behalf) to recover monetary damages against a director for breach of fiduciary duty except as described in the four situations above. If the Delaware General Corporation Law is later amended to authorize the further elimination or limitation of the liability of a director, then the liability of our directors shall be eliminated or limited to the fullest extent of the amended Delaware law.

Convertible Subordinated Notes

  On April 30, 1999, Boss Investment acquired an aggregate principal amount of our 7 1/2% convertible subordinated debentures. The convertible subordinated debentures will mature on April 30, 2012. Interest is payable quarterly. Through the fifth anniversary of their issuance, interest is payable in additional convertible subordinated debentures or, at the option of the company, in cash, except that from and after the third anniversary through the fifth anniversary, interest will be paid in cash if requested by a majority of the holders of the convertible subordinated debentures. Thereafter, interest is payable only in cash. The payment of interest in cash may be restricted by the terms of our other financing arrangements.

  The convertible subordinated debentures are convertible at an initial conversion price of $22.50 per $1,000 principal amount. The conversion price is subject to customary antidilution adjustments and to the possible reduction of the conversion price, as discussed below. Upon conversion of the convertible subordinated debentures a holder will receive a number of shares of common stock equal to the principal amount of the convertible subordinated debentures being converted plus accrued interest thereon divided by the conversion price then in effect. If the convertible subordinated debentures are converted prior to the fifth anniversary of their issuance, the number of shares of common stock issuable on conversion will also give effect to the amount of interest that would have been paid on the convertible subordinated debentures through the fifth anniversary subject to a maximum of 30 months of additional interest unless such conversion is in connection with a change of control of the company.

  Subject to obtaining stockholder approval of an amendment to our restated certificate of incorporation, holders of the convertible subordinated debentures will be entitled to elect as a class three directors to our Board of Directors (or if the Board has more than ten directors, no less than 30% of the Board) and otherwise to vote on an as converted basis with the common stock on all matters submitted to the holders of common stock. We have agreed to seek stockholder approval of the amendment to our restated certificate of incorporation by July 25, 1999.

  If stockholder approval of the amendment is not obtained by July 25, 1999, the interest rate on the convertible subordinated debentures will increase to 12 1/2% per annum until such approval is obtained. In addition, if approval is not obtained by October 24, 1999, the conversion price will be permanently reduced by $1.00 and will be further permanently reduced by $1.00 every 90 days thereafter if stockholder approval of the amendment is not obtained during such 90 day period, subject to a maximum reduction of the conversion price of $4.00.

  In in the event of (i) a payment default, or any other default giving rise to a right to accelerate, under any indebtedness of the company and (ii) any material, intentional breach by the company of the agreements relating to the investment by Boss Investment, holders of the convertible subordinated debentures will be entitled to elect a majority of the Board of Directors until such time as such event ceases to exist. However, the holders' ability to exercise this right will be subject to certain notice and cure periods.

  We are required to nominate for election to the Board of Directors at our 1999 annual meeting (and if the amendment to the restated certificate of incorporation is not so adopted, at each annual meeting thereafter) three persons designated by Boss Investment.

  So long as Boss Investment owns 50% of the outstanding convertible subordinated debentures, certain significant corporate actions will require the prior consent of Boss Investment. The significant corporate actions requiring such consent are:

  . mergers of the company, unless in connection with a "permitted acquisition;"

  . a recapitalization, liquidation or reorganization of the company's business or a material change in the company's business;

  . acquisitions or dispositions having an aggregate value in excess of $100 million;

  .  dividends;

  . acquisitions of capital stock or indebtedness junior to the convertible subordinated debentures;

  . the hiring, firing or amendment of the employment terms of our Chief Executive Officer;

  . any increase in the size of the Board of Directors above ten directors unless designees of Boss Investment continue to comprise at least 30% of the Board;

  .  transactions with affiliates not in the ordinary course of business; and

  . any agreement that would restrict our ability to honor the rights of the holders of the convertible subordinated debentures.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

  We will offer and issue our common stock from time to time in connection with our acquisition of other businesses, assets or securities. We expect that the terms of the acquisitions involving the issuances of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities that we will acquire. We will not pay underwriting discounts or commission, although we may pay a finder's fee from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                            RESTRICTIONS ON RESALE

  Affiliates of entities that we acquire who do not become affiliates of our company may not resell common stock registered under the registration statement to which this prospectus relates except:

  . pursuant to an effective registration statement under the Securities Act covering such shares; or

  . in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

Generally, Rule 145 permits such affiliates to sell such shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements in Rule 144 under the Securities Act. Under Rule 144, sales by such affiliates during any three-month period cannot exceed the greater of:

  .  1% of the shares of our common stock outstanding; or

  . the average weekly reported volume of trading of such shares of common stock on all national securities exchanges during the four calendar weeks preceding the proposed sale.

  These restrictions will cease to apply under most other circumstances if the affiliate has held the common stock for at least one year, provided that the person or entity is not then an affiliate of our company. Individuals who are not affiliates of the entity being acquired and do not become affiliates of our company will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell common stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of the common stock under Rule 145 will be subject to our having satisfied our Exchange Act reporting requirements for specified periods prior to the time of sale.

                                 LEGAL MATTERS

  Morgan, Lewis & Bockius LLP, Washington, DC has passed upon the validity of our shares of common stock offered hereby.

                                    EXPERTS

  The historical financial statements included in this prospectus, except as they relate to the unaudited interim periods, have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

BUILDING ONE SERVICES CORPORATION UNAUDITED PRO FORMA COMBINED
 FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial
   Statements.....................................................  F-1
  Unaudited Pro Forma Combined Balance Sheet......................  F-2
  Unaudited Pro Forma Combined Statement of Operations............  F-3
  Notes to Unaudited Pro Forma Combined Financial Statements......  F-4
BUILDING ONE SERVICES CORPORATION
  Reports of Independent Accountants..............................  F-7
  Consolidated Balance Sheet ..................................... F-10
  Consolidated Statement of Operations............................ F-11
  Consolidated Statement of Stockholders' Equity.................. F-12
  Consolidated Statement of Cash Flows............................ F-13
  Notes to Consolidated Financial Statements...................... F-15
SERVICE MANAGEMENT USA, INC.
  Report of Independent Accountants............................... F-30
  Combined Balance Sheet.......................................... F-31
  Combined Statement of Operations................................ F-32
  Combined Statement of Stockholder's Equity...................... F-33
  Combined Statement of Cash Flows................................ F-34
  Notes to Combined Financial Statements.......................... F-35
TRI-CITY ELECTRICAL CONTRACTORS, INC.
  Independent Auditors' Report.................................... F-40
  Consolidated Balance Sheets..................................... F-41
  Consolidated Statements of Operations........................... F-42
  Consolidated Statements of Stockholders' Equity................. F-43
  Consolidated Statements of Cash Flows........................... F-44
  Notes to Consolidated Financial Statements...................... F-46
WILSON ELECTRIC COMPANY, INC.
  Report of Independent Accountants............................... F-54
  Balance Sheet................................................... F-55
  Statements of Income and Retained Earnings...................... F-56
  Statements of Cash Flows........................................ F-57
  Notes to Financial Statements................................... F-58
SKC ELECTRIC, INC. AND AFFILIATE
  Report of Independent Accountants............................... F-63
  Combined Balance Sheet.......................................... F-64
  Statement of Income............................................. F-65
  Statement of Cash Flows......................................... F-66
  Notes to Financial Statements................................... F-68
RIVERA ELECTRIC CONSTRUCTION CO.
  Independent Accountants' Report................................. F-75

  Balance Sheets...............................................  F-76
  Statements of Income.........................................  F-77
  Statements of Changes in Stockholders' Equity................  F-78
  Statements of Cash Flows.....................................  F-79
  Notes to Financial Statements................................  F-80
TOWN & COUNTRY ELECTRIC INC.
  Report of Independent Certified Public Accountants...........  F-85
  Balance Sheets...............................................  F-86
  Statements of Earnings.......................................  F-88
  Statement of Stockholders' Equity............................  F-89
  Statements of Cash Flows.....................................  F-90
  Notes to Financial Statements................................  F-91
GARFIELD ELECTRIC COMPANY
  Report of Independent Certified Public Accountants...........  F-96
  Balance Sheet................................................  F-97
  Statements of Earnings.......................................  F-98
  Statements of Stockholders' Equity...........................  F-99
  Statements of Cash Flows..................................... F-100
  Notes to Financial Statements................................ F-101
INDECON, INC.
  Report of Independent Certified Public Accountants........... F-106
  Balance Sheet................................................ F-107
  Statements of Earnings....................................... F-108
  Statements of Stockholders' Equity........................... F-109
  Statements of Cash Flows..................................... F-110
  Notes to Financial Statements................................ F-111
TAYLOR ELECTRIC, INC.
  Report of Independent Certified Public Accountants........... F-116
  Balance Sheet................................................ F-117
  Statement of Earnings and Retained Earnings.................. F-118
  Statement of Cash Flows...................................... F-119
  Notes to Financial Statements................................ F-120
REGENCY ELECTRIC COMPANY, INC.
  Independent Auditor's Report................................. F-123
  Consolidated Balance Sheets.................................. F-124
  Consolidated Statements of Income............................ F-125
  Consolidated Statements of Changes in Stockholder's Equity... F-126
  Consolidated Statements of Cash Flows........................ F-127
  Notes to Consolidated Financial Statements................... F-128

                       BUILDING ONE SERVICES CORPORATION

                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS
            (dollars in thousands, except share data and per share)

  The financial statements of Building One Services Corporation (the "Company") included in the following unaudited pro forma combined financial statements represent the consolidated financial statements of the Company, which are included elsewhere in this Prospectus. The unaudited pro forma financial statements give effect to the following: (i) the purchase of 25,500,000 shares of common stock (24,618,856 shares at a price of $22.50 per share and 881,144 shares at a price of $22.50 per share less the exercise price for outstanding employee stock options) (the "Share Repurchase"), (ii) the offering of $200,000 of senior subordinated notes, $100,000 of convertible subordinated debentures and borrowings of $125,000 under a new credit facility (the "New Borrowings") necessary to finance the Share Repurchase and (iii) seven acquisitions completed subsequent to December 31, 1998 through March 29, 1999 (the "1999 Acquisitions").

  The following unaudited pro forma combined balance sheet of the Company gives effect to the Share Repurchase and the New Borrowings as if they had been consummated as of March 31, 1999.

  The unaudited pro forma combined statements of operations give effect to (i) the Share Repurchase, (ii) the New Borrowings (iii) the 26 acquisitions completed during the year ended December 31, 1998 which were accounted for under the purchase method of accounting ("1998 Acquisitions") and (iv) the 1999 Acquisitions as if they had been consummated on January 1, 1998.

  The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data does not purport to represent what the Company's consolidated financial position and results of operations would actually have been if such transactions in fact had occurred on the assumed dates and are not necessarily representative of our Company's consolidated financial position or results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                   Unaudited Pro Forma Combined Balance Sheet

                                 March 31, 1999
                             (dollars in thousands)

                                        Building One
                                          Services    Tender        Pro Forma
                                        Corporation    Offer         Combined
                                        ------------ ---------      ----------
                ASSETS                                  (A)
Current assets:
 Cash and cash equivalents.............  $  174,273  $(563,127)(i)  $    9,638
                                                       398,492 (ii)
 Accounts receivable, net..............     276,981                    276,981
 Cost and estimated earnings in excess
  of billings on uncompleted
  contracts............................      39,931                     39,931
 Prepaid expenses and other current
  assets...............................      19,252                     19,252
                                         ----------  ---------      ----------
   Total current assets................     510,437   (164,635)        345,802
Property and equipment, net............      47,541                     47,541
Intangible assets, net.................     596,460                    596,460
Other assets...........................       7,682     22,000 (ii)     29,682
                                         ----------  ---------      ----------
   Total assets........................  $1,162,120  $(142,635)     $1,019,485
                                         ==========  =========      ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt.......................  $    5,068  $              $    5,068
 Accounts payable......................      81,882                     81,882
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts............................      66,672                     66,672
 Income taxes payable..................      11,875     (2,481)(i)       9,394
 Accrued compensation..................      32,338                     32,338
 Accrued liabilities...................      60,633                     60,633
                                         ----------  ---------      ----------
   Total current liabilities...........     258,468     (2,481)        255,987
Long-term debt, net of discount........       4,783    420,492 (ii)    425,275
Other liabilities......................       4,531                      4,531
                                         ----------  ---------      ----------
   Total liabilities...................     267,782    418,011         685,793
Stockholders' equity:
 Common stock..........................          46        (24)(i)          22
 Additional paid-in capital............     874,299   (600,804)(i)     273,495
 Treasury stock........................     (41,832)    41,832 (i)
 Retained earnings.....................      61,988     (1,650)(i)      60,338
 Accumulated other comprehensive
  income (loss)........................        (163)                      (163)
                                         ----------  ---------      ----------
   Total stockholders' equity .........     894,338   (560,646)        333,692
                                         ----------  ---------      ----------
   Total liabilities and stockholders'
    equity.............................  $1,162,120  $(142,635)     $1,019,485
                                         ==========  =========      ==========

              Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 1998
            (dollars in thousands, except share and per share data)

                          Building
                             One
                          Services      1998         1999      Pro Forma     Pro Forma
                         Corporation  Purchases  Acquisitions Adjustments     Combined
                         -----------  ---------  ------------ -----------    ----------
Revenues................ $  809,601   $502,663     $155,072    $             $1,467,336
Cost of revenues........    636,225    411,042      127,080                   1,174,347
                         ----------   --------     --------    --------      ----------
 Gross profit...........    173,376     91,621       27,992                     292,989
Selling, general and
 administrative
 expenses...............     99,771     71,905       20,546     (23,357)(A)     168,865
Goodwill amortization...      7,653        237                    5,535 (B)      13,425
Non-recurring pooling
 costs..................        768                                (768)(C)
                         ----------   --------     --------    --------      ----------
 Operating income.......     65,184     19,479        7,446      18,590         110,699
Other (income) expense:
 Interest expense.......      1,054      1,835          441      40,562 (D)      43,892
 Interest income........    (19,373)    (1,852)         (78)     21,303 (E)
 Other, net.............        (80)    (1,455)        (150)     (1,950)(F)      (3,635)
                         ----------   --------     --------    --------      ----------
Income before provision
 for income taxes.......     83,583     20,951        7,233     (41,325)         70,442
Provision for income
 taxes..................     36,120      6,550          793     (10,306)(G)      33,157
                         ----------   --------     --------    --------      ----------
Net income.............. $   47,463   $ 14,401     $  6,440    $(31,019)     $   37,285
                         ==========   ========     ========    ========      ==========
Net income per share--
 Basic.................. $     1.19                                          $     1.73
                         ==========                                          ==========
Net income per share--
 Diluted................ $     1.16                                          $     1.58
                         ==========                                          ==========
Weighted average shares
 outstanding--Basic..... 39,908,364                                          21,578,216
                         ==========                                          ==========
Weighted average shares
 outstanding--Diluted... 40,928,452                                          26,604,814
                         ==========                                          ==========

              Unaudited Pro Forma Combined Statement of Operations
                   For the Three Months Ended March 31, 1999
            (dollars in thousands, except share and per share data)

                             Building
                                One
                             Services        1999      Pro Forma    Pro Forma
                            Corporation  Acquisitions Adjustments    Combined
                            -----------  ------------ -----------   ----------
Revenues..................  $  350,842     $22,416      $           $  373,258
Cost of revenues..........     280,692      18,248                     298,940
                            ----------     -------      -------     ----------
 Gross profit.............      70,150       4,168                      74,318
Selling, general and
 administrative expenses..      42,714       3,622         (634)(A)     45,702
Goodwill amortization.....       3,469                      185 (B)      3,654
                            ----------     -------      -------     ----------
 Operating income.........      23,967         546          449         24,962
Other (income) expense:
 Interest expense.........          96          14       10,719 (D)     10,829
 Interest income..........      (2,508)        (17)       2,508 (E)        (17)
 Other, net...............        (281)       (216)                       (497)
                            ----------     -------      -------     ----------
Income before provision
 for income taxes.........      26,660         765      (12,778)        14,647
Provision for income
 taxes....................      11,927         231       (4,962)(G)      7,196
                            ----------     -------      -------     ----------
Net income................  $   14,733     $   534      $(7,816)    $    7,451
                            ==========     =======      =======     ==========
Net income per share--
 Basic....................  $     0.32                              $     0.34
                            ==========                              ==========
Net income per share--
 Diluted..................  $     0.31                              $     0.31
                            ==========                              ==========
Weighted average shares
 outstanding--Basic.......  45,973,455                              21,910,397
                            ==========                              ==========
Weighted average shares
 outstanding--Diluted.....  47,740,958                              27,997,422
                            ==========                              ==========

              Unaudited Pro Forma Combined Statement of Operations
                   For the Three Months Ended March 31, 1998
            (dollars in thousands, except share and per share data)

                          Building
                             One
                          Services      1998         1999      Pro Forma      Pro Forma
                         Corporation  Purchases  Acquisitions Adjustments     Combined
                         -----------  ---------  ------------ -----------    -----------
Revenues................ $   54,610   $248,222     $33,279     $             $   336,111
Cost of revenues........     44,233    204,421      26,861                       275,515
                         ----------   --------     -------     ---------     -----------
 Gross profit...........     10,377     43,801       6,418                        60,596
Selling, general and
 administrative
 expenses...............      7,918     30,025       5,192        (3,738)(A)      39,397
Goodwill amortization...        324        172                     2,812 (B)       3,308
                         ----------   --------     -------     ---------     -----------
 Operating income.......      2,135     13,604       1,226           926          17,891
Other (income) expense:
 Interest expense.......         99      1,259         100         9,515 (D)      10,973
 Interest income........     (6,656)      (767)        (22)        7,445 (E)
 Other, net.............       (111)    (1,400)         (2)         (813)(F)      (2,326)
                         ----------   --------     -------     ---------     -----------
Income before provision
 for income taxes.......      8,803     14,512       1,150       (15,221)          9,244
Provision for income
 taxes..................      3,722      2,167         119        (1,136)(G)       4,872
                         ----------   --------     -------     ---------     -----------
Net income.............. $    5,081   $ 12,345     $ 1,031     $ (14,085)    $     4,372
                         ==========   ========     =======     =========     ===========
Net income per share--
 Basic.................. $     0.15                                          $      0.20
                         ==========                                          ===========
Net income per share--
 Diluted................ $     0.15                                          $      0.21
                         ==========                                          ===========
Weighted average shares
 outstanding--Basic..... 32,987,273                                           21,578,216
                         ==========                                          ===========
Weighted average shares
 outstanding--Diluted... 34,075,876                                           26,405,533
                         ==========                                          ===========

               Notes to Unaudited Pro Forma Financial Statements
            (dollars in thousands, except share and per share data)

Note 1--Unaudited Pro Forma Balance Sheet Adjustments

(A) (i) Adjustment to reflect the use of cash to repurchase 25,500,000 shares of common stock, consisting of 24,618,856 shares at a price of $22.50 per share and 881,144 shares at a price of $22.50 per share less the exercise price for outstanding employee stock options exercised, including applicable transaction fees of $25,000.
  As a result of our allowing for the exchange of approximately 881,144 employee stock options in the Share Repurchase, compensation expense is recorded to the extent that the option holder exercises the stock option for the net cash payments made upon exercise. We estimate that the compensation expense related to the option shares purchased in the Share Repurchase will approximate $2,751 after the exchange of the employee stock options. For purposes of the pro forma balance sheet, we have reflected the after-tax compensation expense of $1,650 ($2,751 before the benefit from income taxes) as a reduction to retained earnings. Additionally, income taxes payable has been decreased by approximately $2,482 to reflect the expected income tax benefit and additional paid-in capital has been increased by $4,132. We have not included these items as compensation expense in the unaudited pro forma statement of operations because they are of a non-recurring nature and are directly related to the Share Repurchase.

  (ii) Adjustments to reflect the offering of $200,000 senior subordinated notes (less discount of $4,508), $100,000 of convertible subordinated debentures and $125,000 of borrowings under a new credit facility, necessary to finance the Share Repurchase and the 1999 Acquisitions. Additionally, adjustment reflects approximately $22,000 of debt issue costs which will be capitalized and amortized over the life of the debt.

                            (dollars in thousands)

Note 2--Unaudited Pro Forma Statements of Operations Adjustments

(A) Adjustment to reflect the modifications in salaries, bonuses and benefits to owners of the 1998 Purchases, and the 1999 Acquisitions to which they have agreed prospectively.

(B) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the 1998 Purchases and the 1999 Acquisitions for the periods prior to the date of acquisition. The goodwill is being amortized over an estimated life of 40 years.

(C) Adjustment to reflect the reduction in one-time non-recurring acquisition costs related to pooling-of-interests business combinations. These costs consist of legal, accounting and broker fees.

(D) Adjustment to reflect the incremental increase in interest expense associated with the senior subordinated notes, including amortization of associated discount, the convertible subordinated debentures, borrowings under the new credit facility, including unused commitment fees, and interest associated with other secured debt.

(E) Adjustment to eliminate interest income relating to the cash consideration used in the acquisition of the 1998 Purchases, the 1999 Acquisitions and cash used in the Share Repurchase.

(F) Adjustment to reflect the elimination of minority interest associated with the acquisition of the remaining 50% interest of a currently 50%-owned business by our Company.

(G) Adjustment to reflect the incremental provision for federal and state income taxes assuming a combined federal and state statutory rate of approximately 40% and the non-deductibility of certain goodwill amortization

            (dollars in thousands, except share and per share data)

Note 3--Shares Used To Compute Earnings Per Share

Basic pro forma earnings per share is calculated based upon the shares outstanding subsequent to the repurchase of 24,618,856 shares.

Diluted earnings per share is calculated based upon the weighted average shares outstanding, the incremental shares assuming the convertible subordinated debentures convert into shares and the dilution attributable to options and warrants outstanding subsequent to the Share Repurchase.

The weighted average shares outstanding used to calculate pro forma earnings per share for the year ended December 31, 1998 are as follows:

                                            Year ended    Three months ended
                                             December
                                                31,            March 31,
                                            ----------- -----------------------
                                               1998        1998        1999
                                            ----------- ----------- -----------
Basic earnings per share:
 Net income................................ $    37,285 $     4,372 $     7,451
 Pro forma weighted average shares
  outstanding -- Basic.....................  21,578,216  21,578,216  21,910,397
                                            ----------- ----------- -----------
 Net income per share -- Basic............. $      1.73 $      0.20 $      0.34
                                            =========== =========== ===========
Diluted earnings per share:
 Net income ............................... $    37,285 $     4,372 $     7,451
 Plus: Interest expense on 7.5% convertible
  subordinated debentures and related
  amortization expense on debt issue costs
  net of applicable income taxes...........       4,788       1,197       1,197
                                            ----------- ----------- -----------
 Net income on an as if converted basis....      42,073       5,569       8,648
                                            ----------- ----------- -----------
 Pro forma weighted average shares
  outstanding -- Basic.....................  21,578,216  21,578,216  21,910,397
 Dilution attributable to options and
  warrants.................................     278,942     372,477     152,158
 Dilution attributable to contigently
  issuable shares..........................     303,212      10,396   1,490,423
 Convertible subordinated debentures, on an
  as if converted basis....................   4,444,444   4,444,444   4,444,444
                                            ----------- ----------- -----------
 Pro forma weighted average shares
  outstanding -- Diluted...................  26,604,814  26,405,533  27,997,422
                                            ----------- ----------- -----------
Net income per share -- Diluted............ $      1.58 $      0.21 $      0.31
                                            =========== =========== ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Building One Services Corporation

  In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Building One Services Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect total assets of $4.0 million at December 31, 1997 and total revenues of $28.5 million and $11.1 million for the years ended December 31, 1997 and 1996, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 12, 1999, except for Note 3, which is as of March 23, 1999

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Perimeter Maintenance Corporation
Atlanta, Georgia

  We have audited the balance sheet of Perimeter Maintenance Corporation (an S Corporation) as of December 31, 1997 (not presented separately herein), and the related statements of operations, retained earnings, and cash flows for the year ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perimeter Maintenance Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Frazier & Deeter, LLC
                                          ---------------------------
                                          Frazier & Deeter, LLC

Atlanta, Georgia
February 19, 1998

                         INDEPENDENT AUDITOR'S REPORT

To the Members
Crest International, LLC
Green Bay, Wisconsin

  We have audited the balance sheet of Crest International, LLC (a Wisconsin limited liability company) as of December 31, 1997 (not presented separately herein), and the related statements of income, accumulated deficit and cash flows for the years ended December 31, 1997 and 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crest International, LLC as of December 31, 1997, and the results of its operations and cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                     /s/ Shinners, Hucovski & Company, S.C.
                                     ----------------------------------------
                                     Shinners, Hucovski & Company, S.C.

Green Bay, Wisconsin
February 17, 1998

                       BUILDING ONE SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                 December 31,       March 31,
                                              -------------------- -----------
                                                 1998       1997      1999
                                              ----------  -------- -----------
                   ASSETS                                          (unaudited)
Current assets:
 Cash and cash equivalents................... $  213,096  $528,972 $   174,273
 Marketable securities.......................      2,697       --
 Accounts receivable, less allowance for
  doubtful accounts of $1,991, $104 and
  $2,079 (unaudited), respectively...........    246,623     5,193     276,981
 Costs and estimated earnings in excess of
  billings on uncompleted contracts..........     25,441       --       39,931
 Prepaid expenses and other current assets...     14,411     2,065      19,252
                                              ----------  -------- -----------
  Total current assets.......................    502,268   536,230     510,437
Property and equipment, net..................     38,967     2,593      47,541
Intangible assets, net.......................    496,381       152     596,460
Other assets.................................      6,306       184       7,682
                                              ----------  -------- -----------
  Total assets............................... $1,043,922  $539,159 $ 1,162,120
                                              ==========  ======== ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt............................. $    2,167  $  1,553 $     5,068
 Accounts payable............................     75,029     1,800      81,882
 Billings in excess of costs and estimated
  earnings on uncompleted contracts..........     58,773       --       66,672
 Accrued compensation........................     27,737     2,237      11,875
 Income taxes payable........................      6,125       298      32,338
 Accrued liabilities--other..................     25,047     2,107      60,633
                                              ----------  -------- -----------
  Total current liabilities..................    194,878     7,995     258,468
Long-term debt...............................      3,287     1,679       4,783
Other liabilities............................      8,220         5       4,531
                                              ----------  -------- -----------
  Total liabilities..........................    206,385     9,679     267,782
                                              ----------  -------- -----------
Commitments and contingencies
Stockholders' equity:
 Common Stock, $.001 par value, 250,000,000
  shares authorized, 45,258,946, 31,440,724
  and 46,307,373 (unaudited) shares
  outstanding, respectively..................         45        31          46
 Convertible Non-Voting Common Stock, $.001
  par, 500,000 shares authorized, issued and
  outstanding at December 31, 1997...........        --          1
 Additional paid-in capital..................    832,514   529,441     874,299
 Treasury stock..............................    (41,832)      --      (41,832)
 Retained earnings...........................     47,255         7      61,988
 Accumulated other comprehensive income
  (loss).....................................       (445)      --         (163)
                                              ----------  -------- -----------
  Total stockholders' equity.................    837,537   529,480     894,338
                                              ----------  -------- -----------
  Total liabilities and stockholders'
   equity.................................... $1,043,922  $539,159 $ 1,162,120
                                              ==========  ======== ===========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (Dollars in thousands, except per share data)

                                                                 For the
                          For the Years Ended December        Three Months
                                      31,                    Ended March 31,
                         -------------------------------- ----------------------
                            1998       1997       1996       1999        1998
                         ----------  ---------  --------- ----------  ----------
                                                               (unaudited)
Revenues................ $  809,601  $  70,101  $  63,202 $  350,842  $   54,610
Cost of revenues........    636,225     58,857     53,664    280,692      44,233
                         ----------  ---------  --------- ----------  ----------
  Gross profit..........    173,376     11,244      9,538     70,150      10,377
Selling, general and
 administrative
 expenses...............     99,771     11,776      8,803     42,714       7,918
Goodwill amortization...      7,653         --         --      3,469         324
Non-recurring
 acquisition costs......        768         --         --
                         ----------  ---------  --------- ----------  ----------
  Operating income
   (loss)...............     65,184       (532)       735     23,967       2,135
  Other (income)
   expense:
  Interest income.......    (19,373)    (2,056)        --     (2,508)     (6,656)
  Interest expense......      1,054        208        224         96          99
  Other, net............        (80)      (221)        83       (281)       (111)
                         ----------  ---------  --------- ----------  ----------
Income before taxes.....     83,583      1,537        428     26,660       8,803
Provision for income
 taxes..................     36,120         94         13     11,927       3,722
                         ----------  ---------  --------- ----------  ----------
Net income.............. $   47,463  $   1,443  $     415 $   14,733  $    5,081
                         ==========  =========  ========= ==========  ==========
Net income per share--
 Basic.................. $     1.19  $    0.25  $    0.32 $     0.32  $     0.15
                         ==========  =========  ========= ==========  ==========
Net income per share--
 Diluted................ $     1.16  $    0.25  $    0.30 $     0.31  $     0.15
                         ==========  =========  ========= ==========  ==========
Weighted average shares
 outstanding--Basic..... 39,908,364  5,683,464  1,290,724 45,973,455  32,987,273
                         ==========  =========  ========= ==========  ==========
Weighted average shares
 outstanding--Diluted... 40,928,452  5,865,550  1,405,840 47,740,958  34,075,876
                         ==========  =========  ========= ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                       Non-Voting Common
                      Common Stock           Stock
                   ------------------- ------------------
                                                                                          Accumulated
                                                          Additional                         Other         Total         Total
                     Shares              Shares            Paid-in-  Treasury   Retained Comprehensive Stockholders' Comprehensive
                   Outstanding  Amount Outstanding Amount  Capital     Stock    Earnings     Loss         Equity        Income
                   -----------  ------ ----------- ------ ---------- ---------  -------- ------------- ------------- -------------
Balance, December
 31, 1995........   1,238,444    $ 1                       $  1,199  $          $            $           $  1,200
Transactions of
 Pooled
 Companies:
Distributions
 paid............                                              (140)                                         (140)
Common stock
 issued..........      52,280                                   103                                           103
Net income.......                                               415                                           415       $   415
                                                                                                                        -------
Total
 comprehensive
 income..........                                                                                                       $   415
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, December
 31, 1996........   1,290,724      1                          1,577                                         1,578
Transactions of
 Pooled
 Companies:
Distributions
 paid............                                              (831)                                         (831)
Capital
 contribution....   2,300,000      2                            124                                           126
Common stock
 issued..........  27,850,000     28     500,000       1    527,135                                       527,164
Net income.......                                             1,436                   7                     1,443       $ 1,443
                                                                                                                        -------
Total
 comprehensive
 income..........                                                                                                       $ 1,443
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, December
 31, 1997........  31,440,724     31     500,000       1    529,441                   7                   529,480
Transactions of
 Pooled
 Companies:
Distributions
 paid............                                              (628)                                         (628)
Stock issued upon
 exercise of
 options.........     123,046                                   216                                           216
Issuance of
 common stock for
 acquisitions....  16,144,711     16                        302,855                                       302,871
Stock issued
 under employee
 stock purchase
 plan............      40,465                                   415                                           415
Purchase of
 treasury stock..  (2,990,000)    (3)                                  (41,832)                           (41,835)
Unrealized loss
 on marketable
 securities --
 net of tax......                                                                             (445)          (445)      $  (445)
Conversion of
 non-voting
 common stock....     500,000      1    (500,000)     (1)
Net income.......                                               215              47,248                    47,463        47,463
                                                                                                                        -------
Total
 comprehensive
 income..........                                                                                                       $47,018
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, December
 31, 1998 .......  45,258,946    $45         --     $--    $832,514  $ (41,832) $47,255      $(445)      $837,537
Unaudited Data:
 Stock issued
  upon exercise
  of options.....      16,926                                    83                                            83
 Issuance of
  common stock
  for
  acquisitions...   1,002,507      1                         15,166                                        15,167
 Stock issued
  under employee
  stock purchase
  plan...........      28,994                                   435                                           435
 Contingently
  Issuable
  Shares.........                                            26,101                                        26,101
 Unrealized gain
  on marketable
  securities--net
  of tax.........                                                                              282            282       $   282
 Net income......                                                                14,733                    14,733        14,733
                                                                                                                        -------
 Total
  comprehensive
  income.........                                                                                                       $15,015
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, March
 31, 1999
 (unaudited).....  46,307,373    $46                       $874,299  $(41,832)  $61,988      $(163)      $894,338
                   ==========    ===    ========    ====   ========  =========  =======      =====       ========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                                                    For the
                                                              Three Months Ended
                          For the Years Ended December 31,         March 31,
                          --------------------------------------------------------
                             1998         1997        1996      1999       1998
                          -----------  -----------  -------------------  ---------
                                                                  (unaudited)
Cash flows from
 operating activities:
  Net income............  $    47,463  $     1,443  $    415  $  14,733  $   5,081
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation and
     amortization.......       13,242          945       926      6,117        802
    Gain (loss) on sale
     of equipment.......           37          (52)        1         --         --
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivable.......      (38,035)         (36)     (511)    (8,692)   (10,601)
      Costs and
       estimated
       earnings in
       excess of
       billings.........        3,200           --        --     (8,403)     2,405
      Prepaid expenses
       and other current
       assets...........       (2,721)      (1,319)      (27)    (1,178)      (951)
      Billings in excess
       of costs and
       estimated
       earnings.........        2,049           --        --      1,781      5,552
      Accounts payable..        1,193         (505)      486        152      2,546
      Accrued
       liabilities......        7,044        2,254        69      7,825      2,993
    Changes in other
     assets.............       (1,398)           3        39       (659)      (523)
                          -----------  -----------  --------  ---------  ---------
        Net cash
         provided by
         operating
         activities.....       32,074        2,733     1,398     11,676      7,304
                          -----------  -----------  --------  ---------  ---------
Cash flows from
 investing activities:
  Cash paid for
   acquisitions, net of
   cash acquired........     (231,602)          --        --    (45,271)  (111,840)
  Purchases of property
   and equipment........      (11,289)        (699)     (703)    (5,632)    (1,206)
  Proceeds on sale of
   equipment............          790          387        18         90        617
  Other.................         (218)          (7)       (6)       (98)       304
                          -----------  -----------  --------  ---------  ---------
        Net cash used in
         investing
         activities.....     (242,319)        (319)     (691)   (50,911)  (112,125)
                          -----------  -----------  --------  ---------  ---------
Cash flows from
 financing activities:
  Proceeds from initial
   public offering,
   net..................           --      527,164        --         --         --
  Proceeds from issuance
   of common stock......           --           --       103         --         --
  Net proceeds
   (payments) on short-
   term debt............      (38,783)         145      (140)       261        (54)
  Payments on long-term
   debt.................      (28,535)        (349)     (830)      (688)      (996)
  Proceeds on long-term
   debt.................        3,519           --       398      1,163      1,570
  Payment of dividends..         (628)        (831)     (140)      (842)        --
  Purchase of treasury
   stock................      (41,835)          --        --         --         --
  Proceeds from issuance
   of stock options
   exercised............          216           --        --         83         --
  Proceeds from issuance
   of stock under
   employee stock
   purchase plan........          415           --        --        435         --
  Contributions by
   founding
   stockholder..........           --          126        --         --         --
                          -----------  -----------  --------  ---------  ---------
        Net cash
         provided by
         (used in)
         financing
         activities.....     (105,631)     526,255      (609)       412        520
                          -----------  -----------  --------  ---------  ---------
Net increase in cash and
 cash equivalents.......     (315,876)     528,669        98    (38,823)  (104,301)
Cash and cash
 equivalents, beginning
 of period..............      528,972          303       205    213,096    528,972
                          -----------  -----------  --------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $   213,096  $   528,972  $    303  $ 174,273  $ 424,671
                          ===========  ===========  ========  =========  =========
Supplemental cash ^ow
information:
  Cash paid for
  interest..............  $       882  $       290  $    357
  Cash paid for income
  taxes.................       34,395           --        --

                       BUILDING ONE SERVICES CORPORATION

                            (Dollars in thousands)

  The Company issued common stock and cash in connection with certain business combinations during the year ended December 31, 1998. The fair values of the assets acquired and liabilities assumed at the dates of acquisition are as follows:

                                                                 For the
                                                 Year Ended    Three Months
                                                December 31, Ended March 31,
                                                ------------ -----------------
                                                    1998      1999      1998
                                                ------------ -------  --------
Accounts receivable............................   $202,515   $21,665  $ 73,351
Inventories....................................      2,626       541     1,022
Costs and earnings in excess of billings.......     31,085     6,087    10,426
Prepaid expenses and other current assets......     12,248       343     3,660
Property and equipment.........................     33,080     5,685    11,520
Intangible assets..............................    502,470    46,714   175,132
Other assets...................................      7,745     2,575     2,526
Short-term debt................................    (29,594)   (2,180)   (7,113)
Accounts payable...............................    (72,805)   (6,700)  (19,103)
Accrued liabilities............................    (49,020)   (7,124)  (14,052)
Billings in excess of costs and estimated
 earnings......................................    (56,912)   (6,119)  (22,425)
Long-term debt.................................    (41,287)  (1,049)    (2,909)
Other long-term liabilities....................     (7,678)       --    (2,801)
                                                  --------   -------  --------
    Net assets acquired........................   $534,473   $60,438  $209,234
                                                  ========   =======  ========
These acquisitions were funded as follows:
  Common stock, 16,144,711, 1,002,507 and
   5,088,049 shares, respectively .............   $302,871   $15,167  $ 97,394
  Cash, net of cash acquired...................    231,602    45,271   111,840
                                                  --------   -------  --------
                                                  $534,473   $60,438  $209,234
                                                  ========   =======  ========


  The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Building One Services Corporation ("Building One" or the "Company") is consolidating the facilities services industry with the intent to become a national single-source provider of facilities services. Currently the Company provides electrical installation and maintenance services, mechanical installation and maintenance services and janitorial and maintenance management services throughout the United States.

  The Company was incorporated in September 1997 under the name of Consolidation Capital Corporation and completed an initial public offering ("IPO") of its Common Stock in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock and raising net proceeds of approximately $527,000. During 1998, the Company changed its name to Building One Services Corporation.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of Building One, and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant installation contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling and administrative expenses are expensed as incurred. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Maintenance and other service revenues are recognized as the services are performed.

 Non-Recurring Acquisition Costs

  Non-recurring acquisition costs consist of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


 Cash and Cash Equivalents

  The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company's temporary cash investments consist of readily marketable, investment grade financial instruments of a nature which should reduce risk of loss. Concentration of credit risk with respect to trade receivables results from these amounts generally not being collateralized. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and debt approximate fair value. The Company's cash equivalents are comprised of readily marketable, interest-bearing, investment grade securities.

 Marketable Securities

  Marketable securities consist of investments in equity securities and are classified as available for sale. The unrealized gains and losses, net of applicable income taxes, are reported as an increase or decrease to stockholders' equity. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

 Property and Equipment

  Property and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, vehicles, and furniture and fixtures and 30 years for buildings. Leasehold improvements and capital leases are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

  The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. No impairment has been recognized through December 31, 1998.

 Intangible Assets

  Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is being amortized on a straight-line basis over 40 years which is the estimated period benefited. The recoverability of the unamortized balance of goodwill is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value. If at such time these assessments indicate that the future undiscounted cash flows from operations are not sufficient to recover the net book value, the goodwill balance is adjusted to its fair value. No such adjustments have been recognized through December 31, 1998.

 Income Taxes

  Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as subchapter S corporations and, accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by Building One.

 Stock-Based Compensation

  Building One measures compensation expense for its stock-based employee compensation plans and warrants granted to employees using the intrinsic value method and has provided in Note 14 the pro forma disclosures of the effect on reported net income (loss) and net income (loss) per share as if the fair value-based method had been applied in measuring compensation expense.

 Net Income Per Share

  Basic net income per share is determined by dividing net income by the weighted average number of common shares outstanding during the periods. Diluted net income per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock at the beginning of the period.

 Segment Data

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also requires related disclosures about products, geographic areas, and major customers. The Company adopted SFAS No. 131 for the year ended December 31, 1998.

 Comprehensive Income

  Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders' equity. Building One's other comprehensive income is attributed to adjustments related to marketable securities available for sale. The amount included in 1998 other comprehensive income represents an adjustment for unrealized losses on these marketable securities totaling $742 ($445 after tax).

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1999 and 1998, as presented in the accompanying unaudited interim financial statements.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the 1998 presentation.

NOTE 3--TENDER OFFER PLAN

  On February 7, 1999, the Company's Board of Directors approved a plan to purchase 24,365,891 shares of its outstanding Common Stock at $25.00 per share for cash. On March 23, 1999, the Company announced that it is modifying the tender offer to repurchase 25,500,000 shares and reduce the price to $22.50 per share (the "Tender Offer"). The Tender Offer replaces the recapitalization plan announced by the Company on December 23, 1998 (the "Recapitalization Plan") under which the Company had intended to, among other things, repurchase approximately 34.5 million shares of the Company's Common Stock. The Company plans to finance the Tender Offer through the use of the Company's cash, the planned issuance of $200,000 of senior

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

subordinated notes, the investment of $100,000 in exchange for convertible subordinated debentures by Boss Investment LLC, an affiliate of Apollo Management, L.P. and borrowings under a new credit facility.

  As a result of the announcement of the Recapitalization Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for two acquisitions originally accounted for under the pooling of interests method of accounting to the purchase method of accounting. Additionally, the restatement of these two business combinations as purchase transactions gave rise to approximately $51,000 of goodwill.

  One of the Company's directors is President and a principal stockholder of Friedman, Billings, Ramsey Group, Inc. ("FBR"). In connection with the aforementioned transactions, FBR acted as a financial advisor to the Company and received a fee of $500. Additionally, FBR will receive a fee of up to $3,000, contingent upon the completion of the Tender Offer.

NOTE 4--BUSINESS COMBINATIONS

 Pooling-of-Interests Method

  During 1998, the Company issued 1,405,840 shares of Common Stock to acquire three companies in business combinations accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented.

  The following presents the separate results, in each of the periods presented, of Building One (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                   Building  Pooled
                                                     One    Companies Combined
                                                   -------- --------- --------
For the year ended December 31, 1998
  Revenues........................................ $782,878  $26,723  $809,601
  Net income...................................... $ 47,248  $   215  $ 47,463
For the year ended December 31, 1997
  Revenues........................................ $    --   $70,101  $ 70,101
  Net income...................................... $      7  $ 1,436  $  1,443
For the year ended December 31, 1996
  Revenues........................................ $    --   $63,202  $ 63,202
  Net income...................................... $    --   $   415  $    415
For the three months ended March 31, 1998
 (unaudited)
  Revenues........................................ $ 37,497  $17,113  $ 54,610
  Net income...................................... $  5,263  $  (182) $  5,081

 Purchase Method

  During the year ended December 31, 1998, the Company completed 26 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements and related notes to consolidated financial statements include the results of these acquired entities from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 16,144,711 shares of the Company's Common Stock, 403,389 options assumed at an exercise price below fair market value, $259,021 in cash and the assumption of approximately $33,847 in debt which was paid at closing. These amounts do not include contingent consideration of up to approximately $135,945 in cash and in shares of Common Stock of the Company based upon the performance of the various acquisitions through 2001. The Company will record such contingent consideration as additional purchase price when earned.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The total purchase price was allocated to the fair value of the net assets acquired resulting in goodwill of approximately $502,470. Allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information becomes available. However, the Company does not expect any significant adjustments to the purchase price allocations or amount of goodwill at December 31, 1998. For purposes of computing the estimated purchase price for accounting purposes the value of the shares on certain acquisitions was determined in consideration of restrictions on the sale and transferability of the shares issued. The shares generally will be subject to the following restrictions on resale: up to one-third of the shares may be resold twelve months after their date of acquisition, the first one-third and an additional one-third may be resold beginning eighteen months after their date of acquisition and the first two-thirds and the remaining one-third may be resold beginning twenty-four months after their date of acquisition.

  The following presents the unaudited pro forma results of operations of the Company for the years ended December 31, 1998 and 1997, respectively, as if all of the Purchased Companies had been acquired as of January 1, 1997. The pro forma results of operations reflect certain pro forma adjustments primarily related to goodwill amortization and compensation adjustments for shareholders.

                                                           For the Year Ended
                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                               (unaudited)
  Revenues............................................... $1,312,264 $1,144,457
  Net income............................................. $   64,396 $   39,185
  Net income per share-basic............................. $     1.34 $     1.09
  Net income per share-diluted........................... $     1.31 $     1.08

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred as of January 1, 1997 or the results that may occur in the future.

NOTE 5--DETAIL OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The following is a rollforward of activity within the allowance for doubtful accounts:

                                                               For the Year
                                                              Ended December
                                                                   31,
                                                             ------------------
                                                              1998   1997  1996
                                                             ------  ----  ----
  Balance at beginning of period............................ $  104  $136  $120
  Allowance amounts of acquired companies...................  1,680   --    --
  Additions to costs and expenses...........................    732     5    16
  Write-offs................................................   (525)  (37)  --
                                                             ------  ----  ----
  Balance at end of period.................................. $1,991  $104  $136
                                                             ======  ====  ====

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 6--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                      December 31,   March 31,
                                                          1998         1999
                                                      ------------  -----------

  Costs incurred on uncompleted contracts............ $   842,203   $   974,123
  Estimated earnings.................................     156,546       176,770
                                                      -----------   -----------
                                                          998,749     1,150,893
  Less: Billings to date.............................  (1,032,081)   (1,177,634)
                                                      -----------   -----------
                                                      $   (33,332)  $   (26,741)
                                                      ===========   ===========

  Included in the accompanying balance sheet under the following captions:

                                                      December 31,   March 31,
                                                          1998         1999
                                                      ------------  -----------
  Costs and estimated earnings in excess of billings
   on uncompleted contracts.......................... $    25,441   $    39,931
  Billings in excess of costs and estimated earnings
   on uncompleted contracts..........................     (58,773)      (66,672)
                                                      -----------   -----------
                                                      $   (33,332)  $   (26,741)
                                                      ===========   ===========

NOTE 7--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      December 31,
                                                     ----------------
                                                       1998     1997
                                                     --------  ------

  Equipment......................................... $ 15,645  $3,160
  Office furniture and equipment....................   10,146   1,029
  Autos and trucks..................................   10,464     593
  Buildings and improvements........................    9,126   1,107
  Land..............................................    1,259      53
                                                     --------  ------
                                                       46,640   5,942
  Less: Accumulated depreciation....................   (7,673) (3,349)
                                                     --------  ------
                                                     $ 38,967  $2,593
                                                     ========  ======

  Depreciation expense for years 1998, 1997 and 1996 was $5,522, $1,284 and $1,268, respectively.

NOTE 8--INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                      December 31,      March
                                                     ----------------    31,
                                                       1998     1997     1999
                                                     --------  ------  --------

  Goodwill.......................................... $502,470  $  151  $605,993
  Non-compete agreements............................    1,046     835     1,084
  Other.............................................      585      64       562
                                                     --------  ------  --------
                                                      504,101   1,050   607,639
  Less: Accumulated amortization....................   (7,720)   (898)  (11,178)
                                                     --------  ------  --------
    Net intangible assets........................... $496,381  $  152  $596,461
                                                     ========  ======  ========

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Amortization expense for years 1998, 1997 and 1996 was $7,720, $141 and $177, respectively.

NOTE 9--CREDIT FACILITIES

 Short-Term Debt

  Short-term debt consists of the following:

                                                                December 31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
  Credit facilities with banks, interest ranging from prime to
   prime plus 1% (average rate of 8% at December 31, 1998)..... $   61  $1,133
  Payable to Pooled Company stockholder........................    --      151
  Current maturities of long-term debt.........................  2,106     269
                                                                ------  ------
    Total short-term debt...................................... $2,167  $1,553
                                                                ======  ======

 Long-Term Debt

  Long-term debt consists of the following:

                                                                December 31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
  Notes payable to banks with average interest rates ranging from 7.0% - 9.5%............................................ $2,549  $1,112
  Notes payable, interest rates ranging from 7.0% - 10.0%
   secured by certain assets of the Company....................  2,234     768
  Capital lease obligations....................................    552      46
  Other........................................................     58      22
                                                                ------  ------
                                                                 5,393   1,948
  Less: Current portion........................................ (2,106)   (269)
                                                                ------  ------
  Total long-term debt......................................... $3,287  $1,679
                                                                ======  ======

 Maturities of Long-Term Debt

  Maturities of long-term debt, including capital lease obligations, are as follows:

      1999............................................................... $2,106
      2000...............................................................  1,800
      2001...............................................................    888
      2002...............................................................    357
      2003...............................................................    131
      Thereafter.........................................................    111
                                                                          ------
                                                                          $5,393
                                                                          ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 10--INCOME TAXES

  The components of income tax expense are comprised as follows:

                                                            For the Year Ended
                                                               December 31,
                                                           ----------------------
                                                             1998    1997  1996
                                                           --------  ------------
  Income taxes currently payable:
   Federal................................................ $ 31,388  $  83 $  5
   State..................................................    5,144     11    2
                                                           --------  ----- ----
                                                           $ 36,532  $  94 $  7
                                                           --------  ----- ----
  Deferred income taxes:
   Federal................................................     (360)   --     4
   State..................................................      (52)   --     2
                                                           --------  ----- ----
                                                               (412)   --     6
                                                           --------  ----- ----
  Total tax expense....................................... $ 36,120  $  94 $ 13
                                                           ========  ===== ====

  The deferred tax assets and liabilities reflected on the balance sheet relate primarily to the following:

                                                                    December
                                                                       31,
                                                                   ------------
                                                                    1998   1997
                                                                   ------  ----
  Deferred tax assets (liabilities):
   Reserves and accrued liabilities............................... $3,755  $219
   Cash to accrual conversion.....................................   (675)
   Property and equipment.........................................   (234)
   Other..........................................................   (661)
   Deferred gain on marketable securities.........................   (945)
                                                                   ------  ----
  Net deferred tax asset.......................................... $1,240  $219
                                                                   ======  ====

  The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                             For the Year
                                                            Ended December
                                                                 31,
                                                           ------------------
                                                           1998  1997   1996
                                                           ----  -----  -----
U.S. federal statutory rate............................... 35.0%  34.0%  34.0%
State income taxes, net of federal tax benefit............  3.6    0.6    1.0
Nondeductible goodwill amortization.......................  3.4
Subchapter S corporation income not subject to corporate
 level taxation...........................................  (.1) (30.8) (28.8)
Other.....................................................  1.3    2.3   (3.2)
                                                           ----  -----  -----
Effective income tax rate................................. 43.2%   6.1%   3.0%
                                                           ====  =====  =====

  Certain of the Pooled Companies were organized as subchapter S corporations prior to being acquired by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company. The following unaudited pro forma income tax information is presented as if the Pooled Companies had been subject to applicable federal and state income taxes for 1997 and 1996:

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


                                                                      For the
                                                                    Year Ended
                                                                     December
                                                                        31,
                                                                    -----------
                                                                     1997  1996
                                                                    ------ ----
Net income as reported............................................. $1,537 $428
Pro forma income tax provision.....................................    615  171
                                                                    ------ ----
Pro forma net income............................................... $  922 $257
                                                                    ====== ====

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases various office facilities and equipment under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   1999.......................................................  $353    $10,733
   2000.......................................................   193      9,089
   2001.......................................................    42      7,576
   2002.......................................................    24      6,077
   2003.......................................................     9      4,936
   Thereafter.................................................   --       9,789
                                                                ----    -------
   Total minimum lease payments...............................   621    $48,200
                                                                ====    =======
   Less: Amounts representing interest........................    69
                                                                ----
   Present value of net minimum lease payments................  $552
                                                                ====

  Rent expense for all operating leases for 1998, 1997 and 1996 was $7,614, $339 and $514, respectively. Certain of the above leases are for equipment or facilities which are owned by stockholder-employees. Total rent expense paid to these affiliates totaled $954 in 1998.

 Litigation

  The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 12--SEGMENT REPORTING

  The Company has three reportable segments: electrical, mechanical and janitorial. The electrical segment offers a single source for designing, installing, maintaining and upgrading a facility's electrical systems. The mechanical segment provides one source for all of a facility's mechanical, HVAC and plumbing needs. The janitorial segment provides a wide variety of facility cleaning and maintenance services nationwide.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income and on Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA").

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The Company's reportable segments are strategic business units that offer different products and services. Intersegment transactions are accounted for as if they were to third parties, that is, at current market prices. All of the Company's revenues are derived from domestic sources. Each of the acquired companies were acquired as a unit, and the management at the time of the acquisition was retained.

                                                                         Consolidating
                              Electrical Janitorial Mechanical Corporate    Entries    Consolidated
                              ---------- ---------- ---------- --------- ------------- ------------
Revenues                 1998  $534,419   $159,912   $115,665   $   --      $(395)(1)   $ 809,601
                         1997       --      70,101        --        --         --          70,101
                         1996       --      63,202        --        --         --          63,202
Operating income (loss)  1998    52,197     10,882     10,181    (8,076)       --          65,184
                         1997       --        (532)       --        --         --            (532)
                         1996       --         735        --        --         --             735
EBITDA                   1998    60,221     14,660     11,571    (8,026)       --          78,426
                         1997       --         413        --        --         --             413
                         1996       --       1,661        --        --         --           1,661
Total assets             1998   598,852    121,660    162,369   161,041        --       1,043,922
                         1997       --      10,094        --    529,065        --         539,159
                         1996       --       9,629        --        --         --           9,629
Working capital          1998   116,569     12,071     21,407   157,343        --         307,390
                         1997       --         958        --    527,277        --         528,235
                         1996       --          67        --        --         --              67

--------
(1)  Elimination of Intersegment Revenues

  A reconciliation of consolidated operating income to total consolidated income before taxes, and of consolidated EBITDA to consolidated income before taxes for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                         For the Year Ended
                                                            December 31,
                                                        -----------------------
                                                         1998     1997    1996
                                                        -------  ------  ------
Operating income (loss):
  Total segment operating income....................... $65,184  $ (532) $  735
  Interest income (expense), net.......................  18,399   2,069    (307)
                                                        -------  ------  ------
    Consolidated income before taxes................... $83,583  $1,537  $  428
                                                        =======  ======  ======
EBITDA:
  Total segment EBITDA................................. $78,426  $  413  $1,661
  Depreciation and amortization........................ (13,242)   (945)   (926)
  Interest income (expense), net.......................  18,399   2,069    (307)
                                                        -------  ------  ------
    Consolidated income before taxes................... $83,583  $1,537  $  428
                                                        =======  ======  ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Effective January 1, 1999, the Company changed the structure of its internal organization and as a result the Electrical and Mechanical segments have been combined into one reportable segment.

                                  Mechanical
                                and Electrical Janitorial Corporate Consolidated
                                -------------- ---------- --------- ------------

Revenues
  Three months ended:
  March 31, 1999...............    $296,632     $ 54,210   $   --    $  350,842
  March 31, 1998...............      31,970       22,640       --        54,610
Operating income (loss)
  Three months ended:
  March 31, 1999...............      23,849        3,320    (3,202)      23,967
  March 31, 1998...............       2,630          145      (640)       2,135
EBITDA
  Three months ended:
  March 31, 1999...............      28,597        4,661    (3,174)      30,084
  March 31, 1998...............       3,156          421      (640)       2,937
Total assets
  March 31, 1999...............     857,722      126,301   178,097    1,162,120
  March 31, 1998...............     274,362       27,773   418,446      720,581
Working capital
  March 31, 1999...............     163,901       12,435    75,633      251,969
  March 31, 1998...............      34,281          546   412,020      446,847

  A reconciliation of consolidated EBITDA to consolidated income before taxes is as follows:

                                                            Three Months Ended
                                                                March 31,
                                                            --------------------
                                                              1999       1998
                                                            ---------  ---------

EBITDA:
  Total segment EBITDA..................................... $  30,084  $  2,937
  Depreciation and amortization............................    (6,117)     (802)
  Other income, net........................................     2,693     6,668
                                                            ---------  --------
    Consolidated income before income taxes................ $  26,660  $  8,803
                                                            =========  ========

NOTE 13--STOCKHOLDERS' EQUITY

 Common Stock

  On November 25, 1997, the Company effected a one-for-1.918159 reverse stock split of the Company's Common Stock. Accordingly, all share data reflected in these financial statements have been retroactively restated.

  Ledecky Brothers L.L.C. ("LLC"), a limited liability corporation formed in February 1997, merged with and into the Company in September 1997 (the "Merger") to facilitate the public offering of shares of common stock. The sole member of LLC received 2,300,000 shares of Common Stock of the Company in connection with the Merger in exchange for his 100% ownership interest in LLC. The sole member made contributions to LLC from time to time to fund expenses in the aggregate amount of $126. These contributions were included in common stock and additional paid-in capital.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The Company completed its IPO in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock at $20.00 per share and raising net proceeds of approximately $527,000. Proceeds from the IPO, net of underwriting fees and other stock issuance costs, were included in common stock and additional paid-in capital.

  During 1998, the Company repurchased 2,990,000 shares of its common stock for $41,835. These shares were repurchased in accordance with a stock repurchase program covering 3,100,000 shares which was determined based upon the number of shares issued in connection with acquisitions accounted for under the purchase method of accounting.

 Convertible Non-Voting Common Stock

  In connection with the IPO, the Company sold 500,000 shares of Convertible Non-Voting Common Stock to FBR, the representative of the underwriters in the Company's IPO, for $20 per share. On November 25, 1998 these 500,000 shares were converted to 500,000 shares of Common Stock.

 Warrants

  The Company has 1,130,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to FBR. The warrants have an exercise price per share equal to the IPO price. These warrants become exercisable on the first anniversary and will expire on the fifth anniversary of the IPO. FBR has the right, as of November 25, 1998, to require the Company to register such shares for sale.

  Additionally, 1,950,000 shares of Common Stock have been reserved for issuance upon the exercise of warrants issued to Jonathan Ledecky at the time of the IPO. These warrants are exercisable for a period of ten years at an exercise price equal to the IPO price. The Company has agreed that, at Jonathan Ledecky's request, it will register the shares underlying his warrants for a ten-year period following the IPO. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying his warrants on a registration statement filed by the Company during a twelve-year period following the IPO.

NOTE 14--STOCK PURCHASE AND AWARD PLANS

 Long-Term Incentive Plan

  The Company's Board of Directors adopted, and the Company's stockholders approved a 1997 Long-Term Incentive Plan and a 1998 Long-Term Incentive Plan (collectively, the "Incentive Plans"). The terms of the option awards under these Incentive Plans are established by the compensation committee of the Company's Board of Directors. The maximum number of shares that may be issued under the Incentive Plans is equal to 14% of the number of shares of Common Stock outstanding from time to time.

  Options under the Incentive Plans generally vest 25% each on the first four anniversaries of the date of grant and expire on the tenth anniversary of the grant date. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors adopted, and the Company's stockholders approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

employee director of an option to purchase 20,000 shares on the date that such person commences services as a director. Thereafter, each non-employee director will be entitled to receive, on the day after each annual meeting of the Company's stockholders, an option to purchase 5,000 shares of Common Stock. A maximum of 300,000 shares of Common Stock may be issued under the Directors' Plan. Options granted under the Directors' Plan have an exercise price per share equal to the fair market value of a share at the date of grant of the options and expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options vest and become exercisable ratably as to 50% of the shares underlying the option on the first and second anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Employee Stock Purchase Plan

  The Company adopted, and the Company's stockholders approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

 Accounting for Stock Based Compensation

  A summary of option and warrant transactions follows:

                                Outstanding                 Exercisable
                         --------------------------- ---------------------------
                          Options                     Options
                            and     Weighted Average    and     Weighted Average
                         Warrants    Exercise Price  Warrants    Exercise Price
                         ---------  ---------------- ---------  ----------------
Balance at December 31,
 1996...................       --           --             --           --
  Granted............... 3,510,000       $20.00      1,950,000       $20.00
                         ---------       ------      ---------       ------
Balance at December 31,
 1997................... 3,510,000       $20.00      1,950,000       $20.00
  Granted............... 2,544,846        17.91        863,389        13.07
  Exercised.............    (7,930)        4.84         (7,930)        4.84
  Canceled..............   (25,613)       22.27            --           --
                         ---------       ------      ---------       ------
Balance at December 31,
 1998................... 6,021,303       $19.12      2,805,459       $17.91
                         =========       ======      =========       ======

  The following table summarizes information about stock options and warrants outstanding at December 31, 1998:

                             Outstanding                                         Exercisable
   ---------------------------------------------------------------------------------------------------
                                       Weighted Average
   Range of Exercise Prices Options       Remaining     Weighted Average   Options    Weighted Average
   -----------------      and Warrants Contractual Life  Exercise Price  and Warrants  Exercise Price
                          ------------ ---------------- ---------------- ------------ ----------------
      $4.84--$4.84           395,459         9.5 years       $ 4.84         395,459        $ 4.84
      $8.38--$8.38            15,278         9.8             $ 8.38             --            --
    $12.75--$18.38           745,438         9.8             $15.22             --            --
    $19.25--$25.25         4,865,128         9.1             $21.55       2,410,000        $20.29
    --------------         ---------         ----            ------       ---------        ------
    $ 4.84--$25.25         6,021,303         9.2             $19.12       2,805,459        $17.91
    ==============         =========         ====            ======       =========        ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Had compensation expense for the Company's stock-based compensation plans and warrants issued to employees been determined based on the fair value at the grant dates, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                For the Year
                                                               Ended December
                                                                     31,
                                                               ---------------
                                                                1998    1997
                                                               ------- -------
Net income (loss):
  As reported................................................. $47,463 $ 1,443
  Pro forma................................................... $37,381 $(5,782)
Net income (loss) per share--Basic:
  As reported................................................. $  1.19 $  0.25
  Pro forma................................................... $  0.94 $ (1.02)
Net income (loss) per share--Diluted:
  As reported................................................. $  1.16 $  0.25
  Pro forma................................................... $  0.91 $ (1.02)

  The weighted average fair value of options and warrants granted in 1998 and 1997 was $13.38 and $7.46, respectively. The fair value of options and warrants granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      1998          1997
                                                     -------  -----------------
                                                     Options  Options  Warrants
                                                     -------  -------  --------
Expected life of option............................. 5 years  5 years  2 years
Risk-free interest rate.............................     5.3%    5.76%    5.69%
Expected volatility.................................    63.7%    45.0%    45.0%

Other Employee Benefit Plans

  Several of the Company's subsidiaries have defined contribution benefit plans, such as 401(k) retirement plans, which allow eligible employees to make contributions. Additionally, several of the subsidiaries also provide company matching contributions up to specified levels. Company contribution expense to these plans was $2,880 for the year ended December 31, 1998.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 15--QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following presents certain unaudited quarterly financial data of the
Company:

                                                1998 Quarters
                                 --------------------------------------------
                                  First   Second   Third    Fourth    Total
                                 ------- -------- -------- --------  --------
Revenues........................ $54,610 $171,661 $252,324 $331,006  $809,601
Gross profit.................... $10,377 $ 36,662 $ 55,238 $ 71,099  $173,376
Operating income................ $ 2,135 $ 12,485 $ 22,519 $ 28,045  $ 65,184
Net income...................... $ 5,081 $ 10,046 $ 15,164 $ 17,172  $ 47,463
Net income per share--Basic..... $  0.15 $   0.26 $   0.35 $   0.38  $   1.19
Net income per share--Diluted
(1)............................. $  0.15 $   0.25 $   0.34 $   0.38  $   1.16
                                                1997 Quarters
                                 --------------------------------------------
                                  First   Second   Third    Fourth    Total
                                 ------- -------- -------- --------  --------
Revenues........................ $17,479 $ 17,393 $ 17,538 $ 17,691  $ 70,101
Gross profit.................... $ 2,807 $  2,759 $  2,732 $  2,946  $ 11,244
Operating income (loss)......... $   259 $    426 $    390 $ (1,607) $   (532)
Net income...................... $   210 $    434 $    299 $    500  $  1,443
Net income per share--Basic
 (1)............................ $  0.10 $   0.12 $   0.08 $   0.04  $   0.25
Net income per share--Diluted
 (1)............................ $  0.09 $   0.12 $   0.08 $   0.04  $   0.25

--------
(1) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share due to the timing of net income in relation to the issuance of common shares during the course of the year.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 16--NET EARNINGS PER SHARE

  The Company has adopted SFAS No. 128, "Earnings Per Share," which became effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires presentation of basic and diluted earnings per share ("EPS") and restatement of EPS data for all prior periods. Basic EPS includes no dilution and is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding. Diluted EPS is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding and dilutive Common Stock equivalents. The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the three years ended December 31, 1998, 1997 and 1996, and for the three months ended March 31, 1999 and 1998.

                                                                      For the
                          For the Year Ended December 31,  Three Months Ended March 31,
                         --------------------------------- -----------------------------
                            1998        1997       1996         1999           1998
                         ----------- ---------- ---------- -------------- --------------
Basic earnings per
 share:
  Net income............ $    47,463 $    1,443 $      415 $       14,733 $        5,081
  Weighted average
   shares outstanding--
   Basic................  39,908,364  5,683,464  1,290,724     45,973,455     32,987,273
                         ----------- ---------- ---------- -------------- --------------
  Net income per share--
   Basic................ $      1.19 $     0.25 $     0.32 $         0.32 $         0.15
                         =========== ========== ========== ============== ==============
Diluted earnings per
 share:
  Net income............ $    47,463 $    1,443 $      415 $       14,733 $        5,081
  Weighted average
   shares outstanding--
   Basic................  39,908,364  5,683,464  1,290,724     45,973,455     32,987,273
  Convertible Non-Voting
   Common Stock.........     373,973     49,315         --            --         500,000
  Common Stock
   equivalents from
   stock options and
   warrants.............     342,903    132,771    115,116        277,080        578,207
  Contingently issuable
   shares...............     303,212        --         --       1,490,423         10,396
                         ----------- ---------- ---------- -------------- --------------
  Total weighted average
   shares outstanding--
   Diluted..............  40,928,452  5,865,550  1,405,840     47,740,958     34,075,876
                         ----------- ---------- ---------- -------------- --------------
  Net income per share--
   Diluted.............. $      1.16 $     0.25 $     0.30 $         0.31 $         0.15
                         =========== ========== ========== ============== ==============

  Outstanding stock options to purchase 1,945,439 and 5,974,775 shares of Common Stock as of December 31, 1998 and March 31, 1999, respectively, were not included in the computation of diluted shares per share because the options' exercise prices were greater than the average market price of the Common Stock during the period.

NOTE 17--SUBSEQUENT EVENTS (UNAUDITED)

  Subsequent to December 31, 1998 and through May 13, 1999, the Company completed three business combinations in the electrical installation and maintenance services business and five business combinations in the mechanical installation and maintenance services business for total consideration of $47,527 in cash and 1,002,507 shares of Common Stock, excluding professional fees. Additionally, there is the potential for the payment of up to an additional $11,600 in cash and shares of Common Stock in connection with contingent consideration agreements.

  As of May 13, 1999, the Company has also entered into letters of intent to acquire eight companies for total consideration of $52,650 in cash and shares of Common Stock.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  On May 11, 1999 the Company completed its plan to repurchase 25,500,000 shares of common stock for $560,127 (24,618,856 shares at a price of $22.50 per share and 881,144 shares of common stock underlying stock options at $22.50 per share less the exercise price per share of the options). The Company financed the repurchase through available cash, the offering of $200,000 of senior subordinated notes (less discount of $4,508), an investment by Boss Investment LLC, an affiliate of Apollo Management L.P., of 7 1/2% $100,000 convertible subordinated debentures and borrowings under a new credit facility.

  The following unaudited pro forma results of operations give effect to the Tender Offer, including the financing of the Tender Offer, acquisitions completed during the year ended December 31, 1998 and the three months ended March 31, 1999 as if they had been consummated on January 1, 1998, and the effects of certain other pro forma adjustments to the historical financial statements.

                                                             Three Months
                                                            Ended March 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
Revenues................................................ $  373,258  $  336,111
Cost of revenues........................................    298,940     275,515
                                                         ----------  ----------
    Gross profit........................................     74,318      60,596
Selling, general and administrative expenses............     45,702      39,397
Goodwill amortization...................................      3,654       3,308
                                                         ----------  ----------
    Operating income....................................     24,962      17,891
Other (income) expense:
  Interest income.......................................        (17)
  Interest expense......................................     10,829      10,973
  Other, net............................................       (497)     (2,326)
                                                         ----------  ----------
Income before taxes.....................................     14,647       9,244
Provision for income taxes..............................      7,196       4,872
                                                         ----------  ----------
Net income.............................................. $    7,451  $    4,372
                                                         ==========  ==========
Net income per Common Share--Basic...................... $     0.34  $     0.20
                                                         ==========  ==========
Net income per Common Share--Diluted....................       0.31        0.21
                                                         ==========  ==========
Weighted average shares outstanding--Basic.............. 21,910,397  21,578,216
                                                         ==========  ==========
Weighted average shares outstanding--Diluted............ 27,997,422  26,405,533
                                                         ==========  ==========

  Net income per Common Share--Basic is calculated based upon the weighted average shares outstanding assuming the repurchase of 24,618,856 shares occured as of January 1, 1998. Net income per Common Share--Diluted is calculated based upon net income adjusted for a reduction in interest expense assuming conversion of the convertible subordinated debentures in the amount of $4,788, and weighted average shares outstanding adjusted for the conversion of the convertible subordinated debentures into 4,444,444 shares of common stock plus the dilution attributable to options and warrants and contingently issuable shares.

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the Tender Offer and the acquisitions occurred as of January 1, 1998 or the results that may occur in the future.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Service Management USA, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Service Management USA, Inc. and its affiliates (the "Company") at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 19, 1998

                          SERVICE MANAGEMENT USA, INC.

                             COMBINED BALANCE SHEET
                       (In thousands, except share data)

                                                                   December 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
                             ASSETS
Cash and cash equivalents........................................  $  425 $    4
Marketable securities............................................      36    128
Accounts receivable, net of an allowance for doubtful accounts of
 $295 and $333, respectively.....................................   1,614  4,044
Other receivable.................................................      46     88
Related party receivable.........................................            169
Employee receivables.............................................       5     75
Prepaid expenses.................................................      92     59
                                                                   ------ ------
    Total current assets.........................................   2,218  4,567
Property and equipment, net......................................   1,159  2,333
Deposits.........................................................      26     27
Intangibles......................................................     167    202
                                                                   ------ ------
    Total assets.................................................  $3,570 $7,129
                                                                   ====== ======
              LIABILITIES AND STOCKHOLDER'S EQUITY
Bank line of credit..............................................  $      $1,250
Current maturities, long-term debt...............................     165    373
Current obligations, capital leases..............................      43
Accounts payable.................................................     954  1,738
Accrued liabilities..............................................     452    503
Federal payroll tax payable......................................     341
Income taxes payable.............................................      19     53
                                                                   ------ ------
    Total current liabilities....................................   1,974  3,917
Long-term debt...................................................      94    730
Capital lease obligations........................................     100
                                                                   ------ ------
    Total liabilities............................................   2,168  4,647
Commitments
Stockholder's equity:
  Common stock, Service Management USA, Inc., $1 par value, 1,000
   shares authorized, issued and outstanding.....................       1      1
  Common stock, Diversified Management Services USA, Inc., no par
   value, 200 shares authorized, issued and outstanding..........     152    152
  Interstate Building Services, LLC..............................             27
  Additional paid-in capital.....................................     110    110
  Retained earnings..............................................   1,139  2,192
                                                                   ------ ------
    Total stockholder's equity...................................   1,402  2,482
                                                                   ------ ------
    Total liabilities and stockholder's equity...................  $3,570 $7,129
                                                                   ====== ======

                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                     Year Ended December 31,
                                                    ------------------------
                                                     1995    1996     1997
                                                    ------  -------  -------
Revenues........................................... $4,964 $12,074  $26,266
Cost of revenues...................................  3,650   8,735   19,856
                                                    ------ -------  -------
    Gross profit...................................  1,314   3,339    6,410
Selling, general and administrative expenses.......    617   2,169    3,832
                                                    ------ -------  -------
    Operating income...............................    697   1,170    2,578
Other (income) expense:
  Interest expense.................................      2       4       53
  Realized and unrealized (gains) losses on trading
   securities......................................     40     (64)       6
                                                    ------ -------  -------
Income before income taxes.........................    655   1,230    2,519
Provision for state income taxes...................             19       52
                                                    ------ -------  -------
Net income......................................... $  655 $ 1,211  $ 2,467
                                                    ====== =======  =======
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes......... $  655 $ 1,230  $ 2,519
  Provision for income taxes.......................    262     492    1,008
                                                    ------ -------  -------
  Pro forma net income............................. $  393 $   738  $ 1,511
                                                    ====== =======  =======



                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (In thousands)

                            Common Stock                    Additional               Total
                         -------------------                 Paid-In-  Retained  Stockholder's
                         Service Diversified Interstate LLC  Capital   Earnings     Equity
                         ------- ----------- -------------- ---------- --------  -------------
Balance, December 31,
 1994...................   $ 1                                 $ 42    $   316      $   359
  Net income............                                                   655          655
  Dividends.............                                                  (186)        (186)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1995...................     1                                   42        785          828
  Issuance of common
   stock, Diversified
   Management Services
   USA, Inc.............             152                                                152
  Capital contribution..                                         68                      68
  Net income............                                                 1,211        1,211
  Dividends.............                                                  (857)        (857)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1996...................     1       152                        110      1,139        1,402
  Capital contribution..                           27                                    27
  Net income............                                                 2,467        2,467
  Dividends.............                                                (1,312)      (1,312)
  Distribution of cer-
   tain equipment to
   stockholder..........                                                  (102)        (102)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1997 ..................   $ 1      $152          $27          $110    $ 2,192      $ 2,482
                           ===      ====          ===          ====    =======      =======


                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                             Year Ended
                                                            December 31,
                                                        -----------------------
                                                        1995    1996     1997
                                                        -----  -------  -------
Cash flows from operating activities:
 Net income...........................................  $ 655  $ 1,211  $ 2,467
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Purchases of marketable trading securities..........            (104)    (173)
  Proceeds from sale of marketable trading securi-
   ties...............................................             175       74
  Provision for doubtful accounts.....................     98      197      233
  Depreciation and amortization.......................     24      245      709
  Loss on write-off of assets.........................              21
  Unrealized/realized (gain) loss of marketable
   trading securities.................................     40      (64)       6
  Changes in operating assets and liabilities:
   Accounts receivable................................   (346)  (1,224)  (2,873)
   Prepaid expenses and other current assets..........     (2)    (129)    (126)
   Accounts payable and accrued liabilities...........    138    1,468      494
   Income taxes payable...............................              19       34
                                                        -----  -------  -------
    Net cash provided by operating activities.........    607    1,815      845
                                                        -----  -------  -------
Cash flow from investing activities:
  Purchases of equipment..............................   (222)  (1,017)  (1,835)
  Purchase of contract rights.........................                      (70)
                                                        -----  -------  -------
    Net cash used in investing activities.............   (222)  (1,017)  (1,905)
                                                        -----  -------  -------
Cash flow from financing activities:
  Proceeds from bank line of credit...................                    1,250
  Principal payments on long-term debt................    (14)     (76)    (512)
  Proceeds from long-term debt........................     25      148    1,356
  Payments on capital lease obligations...............             (18)    (143)
  Proceeds from issuance of common stock..............             152
  Proceeds from stockholder contribution..............              68
  Dividends to stockholder............................   (186)    (857)  (1,312)
                                                        -----  -------  -------
    Net cash used in financing activities.............   (175)    (583)     639
                                                        -----  -------  -------
Net increase (decrease) in cash and cash equivalents..    210      215     (421)
Cash and cash equivalents, beginning of year..........    --       210      425
                                                        -----  -------  -------
Cash and cash equivalents, end of year................  $ 210  $   425  $     4
                                                        =====  =======  =======
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $   2  $     4  $
Supplemental disclosure of non-cash transactions:
  Marketable securities exchanged for accounts
   receivable.........................................  $  84
  Capital lease obligations...........................         $   162
  Purchase of net assets of Diversified for Note
   Payable............................................             175
  Distribution of certain equipment to stockholder....                  $   102
  Contribution of certain equipment...................                       27

                         The accompanying notes are an
             integral part of these combined financial statements.

                         SERVICE MANAGEMENT USA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       (In thousands, except share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Service Management USA, Inc., and its affiliated entities provide contract facility management and janitorial services to commercial establishments located throughout the United States.

  The accompanying financial statements represent the financial position, operating results and cash flows of Service Management USA, Inc., and its subsidiary Interstate Building Services, LLC, and Diversified Management Services USA, Inc., collectively "Service Management" or the "Company", which have been presented on a combined basis due to common ownership and common management. All intercompany activity and balances have been eliminated.

  Service Management USA, Inc. was incorporated in October 1994. Prior to incorporation, the entity was operated as a sole proprietorship. Diversified Management Services USA, Inc. was incorporated in November 1996 via the purchase of the net assets of an operating business. Interstate Building Services, LLC was formed in October of 1997.

  On February 6, 1998, all of the issued and outstanding common stock of Service Management USA, Inc., Diversified Management Services USA, Inc. and ownership interest in Interstate Building Services, LLC was acquired by Consolidation Capital Corporation ("CCC") for $9,000 in cash and 142,857 shares of CCC common stock.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized as services are performed.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives ranging from three to seven years.

 Intangibles

  Intangible assets consist of amounts allocated to customer contracts purchased and are being amortized straight-line basis over a period of five years, which is deemed to be the estimated period benefited. Accumulated amortization was $6 and $45 at December 31, 1996 and 1997 respectively.

                         SERVICE MANAGEMENT USA, INC.

                                (In thousands)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Marketable Securities

  The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading. Accordingly, any realized or unrealized gains and losses are recorded in the period incurred. As of ended December 31, 1997, the net unrealized loss for these investments was $5.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of short-term and long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

 Income Taxes

  The Company has elected to be treated as a cash basis S-Corporation for federal income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholder. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to income and franchise taxes in certain states, which has been appropriately reflected in the financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $2,453.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and, accordingly, the Company performs on-going credit evaluations to reduce the risk of loss.

  During 1996 revenues derived from one customer were approximately 45.0% of total revenues. At December 31, 1996, the accounts receivable balance for this customer was $469. During 1997 revenues derived from three customers were approximately 17.5%, 14.3%, and 11.1%, respectively, of total revenues. At December 31, 1997, the accounts receivable balances for these customers were $1,178, $603 and $305, respectively.

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                        Balance at Charged to          Balance
                                        Beginning  Costs and  Write-   at end
                                        of Period   Expenses   offs   of Period
                                        ---------- ---------- ------  ---------
   Year ended December 31, 1995........    $  0       $ 98    $   0     $ 98
   Year ended December 31, 1996........    $ 98       $197    $   0     $295
   Year ended December 31, 1997........    $295       $233    $(195)    $333

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Cleaning equipment........................................... $1,096  $2,581
   Automobiles..................................................    230     356
   Computer equipment...........................................     58     108
   Office equipment.............................................     25      93
   Furniture and fixtures.......................................      8      26
                                                                 ------  ------
                                                                  1,417   3,164
   Accumulated depreciation.....................................   (258)   (831)
                                                                 ------  ------
                                                                 $1,159  $2,333
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $24, $223 and $586, respectively.

NOTE 5--CREDIT FACILITIES

  Long-term debt consists of the following:

                                                                   1996   1997
                                                                   -----  -----
   Equipment term note, payable in monthly installments of $25
    including interest at 7.7%, through January, 2001............  $      $ 809
   Equipment term note, payable in monthly installments of $6
    including interest at 7.7%, through December, 2000...........           187
   Note payable, due in monthly installments of $13..............            55
   Notes payable, vehicles, various monthly payments including interest at rates ranging from 8% to 18%, maturing at various
    dates from December 1997 through 2001........................    122     52
   Note payable, issued in connection with the purchase of net assets for Diversified Management Services USA, Inc., monthly principal payments of $20 beginning December 1, 1996,
    interest of 8%...............................................    137
   Current maturities............................................   (165)  (373)
                                                                   -----  -----
                                                                   $  94  $ 730
                                                                   =====  =====

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 5--CREDIT FACILITIES (Continued)

  Principal payments required under long-term debt obligations are as follows:

   1998.................................................................. $  373
   1999..................................................................    345
   2000..................................................................    370
   2001..................................................................     15
                                                                          ------
                                                                          $1,103
                                                                          ======

 Line of Credit

  In April 1997, the Company obtained a revolving line of credit for borrowings of up to $1,000. The line of credit, which expires on April 30, 1998, bears interest at LIBOR plus 2% (7.49% at December 31, 1997), and is limited to 80% of eligible trade accounts receivable.

  Additionally, in December 1997 an additional $250 facility was obtained with a maturity of two months at an interest rate of LIBOR plus 2%. This line of credit was paid in January, 1998.

 Equipment Facility

  In April 1997, the Company obtained an equipment facility which provides for the Company to borrow up to $1,500 under term notes until April 30, 1998. As of December 1997, approximately $1,000 had been utilized under this facility to purchase equipment. These $1,000 term notes bear interest at 7.7% and require 36 monthly installments of principal and interest of approximately $31.

  Both the line of credit and the equipment notes contain, among other provisions, maintenance of certain financial covenants and ratios including tangible net worth and cash flow coverage, restrictions on dividends and indebtedness, and are collateralized by the majority of the Company's assets, and are personally guaranteed by the stockholder and spouse. The Company was in violation of certain debt covenants as of December 31, 1997 for which appropriate waivers were obtained.

NOTE 6--COMMITMENTS

 Lease Commitments

  In January 1998, the Company began leasing its primary office facility from a company owned by the Company's stockholder. The lease agreement requires monthly payments of approximately $8, escalating 3.5% annually through 2002.

  The Company also leases office space in various states on a month-to-month basis. Rent expense under these lease arrangements for December 31, 1995, 1996 and 1997 were $16, $28 and $15, respectively.

  Additionally, in November 30, 1996, the Company acquired approximately $162 of equipment under leases qualifying as capital in connection with the purchase of Diversified Management Services USA, Inc. The balance on these capital lease obligations were paid in full in fiscal 1997.

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 6--COMMITMENTS (Continued)

 Guarantee

  The Company's stockholder has obtained a mortgage of $1,280 in connection with the acquisition of a building. Service Management USA, Inc. is a guarantor of this obligation. Under the terms of the transaction with CCC (see
Note 1), Service Management USA, Inc. was released from this guarantee.

NOTE 7--EMPLOYEE BENEFIT PLAN

  In November 1997, the Company established a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan, and the Company makes matching contributions of up to 3%. The Company recorded matching contributions of $8 for the year ended December 31, 1997.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Tri-City Electrical Contractors, Inc.:

  We have audited the accompanying consolidated balance sheets of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

Orlando, Florida
February 16, 1998

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1996         1997
                                                      ------------  -----------
                       Assets
Current assets:
 Cash and cash equivalents..........................  $  2,734,000  $ 1,333,571
 Certificates of deposit............................        46,101          --
 Accounts receivable (note 2).......................    13,423,658   16,873,473
 Costs and estimated earnings in excess of billings
  on uncompleted contracts (note 3).................     1,116,186    2,401,919
 Inventories........................................       287,136      379,543
 Prepaid expenses...................................       588,310      831,859
 Deferred income taxes (note 6).....................       443,972          --
 Refundable income taxes............................         1,276      658,698
                                                      ------------  -----------
 Total current assets...............................    18,640,639   22,479,063
                                                      ------------  -----------
Property, plant and equipment, at cost (note 5):
 Leasehold improvements.............................     1,012,292    1,098,838
 Autos, trucks and trailers.........................     1,681,540    1,618,478
 Office furniture and equipment.....................     1,932,148    2,543,219
 Shop tools and equipment...........................     1,065,898      860,513
 Capitalized equipment leases (notes 5 and 13)......       712,596      705,758
                                                      ------------  -----------
                                                         6,404,474    6,826,806
 Less accumulated depreciation and amortization.....    (3,841,367)  (4,313,431)
                                                      ------------  -----------
 Net property, plant and equipment..................     2,563,107    2,513,375
                                                      ------------  -----------
Other assets:
 Advances to stockholders (note 9)..................       550,768      607,168
 Other .............................................        66,141      230,553
 Advances to joint venture partner (note 12)........        60,000          --
                                                      ------------  -----------
                                                           676,909      837,721
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========
        Liabilities and Shareholders' Equity
Current liabilities:
 Notes payable (note 4).............................  $      2,530  $        30
 Current maturities of long-term debt and
  capitalized lease obligations (note 5)............       490,374      237,544
 Accounts payable...................................     3,630,900    5,414,432
 Accrued salaries and wages.........................     1,332,014    1,527,555
 Accrued expenses...................................     1,708,451    1,406,199
 Billings in excess of costs and estimated earnings
  on uncompleted contracts (note 3).................     4,375,530    7,045,641
 Due to stockholders................................       155,253          --
                                                      ------------  -----------
 Total current liabilities..........................    11,695,052   15,631,401
Long-term debt and capitalized lease obligations,
 less current maturities (note 5)...................       556,139      252,238
Deferred income taxes (note 6)......................        45,025          --
                                                      ------------  -----------
 Total liabilities..................................    12,296,216   15,883,639
                                                      ------------  -----------
Minority interest in joint ventures (note 12).......       184,072      135,832
                                                      ------------  -----------
Stockholders' equity:
 Common stock, 10,000 shares authorized, issued and
  outstanding, at $1 par value......................        10,000       10,000
 Additional paid-in capital.........................       111,827      111,827
 Retained earnings..................................     9,278,540    9,688,861
                                                      ------------  -----------
 Total stockholders' equity.........................     9,400,367    9,810,688
Commitments and contingencies (notes 7 and 9).......
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========

          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                For the years ended
                                                   December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
Contract revenues earned............... $71,977,018  $63,852,151  $79,492,578
Cost of revenues earned................  63,321,626   51,904,661   63,550,836
                                        -----------  -----------  -----------
  Gross profit.........................   8,655,392   11,947,490   15,941,742
Selling, general and administrative
 expenses..............................   6,994,448    9,017,708    8,986,018
Depreciation expense...................     949,800      944,325      939,103
                                        -----------  -----------  -----------
  Income from operations...............     711,144    1,985,457    6,016,621
                                        -----------  -----------  -----------
Other income (expense):
 Interest income.......................      66,979       67,318      168,039
 Interest expense......................    (223,389)    (196,604)     (52,983)
 Other income (expense), net...........     477,561      (50,455)     (25,576)
                                        -----------  -----------  -----------
  Other income (expense), net..........     321,151     (179,741)      89,480
                                        -----------  -----------  -----------
  Income before income taxes...........   1,032,295    1,805,716    6,106,101
Income tax expense (note 6)............     487,252      679,856      461,879
                                        -----------  -----------  -----------
  Net income before minority interest..     545,043    1,125,860    5,644,222
Minority interest in joint venture
 income (note 12)......................     (71,419)    (104,584)    (134,535)
                                        -----------  -----------  -----------
  Net income .......................... $   473,624  $ 1,021,276  $ 5,509,687
                                        ===========  ===========  ===========
Unaudited pro forma information (Note
 1):
Income before income taxes.............                           $ 6,106,101
Pro forma provision for income taxes...                             2,442,440
                                                                  -----------
Pro forma net income (unaudited).......                           $ 3,663,661
                                                                  ===========


          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Additional                  Total
                                  Common   paid-in    Retained    stockholders'
                                   Stock   capital    earnings       equity
                                  ------- ---------- -----------  -------------
Balances at January 1, 1995...... $10,000  $111,827  $ 7,783,640   $ 7,905,467
Net income.......................     --        --       473,624       473,624
                                  -------  --------  -----------   -----------
Balances at December 31, 1995....  10,000   111,827    8,257,264     8,379,091
Net income.......................     --        --     1,021,276     1,021,276
                                  -------  --------  -----------   -----------
Balances at December 31, 1996....  10,000   111,827    9,278,540     9,400,367
Net income.......................     --        --     5,509,687     5,509,687
Distributions to stockholders....     --        --    (5,099,366)   (5,099,366)
                                  -------  --------  -----------   -----------
Balances at December 31, 1997.... $10,000  $111,827  $ 9,688,861   $ 9,810,688
                                  =======  ========  ===========   ===========



          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the years ended  December 31,
                                          ------------------------------------
                                             1995        1996         1997
                                          ----------  -----------  -----------
Cash flows from operating activities:
 Net income.............................. $  473,624  $ 1,021,276  $ 5,509,687
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Loss (gain) on sale of property, plant
   and equipment.........................    (47,561)     (62,346)      29,982
  Depreciation...........................    949,800      944,325      939,103
  Deferred tax (benefit) expense......... (1,047,291)       6,132      461,879
  Minority interest in net income........     71,419      104,584      134,535
  Cash provided by (used for) changes in:
   Accounts receivable...................    (48,982)   1,111,307   (3,449,815)
   Costs and estimated earnings in excess
    of billings on uncompleted
    contracts............................    298,752    1,006,354   (1,285,733)
   Inventories...........................      3,939      (53,420)     (92,407)
   Prepaid expenses......................    (38,111)    (468,671)    (243,549)
   Refundable income taxes...............    488,931       (1,276)    (657,422)
   Due to (from) stockholders............    (55,907)     189,645     (211,653)
   Other assets..........................    180,633      338,065     (164,412)
   Accounts payable......................   (857,493)  (1,050,987)   1,783,532
   Accrued expenses......................     69,004    1,448,411     (169,644)
   Income tax payable....................  1,309,269   (1,309,269)         --
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts............................   (794,451)     (31,711)   2,670,111
                                          ----------  -----------  -----------
   Net cash provided by operating
    activities...........................    955,575    3,192,419    5,254,194
                                          ----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property, plant and
   equipment............................. (1,296,299)    (624,426)    (959,179)
  Redemption of certificate of deposit...     42,465      223,074       46,101
  Proceeds from sale of property, plant
   and equipment.........................    122,827      142,711       39,827
  Repayment from (payments to) joint
   venture partner.......................    (50,000)         --      (122,775)
                                          ----------  -----------  -----------
   Net cash used in investing
    activities........................... (1,181,007)    (258,641)    (996,026)
                                          ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                                            For the years ended December 31,
                                            -----------------------------------
                                               1995        1996         1997
                                            ----------  -----------  ----------
Cash flows from financing activities:
 Principal payments on long-term debt.....    (867,966)  (1,781,913)   (556,731)
 Proceeds from equipment notes payable....   1,375,137      127,913         --
 Proceeds from installment note payable...         --       500,000         --
 Proceeds from sale-leaseback back of
  assets..................................         --       734,013         --
 Proceeds from (repayment of)
  notes payable...........................     249,180   (1,081,500)     (2,500)
 Distributions to shareholders............         --           --   (5,099,366)
                                            ----------  -----------  ----------
   Net cash provided by (used in)
    financing activities..................     756,351   (1,501,487) (5,658,597)
                                            ----------  -----------  ----------
   Net increase (decrease) in cash and
    cash equivalents......................     530,919    1,432,291  (1,400,429)
Cash and cash equivalents at beginning of
 year.....................................     770,790    1,301,709   2,734,000
                                            ----------  -----------  ----------
Cash and cash equivalents at end of year..  $1,301,709  $ 2,734,000  $1,333,571
                                            ==========  ===========  ==========
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
   Interest...............................  $  223,389  $   196,604  $   52,983
                                            ==========  ===========  ==========
   Income taxes...........................  $  225,274  $ 1,984,369  $  720,355
                                            ==========  ===========  ==========


          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

 (a) Organization

  Tri-City Electrical Contractors, Inc. (the Company) is an electrical contractor engaged in designing and installing electrical systems in the commercial, industrial and residential construction markets. The Company is headquartered in Altamonte Springs, Florida and operates branch locations in Pompano Beach, Tampa and Fort Myers, Florida. The Company conducts all of its business within the state of Florida.

  As further described in Note 14, the Company entered into a Letter of Intent with Consolidation Capital Corporation for the potential sale of the Company.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, B&S Diversified, Inc. and B&S Diversified, Inc. #2. B&S Diversified, Inc. and B&S Diversified, Inc. #2 are joint ventures in which the Company has a 75% interest as to profits and losses. All significant intercompany transactions between the entities have been eliminated in consolidation.

 (c) Cash Equivalents

  Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. For purposes of the statement of cash flows, the Company considers such investments with a maturity of three months or less to be cash equivalents.

 (d) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 (e) Income Taxes

  Until December 31, 1996, the Company followed the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Effective January 1, 1997, the Company's stockholders elected to be taxed under the provisions of sub-chapter S of the Internal Revenue Code. Under these provisions, the stockholders will include in their individual income tax returns their pro rata shares of the Company's revenue and expenses.

  The unaudited pro forma federal and state income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", as if the Company had been subject to federal and state income taxes as a C corporation rather than under the provisions of a sub-chapter S corporation for 1997.

 (f) Contract Revenue Recognition and Contract Costs

  Contract revenues are recognized on the percentage-of-completion method. Under this method, the percentage of completion of each job is the portion of the costs incurred to date compared to current estimates of total cost. This percentage is applied to the total contract price to determine the amounts of revenue earned on fixed price contracts. Revenues from cost plus contracts are recognized on the basis of costs incurred during the period plus the fee earned. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recorded. The Company does not recognize any gross profit amounts related to change order work performed until such time as those change orders have been approved by the customer.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) Organization and Summary of Significant Accounting Policies--(Continued)

  Contract costs include all direct and indirect costs related to job performance. Selling, general and administrative costs are charged to expense as incurred.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents contract billings in excess of revenues recognized.

 (g) Depreciation and Amortization

  Depreciation and amortization is provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method for financial statement reporting purposes. The straight-line, declining balance, Accelerated Cost Recovery System and Modified Accelerated Cost Recovery System methods are used for income tax reporting.

  The estimated service lives for financial reporting purposes are generally as follows:

      Leasehold improvements......................................... 3-15 years
      Autos, trucks and trailers.....................................    5 years
      Office furniture and equipment................................. 3-10 years
      Shop tools and equipment.......................................    5 years

 (h) Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements to conform with the 1997 presentation.

 (i) Significant Group Concentration of Credit Risk

  As of December 31, 1997 and 1996, substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, limits and monitoring procedures.

 (j) Use of Estimates

  In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates (see note 3).

 (k) Financial Instruments

  Balance Sheet Financial Instruments--The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's notes payable and long-term debt approximate fair value because the instruments are variable rate notes which reprice frequently.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) Organization and Summary of Significant Accounting Policies--(Continued)

 (l) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(2) Accounts Receivable

  Accounts receivable are summarized as follows:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Completed contracts including retentions........... $ 1,329,411  $ 1,356,146
   Contracts in progress:
     Current billings.................................   8,325,388   10,649,975
     Retentions.......................................   3,681,338    5,069,366
   Other..............................................      97,621      162,399
                                                       -----------  -----------
                                                        13,433,758   17,237,886
   Less allowance for doubtful accounts...............     (10,100)    (364,413)
                                                       -----------  -----------
                                                       $13,423,658  $16,873,473
                                                       ===========  ===========

  The provisions for doubtful accounts of $113,100, $10,000 and $354,313 have been included in selling, general and administrative expenses in the accompanying consolidated 1995, 1996 and 1997 statements of operations, respectively.

(3) Contracts in Progress

  Contracts in progress are summarized as follows:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Costs incurred on uncompleted contracts............ $71,670,443  $73,320,138
   Estimated earnings.................................   9,327,198   11,651,629
                                                       -----------  -----------
                                                        80,997,641   84,971,767
   Less billings to date..............................  84,256,985   89,615,489
                                                       -----------  -----------
                                                       $(3,259,344) $(4,643,722)
                                                       ===========  ===========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(3) Contracts in Progress--(Continued)

  Included in the consolidated balance sheets under the following captions:

                                                         December 31,
                                                    ------------------------
                                                       1996         1997
                                                    -----------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts.............. $ 1,116,186  $ 2,401,919
   Billings in excess of costs and estimated
    earnings on uncompleted contracts..............  (4,375,530)  (7,045,641)
                                                    -----------  -----------
                                                    $(3,259,344) $(4,643,722)
                                                    ===========  ===========

  As of December 31, 1995, 1996 and 1997, the Company had unapproved change orders of approximately $3,284,000, $3,162,000 and $3,163,000, respectively, which are recorded without profit recognition as a component of contract revenue in the accompanying consolidated statements of operations.

(4) Notes Payable

  The Company has lines of credit arrangements with two banks under which it may borrow, on an unsecured basis, up to an aggregate of $3,000,000 as of December 31, 1997, with interest that approximates the banks' prime rate (8 1/2% at December 31, 1997). As of December 31, 1997, the Company also has a line of credit arrangement with one bank under which it can borrow up to an additional $1,000,000 with interest that approximates the bank's prime rate plus 1% (8 1/2% at December 31, 1997, the total balances outstanding under these lines of credit were $2,530 and $30 at December 31, 1996 and 1997, respectively.

  These note agreements each contain a provision restricting the payment of dividends and transfer of ownership of the Company without the prior written consent of the lenders. Written consent of the lenders was obtained by the Company subsequent to December 31, 1997.

(5) Long-term Debt and Capitalized Lease Obligations

  Long-term debt and capitalized lease obligations are summarized as follows:

                                                             December 31,
                                                          -------------------
                                                             1996      1997
                                                          ---------- --------
   Capitalized equipment lease obligations, related to
    certain vehicles and equipment, payable in 26 to 51
    equal monthly principal installments plus interest at
    the commercial paper rate plus .9% maturing on
    various dates through February, 2001................. $  734,013 $489,782
   Installment note payable to a bank with original
    balance of $500,000 payable in 24 equal monthly
    installments of $20,833 with interest at bank's prime
    rate plus 1/2% (8 1/4% at December 31, 1996). The
    balance of the note payable was repaid during 1997...    312,500      --
                                                          ---------- --------
                                                           1,046,513  489,782
    Less current maturities..............................    490,374  237,544
                                                          ---------- --------
                                                          $  556,139 $252,238
                                                          ========== ========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(5) Long-term Debt and Capitalized Lease Obligations--(Continued)

  Maturities of and capitalized lease obligations for years ending after December 31, 1997 are as follows:

   1998................................................................ $237,932
   1999................................................................  198,097
   2000................................................................   51,910
   2001................................................................    1,843
                                                                        --------
                                                                        $489,782
                                                                        ========

(6) Income Taxes

  The provision for income tax expense (benefit) is summarized as follows:

                                                    Year ended December 31,
                                                 ------------------------------
                                                    1995        1996     1997
                                                 -----------  -------- --------
   Current:
     Federal.................................... $ 1,310,717  $575,502 $    --
     State......................................     223,826    98,222      --
                                                 -----------  -------- --------
                                                   1,534,543   673,724      --
                                                 -----------  -------- --------
   Deferred:
     Federal....................................    (891,740)    5,235  415,690
     State......................................    (155,551)      897   46,189
                                                 -----------  -------- --------
                                                  (1,047,291)    6,132  461,879
                                                 -----------  -------- --------
   Total income tax expense..................... $   487,252  $679,856 $461,879
                                                 ===========  ======== ========

  The tax effect of temporary differences between the income tax basis of assets and liabilities and the financial statement reporting amounts which result in the recognition of deferred tax assets and liabilities as of December 31, 1996 are as follows:

                                                               December 31, 1996
                                                               -----------------
   Deferred tax assets:
     Bad debts................................................     $   3,434
     Accrued losses on long-term construction contracts.......           503
     Workers' compensation self insurance reserves............       380,387
     Deferred compensation....................................       128,727
     Reserve for loss contracts...............................        84,520
     Tax reported asset sale-gains............................         8,059
                                                                   ---------
       Total deferred tax assets..............................       605,630
                                                                   ---------
   Deferred tax liabilities:
     Deferred profit on contracts.............................      (153,599)
     Depreciation.............................................       (19,362)
     Other....................................................       (33,722)
                                                                   ---------
       Total deferred tax liabilities.........................      (206,683)
                                                                   ---------
       Net deferred tax assets................................     $ 398,947
                                                                   =========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(6) Income Taxes--(Continued)

  Presented in the accompanying consolidated balance sheet as of December 31, 1996:

                                                              December 31, 1996
                                                              -----------------
   Current assets............................................     $443,972
   Noncurrent liabilities....................................      (45,025)
                                                                  --------
                                                                  $398,947
                                                                  ========

  No valuation allowance has been recognized in the accompanying consolidated financial statements for the deferred tax assets as of December 31, 1996 or 1995 because the Company has sufficient taxable income within the statutory carryback periods.

  Effective January 1, 1997, the Company elected, by consent of its stockholders, to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders include in their individual income tax return the Company's taxable income or loss.

  The Company incurred an income tax liability associated with built-in gains at the time of the conversion to "S" corporation status. Built-in gains represent the excess of the fair market value of the S corporation's assets at the effective date of the S corporation election over the aggregate adjusted tax basis of those assets at that date. Taxes associated with the built-in gains were charged to operations during the year ended December 31, 1997.

  The balances of deferred tax assets and liabilities as of December 31, 1996, net of the tax associated with the built-in gains referred to above, were also charged to operations during the year ended December 31, 1997 resulting in the 1997 provision for income taxes.

  The actual expense for 1995 and 1996 differs from the "expected" tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to income before income taxes) as follows:

                                                             December 31,
                                                           ------------------
                                                             1995      1996
                                                           --------  --------
   Computer "expected" tax expense........................ $350,980  $613,978
   Nondeductible expenses.................................   17,309    39,867
   State income taxes, net of federal tax effect..........   45,062    63,291
   Settlement of investment in partnerships at amounts
    different than accrued................................   86,220       --
   Computed taxes attributable to minority interest
    portion of income before taxes........................  (24,282)  (35,559)
   Other, net.............................................   11,963    (1,721)
                                                           --------  --------
                                                           $487,252  $679,856
                                                           ========  ========

(7) Leases

  The Company leases their Pompano Beach and Fort Myers facilities from third parties. The remainder of the facilities are leased from a related party, as more fully described in note 9. These leases have been classified as operating leases.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(7) Leases--(Continued)

  The Company also leases a portion of their fleet vehicles for a period of five years from acquisition of the vehicles. These leases are cancelable after one year and, accordingly, are classified as operating leases.

  The following is a schedule of future minimum lease payments required under operating leases, including those with related parties as more fully described in note 9, that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

   1998..............................................................   $863,214
   1999..............................................................    523,419
   2000..............................................................    410,068
   2001..............................................................    269,205
   2002 and thereafter...............................................     83,487
                                                                      ----------
                                                                      $2,149,393
                                                                      ==========

  Rental expense for operating leases was $474,668, $683,594 and $902,239 for the years ended December 31, 1995, 1996 and 1997, respectively.

(8) 401(K) Employees' Profit Sharing Plan

  The Company has a 401(K) profit sharing plan under which voluntary employee contributions are permissible from eligible employees who elect to participate in the plan. The Company's contribution is determined annually by the Board of Directors. Contributions made by the Company were $23,263, $104,888 and $116,768 for the years ended December 31, 1995, 1996, and 1997, respectively.

(9) Related Party Transactions

  The Company leases its Altamonte Springs and Tampa facilities from its principal shareholder. The Altamonte Springs lease agreement requires base monthly payments of $30,509. For each year after the first year, the lease payment will be upwardly adjusted by the greater of the increase in the Consumer Price Index or three percent. The lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property. The lease expires in 1998. The Tampa lease agreement requires monthly payments of $3,000 and expires in 1999.

  The Company is guarantor of two loans in the name of the principal stockholder to finance the Company's Altamonte Springs and Tampa facilities. The total amount borrowed under the two loan agreements was $1,274,000. The principal amounts of the loans outstanding at December 31, 1996 and 1997 were $823,600 and $732,150, respectively.

  Amounts due from a trust in the name of its principal stockholder at December 31, 1996 and 1997, were $550,768 and $607,168, respectively. These amounts are included in advances from stockholders on the accompanying consolidated balance sheets and arise from the Company paying expenses on behalf of the trust.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(10) Backlog

  The following is a reconciliation of backlog work to be performed under signed contracts in existence at December 31, 1996 and 1997:

                                                                      (millions)
                                                                      ----------
   Balance, December 31, 1996........................................   $ 37.0
   Contract adjustments and new contracts............................    117.1
   Less: Contract revenue earned, 1997...............................     79.5
                                                                        ------
   Balance, December 31, 1997........................................   $ 74.6
                                                                        ======

  In addition, between January 1 and January 31, 1998, the Company entered into additional contracts totaling approximately $8.3 million.

(11) Environmental Remediation

  During 1993, the Company incurred costs for remediation in connection with efforts to clean up a petroleum product contamination at its Altamonte Springs, Florida facilities. The Company applied for and received approval for reimbursement of $302,890 under the Florida Petroleum Liability Insurance and Restoration program. As of December 31, 1996 and 1997, $222,299 of the total approved reimbursement has been collected and $80,591 remains outstanding and is included in accounts receivable in the accompanying consolidated balance sheet.

(12) Minority Interest

  The Company is party to two joint ventures with B&S Diversified, Inc., in connection with two specified contracts. The venture agreements provide for sharing of profits at 75% to the Company and 25% to the joint venture partner. All transactions related to the ventures have been consolidated in the accompanying consolidated financial statements and all significant intercompany balances have been eliminated.

(13) Sale-Leaseback Transactions

  On December 31, 1996 the Company completed a transaction wherein seventy-five of the vehicles the Company had owned with a net book value of $712,596 at the date of the transaction, were sold to a leasing company for the sum of $734,013 resulting in a gain of $21,417.

  The Company immediately entered into individual lease agreements for each of the vehicles with terms ranging from twenty-six to fifty-one months and with interest accruing at .9% over the commercial paper rate (5.8% at December 31, 1997) payable monthly on the outstanding unamortized cost of the leased asset. The gain realized on the transaction is to be amortized over the respective lease terms for each of the individual vehicles.

(14) Subsequent Event

  Subsequent to December 31, 1997, the stockholders of the Company entered into an agreement to sell their shares of the Company to Consolidation Capital Corporation ("CCC"), a public company, for cash and shares of CCC common stock. Simultaneous with the transaction, the Company will become a C-corporation and its income will be taxed at the corporate level (as it was in 1996 and prior years) rather than be included in the income tax returns of the stockholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Wilson Electric Company, Inc.

  We have audited the accompanying balance sheet of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

/s/ Barry and Moore, P.C.

Barry and Moore, P.C.

Phoenix, Arizona
January 30, 1998

                         WILSON ELECTRIC COMPANY, INC.

                                 BALANCE SHEET

                                       November 30,
                            -------------------------------------   February
                               1995         1996         1997       28, 1998
                            -----------  -----------  -----------  -----------
                                                                   (unaudited)
          ASSETS
CURRENT ASSETS:
  Cash and cash equiva-
   lents................... $ 1,757,952  $ 3,385,466  $ 1,041,785  $    20,193
  Contracts receivable
   (Notes 3 and 5).........   8,542,419   11,308,641   14,085,329   11,665,106
  Costs and estimated earn-
   ings in excess of bill-
   ings on uncompleted con-
   tracts (Note 4).........     565,702    1,225,288    1,301,651    2,916,870
  Notes receivable.........      37,975          --        59,824       57,410
  Deferred income taxes
   (Note 11)...............         --           --       115,760      115,760
  Prepaid expenses and
   other current assets....      13,579      105,835       57,866      242,137
                            -----------  -----------  -----------  -----------
    Total current assets...  10,917,627   16,025,230   16,662,215   15,017,476
                            -----------  -----------  -----------  -----------
PROPERTY AND EQUIPMENT:
 (Note 5)
  Equipment................     161,328      223,263      340,632      376,251
  Automobiles & trucks.....     474,589      521,007      564,579      566,054
  Office equipment.........      60,834       97,093      126,525      154,512
  Furniture................       7,904       16,318       23,630       23,630
  Computer equipment &
   software................     130,015      138,923      415,226      445,590
  Leasehold Improvements...         --           --        15,090          --
                            -----------  -----------  -----------  -----------
                                834,670      996,604    1,485,682    1,566,037
    Less accumulated depre-
     ciation...............    (430,028)    (562,403)    (781,312)    (851,119)
                            -----------  -----------  -----------  -----------
    Property and equipment,
     net...................     404,642      434,201      704,370      714,918
SHW JOINT VENTURE, (Note
 10).......................     468,408      422,641          --           --
OTHER ASSETS...............      19,651       23,227      136,160      977,346
GOODWILL, (net of $13,500,
 $10,500 and $7,500 of am-
 ortization) (Note 9)......      16,500       13,500       10,500        9,750
                            -----------  -----------  -----------  -----------
                            $11,826,828  $16,918,799  $17,513,245  $16,719,490
                            ===========  ===========  ===========  ===========
      LIABILITIES AND
   STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......... $ 2,242,295  $ 4,875,340  $ 4,588,823  $ 3,936,028
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted contracts
   (Note 4)................   2,312,092    3,211,141    3,401,706    2,320,983
  Accrued liabilities......     292,637      468,575      428,838      463,965
  Accrued payroll and re-
   lated taxes.............   2,785,396    2,348,590    2,914,098    1,868,262
  Accrued contribution to
   Employee Stock Ownership
   Plan (Note 6)...........     665,410    1,358,147      536,299    1,558,757
  Note Payable ((Notes 5
   and 6)..................         --           --       183,333    1,100,000
  Employee Stock Ownership
   Plan note payable
   (Note 6)................     149,625    2,000,000          --           --
    Less--Accrued
     contribution included
     above.................    (149,625)  (1,358,147)         --           --
                            -----------  -----------  -----------  -----------
      Total current
       liabilities.........   8,297,830   12,903,646   12,053,097   11,247,995
                            -----------  -----------  -----------  -----------
COMMITMENTS (Notes 5
 and 7)....................         --           --           --
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par
   value; authorized
   1,000,000 shares, issued
   and outstanding 10,000..      10,000       10,000       10,000       10,000
  Additional paid-in capi-
   tal.....................     265,950      265,950      265,950      265,950
  Retained earnings........   3,253,048    4,381,056    5,184,198    5,195,545
  Employee Stock Ownership
   Plan note payable (Note
   6)......................    (149,625)  (2,000,000)         --           --
  Accrued contribution in-
   cluded in current lia-
   bilities................     149,625    1,358,147          --           --
                            -----------  -----------  -----------  -----------
      Total stockholders'
       equity..............   3,528,998    4,015,153    5,460,148    5,471,495
                            -----------  -----------  -----------  -----------
                            $11,826,828  $16,918,799  $17,513,245  $16,719,490
                            ===========  ===========  ===========  ===========

       The accompanying notes are an integral part of this balance sheet.

                         WILSON ELECTRIC COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                      For the three months
                             For the years ended November 30,          ended February 28,
                          ----------------------------------------  --------------------------
                              1995          1996          1997          1997          1998
                          ------------  ------------  ------------  ------------  ------------
                                                                           (unaudited)
CONTRACT REVENUES.......  $ 40,279,206  $ 49,790,214  $ 71,008,958  $ 15,436,341  $ 17,243,732
COST OF CONTRACT
 REVENUES...............   (29,935,382)  (37,729,341)  (59,036,426)  (12,719,276)  (14,568,353)
                          ------------  ------------  ------------  ------------  ------------
GROSS PROFIT............    10,343,824    12,060,873    11,972,532     2,717,065     2,675,379
                          ------------  ------------  ------------  ------------  ------------
EXPENSES:
  General and
   administrative
   expenses ............     6,317,716     7,281,252     8,093,230     1,385,359     1,654,772
  ESOP contribution
   (Note 6).............     1,981,828     2,957,797     2,421,164       656,114     1,014,546
                          ------------  ------------  ------------  ------------  ------------
    Total expenses......     8,299,544    10,239,049    10,514,394     2,041,473     2,669,318
                          ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS..     2,044,280     1,821,824     1,458,138       675,592         6,061
OTHER INCOME (EXPENSE):
  Interest income.......        20,919        89,593       157,634        96,703        90,040
  Interest expense......        (4,439)      (82,404)     (109,581)      (38,952)      (13,122)
  Other income
   (expense)............         6,235       101,820       (78,548)       36,558        17,143
                          ------------  ------------  ------------  ------------  ------------
    Net other income
     (expense)..........        22,715       109,009       (30,495)       94,309        94,061
                          ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME
 TAXES..................     2,066,995     1,930,833     1,427,643       769,901       100,122
PROVISION FOR INCOME
 TAXES (Note 11)........      (811,730)     (802,825)     (624,501)     (212,500)      (88,775)
                          ------------  ------------  ------------  ------------  ------------
NET INCOME..............     1,255,265     1,128,008       803,142       557,401        11,347
RETAINED EARNINGS,
 Beginning of year......     1,997,783     3,253,048     4,381,056     4,381,056     5,184,198
                          ------------  ------------  ------------  ------------  ------------
RETAINED EARNINGS, End
 of year................  $  3,253,048  $  4,381,056  $  5,184,198     4,938,457     5,195,545
                          ============  ============  ============  ============  ============

        The accompanying notes are an integral part of these statements.

                         WILSON ELECTRIC COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 For the three months
                          For the years ended November 30,        ended February 28,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                      (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income...........  $ 1,255,265  $ 1,128,008  $   803,142  $   557,401  $    11,347
                         -----------  -----------  -----------  -----------  -----------
  Adjustments to
   reconcile net income
   to net cash provided
   by (used for)
   operations--
    Depreciation and
     amortization......      104,364      154,621      232,324       42,944       71,307
    (Gain) Loss on sale
     of assets.........       12,780       (1,447)       2,255          --           --
    SHW Joint Venture
     (income) loss.....          --       (96,733)      80,641          --           --
  (Increase) decrease
   in:
    Contracts
     receivable........   (1,108,920)  (2,766,221)  (2,776,688)      65,155    2,420,223
    Costs and estimated
     earnings in excess
     of billings on
     uncompleted
     contracts.........       64,168     (659,586)     (76,363)    (289,265)  (1,615,219)
    Notes receivable...       14,275       37,975      (59,824)     (50,000)       2,414
    Prepaid expenses...       20,695      (92,256)      47,969       93,449     (184,271)
    Other assets.......       (5,325)      (3,651)    (113,008)    (496,352)    (841,186)
    Deferred Income
     Taxes.............          --           --      (115,760)         --           --
  Increase (decrease)
   in:
    Accounts payable...     (933,811)   2,633,045     (286,517)    (122,397)    (652,795)
    Billings in excess
     of costs and
     estimated earnings
     on uncompleted
     contracts.........    1,403,358      899,049      190,565      336,567   (1,080,723)
    Accrued
     liabilities.......     (180,580)     175,938      (39,737)      14,076       35,127
    Accrued payroll and
     related taxes.....    1,149,901     (436,806)     565,508     (205,815)  (1,045,836)
    Accrued pension
     contribution......   (1,101,364)     692,737     (821,848)  (1,663,021)   1,022,458
                         -----------  -----------  -----------  -----------  -----------
  Net adjustments to
   reconcile net income
   to net cash (used
   for) provided by
   operations..........     (560,459)     536,665   (3,170,483)  (2,274,659)  (1,868,501)
                         -----------  -----------  -----------  -----------  -----------
      Net cash (used
       for) provided by
       operating
       activities......      694,806    1,664,673   (2,367,341)  (1,717,258)  (1,857,154)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of
   equipment...........     (243,149)    (181,509)    (502,423)     (80,201)     (81,105)
  Distribution from SHW
   Joint Venture.......          --       142,500      342,000          --           --
  Proceeds on sale of
   equipment...........        8,093        1,850          750          --           --
  Loan to ESOP.........          --           --    (2,000,000)  (2,000,000)         --
  Repayments of loan to
   ESOP................          --           --     2,000,000    2,000,000          --
                         -----------  -----------  -----------  -----------  -----------
      Net cash flows
       used for
       investing
       activities......     (235,056)     (37,159)    (159,673)     (80,201)     (81,105)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Borrowings...........          --           --     2,000,000    2,000,000    1,100,000
  Repayment of
   borrowings..........          --           --    (1,816,667)    (333,333)    (183,333)
                         -----------  -----------  -----------  -----------  -----------
    Net cash flows
     provided by
     financing
     activities........          --           --       183,333    1,666,667      916,667
                         -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH...............      459,750    1,627,514   (2,343,681)    (130,792)  (1,021,592)
CASH AND CASH
 EQUIVALENTS, Beginning
 of year...............    1,298,202    1,757,952    3,385,466    3,385,466    1,041,785
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, End of
 year..................  $ 1,757,952  $ 3,385,466  $ 1,041,785  $ 3,254,674  $    20,193
                         ===========  ===========  ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       November 30, 1995, 1996 and 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Wilson Electric Company, Inc. (the "Company") was incorporated on May 24, 1988 and performs electrical contracting services throughout Arizona. The significant accounting policies of the Company are as follows:

 Cash and Cash Equivalents--

  Cash equivalents consist of investments in highly liquid investments with maturities of three months or less, and at November 30, 1996 and 1997, included restricted cash of $184,330 and $770,297, respectively.

 Revenue and Cost Recognition--

  Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the actual costs incurred to date compared to estimated total cost for each contract. Revenue recognition commences only after contract progress reaches a state where experience is sufficient to estimate a profit on the contract. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized.

  Contract costs include all direct material, labor and employee benefit costs and indirect costs related to contract performance, such as indirect labor, equipment rentals, insurance and tools. Selling and most general and administrative costs are charged to expense as incurred. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and revenues, and are recognized in the period in which the revisions are determined.

  The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

 Depreciation--

  Property and equipment are carried at cost. Depreciation of property and equipment is determined using straight-line and accelerated methods of depreciation for financial statement purposes at rates based on the following estimated useful lives:

      Furniture and fixtures......................................... 5-10 years
      Computer equipment and software................................ 3- 5 years
      Shop equipment................................................. 3- 5 years
      Automotive equipment........................................... 3- 5 years

  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repair are charged to expense as incurred.

 Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued)

 Advertising Expense--

  The Company expenses advertising costs as incurred. Advertising expenses were $61,438, $96,441 and $127,303 in 1995, 1996 and 1997, respectively.

 Unaudited Interim Financial Statements--

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustment, necessary for a fair presentation of the financial position of the Company at February 28, 1998, and the results of its operations and its cash flows for the three months ended February 28, 1997 and February 28, 1998, as presented in the accompanying unaudited interim financial statements.

(2) SUPPLEMENTAL CASH FLOW INFORMATION:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Income taxes paid................ $    921,180  $    876,819  $    752,833
   Interest paid.................... $      4,439  $     82,404  $     84,581

(3) CONTRACTS RECEIVABLE:

  Contracts receivable consist of the following:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Completed contracts.............. $  1,873,011  $    897,193  $    779,037
   Contracts in progress............    5,065,980     8,632,012    10,698,107
   Unbilled completed contracts.....       56,668       152,600       143,000
   Retainages.......................    1,556,760     1,636,836     2,475,185
   Less: Allowance for doubtful
    accounts........................      (10,000)      (10,000)      (10,000)
                                     ------------  ------------  ------------
                                     $  8,542,419   $11,308,641   $14,085,329
                                     ============  ============  ============

(4) CONTRACTS IN PROCESS:

  Information with respect to contracts in process follows:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Expenditures on uncompleted
    contracts.......................  $18,300,419   $22,081,105   $50,660,947
   Estimated earnings thereon.......    4,095,848     3,920,520     6,378,912
                                     ------------  ------------  ------------
                                       22,396,267    26,001,625    57,039,859
   Less billings applicable
    thereto.........................   24,142,657    27,987,478    59,139,914
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

  Included in the accompanying balance sheet under the following captions:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Costs and estimated earnings in
    excess of billings on
    uncompleted contracts........... $    565,702  $  1,225,288  $  1,301,651
   Billings in excess of costs and
    estimated earnings on
    uncompleted contracts...........   (2,312,092)   (3,211,141)   (3,401,706)
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(5) NOTE PAYABLE AND LINE OF CREDIT:

  As of November 30, 1995, 1996 and 1997, the Company had a line of credit with Norwest Bank in the amount of $2,500,000, $3,000,000 and $4,000,000, respectively. Interest was 9.75%, 9.25% and 8.50% at November 30, 1995, 1996 and 1997, respectively. The collateral for the line of credit is a first lien position on all accounts and contracts receivable, inventory, equipment, vehicles, furniture and fixtures. There were no borrowings against this line at November 30, 1995, 1996 and 1997, respectively.

  The agreement requires the Company to maintain certain ratios and minimums.

  In January, 1997, the Company borrowed $2,000,000 and then loaned the proceeds to the Employee Stock Ownership Plan. The loan is payable in minimum monthly payments of $83,333, together with interest at the prime rate.

(6) EMPLOYEE STOCK OWNERSHIP PLAN:

  Effective December 1, 1992 the Company established an employee stock ownership Plan (ESOP) covering substantially all of its employees. Company contributions to the Plan are determined annually by management.

  During fiscal year 1994, the ESOP used the proceeds of a loan guaranteed by the Company to purchase 1,900 shares of the Company's common stock for $2,280,000. The loan was paid in full during the fiscal year 1995.

  During fiscal year 1996, the ESOP purchased 2,500 shares of the Company's common stock for $3,500,000. The ESOP made cash payments totaling $1,500,000 and issued $2,000,000 of notes due November 1, 1997.

  In January, 1997, the Company borrowed $2,000,000 and loaned the funds to the ESOP for the repayment of its $2,000,000 of notes. During the year ended November 30, 1997, the Company accrued contributions to the ESOP sufficient to allocate the remaining shares, and accordingly reduced the loan to the ESOP to zero.

  Generally accepted accounting principles require the following:

1) For loans made to the ESOP by someone other than the Company (a direct loan), the loan balance is reported as a liability and a deduction in the stockholders' equity section of the Company. At November 30, 1996, the loan to the ESOP was a direct loan, as the loan was payable to the selling shareholders.

2) For loans made to the ESOP by the Company, the Company does not report a loan receivable from the ESOP. Instead, the loan receivable is reported as a deduction in the stockholder's equity section and is reduced to the extent accrued Company contributions to the ESOP releases shares.

  Information with respect to the allocation of common shares is as follows:

                                                         1995    1996    1997
                                                        ------- ------- -------
   Allocated........................................... 4,900.0 5,971.4 7,400.0
   Committed to be released............................     --  1,428.6     0.0
                                                        ------- ------- -------
     Total............................................. 4,900.0 7,400.0 7,400.0
                                                        ======= ======= =======

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(6) EMPLOYEE STOCK OWNERSHIP PLAN:--(Continued)

  The fair values for shares allocated and committed to be released is based upon the latest appraisal available.

  During the years ended November 30, 1995, 1996 and 1997, contributions charged to expense amounted to $1,981,828, $2,957,797 and $2,421,164, respectively. In addition, in 1995 and 1996, the Company paid interest of $81,734 and $65,338, respectively, on the ESOP's notes payable.

(7) COMMITMENTS:

  The Company leases its offices, warehouse facilities and vehicles under operating leases.

  Minimum annual rental commitments are as follows:

                                                        1995     1996     1997
                                                      -------- -------- --------
   1996.............................................. $250,907 $    --  $    --
   1997..............................................  191,618  307,994      --
   1998..............................................  109,734  138,318  309,421
   1999..............................................      --    61,857  143,360
   2000..............................................      --    45,356  131,081
   2001..............................................      --    25,256  116,934
   Thereafter........................................      --       --    38,915
                                                      -------- -------- --------
                                                      $552,259 $578,781 $739,711
                                                      ======== ======== ========

(8) RELATED PARTY TRANSACTIONS:

  The Company leased office space from one of its shareholders for $6,249 per month. This lease expired on December 31, 1996, and is on a month-to-month basis.

  The Company performs contracting activities with a company which is owned by an employee. Total revenue for the years ended November 30, 1995, 1996 and 1997 were $291,806, $137,027 and $0, respectively. Amounts included in Accounts Receivable from such activities at November 30, 1996 and 1995, were $131,528 and $42,654, respectively. There were no amounts included in Accounts Receivable at November 30, 1997.

(9) GOODWILL:

  During 1993, the Company acquired assets and assumed leases and contracts-in-process of Adkins Cabling Systems (Adkins). The amount assigned to goodwill represents the excess of the amount paid over the fair value of assets received, and is being amortized over eight years which is the term of related employment and non-competition agreements with the sole Adkins shareholder.

(10) SHW JOINT VENTURE:

  The Company had a minority interest in a general partnership joint venture formed to construct a freeway management system. Related costs included in the Company's contract revenue earned and cost of revenues earned were $80,000, $7,000 and $0 for the years ended November 30, 1995, 1996 and 1997. The investment was accounted on the equity method of accounting wherein the Company recognized it's share of the joint ventures net assets.

  The joint venture was completed in 1997.

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997

(11) INCOME TAXES:

  Deferred income taxes arise because of timing differences between financial and income tax reporting.

  At November 30, 1997, the only significant timing difference relates to accrued vacation pay, that is not tax deductible unless paid within 2 1/2 months after year-end. The provision for income taxes for 1997 differed from the amount computed by applying the statutory income tax rates because of non-deductible expenses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
SKC Electric, Inc. and Affiliate

  In our opinion, the accompanying combined balance sheet at December 31, 1997 and 1996, and the related combined statements of income and of cash flows for the years ended December 31, 1997 and 1996 and the three months ended December 31, 1995 of SKC Electric, Inc. and Affiliate, and the consolidated statements of income and of cash flows of Lovecor, Inc. and subsidiaries for the year ended September 30, 1995, present fairly, in all material respects, the financial position of SKC Electric, Inc. and Affiliate, at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, for the three months ended December 31, 1995, and for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri
February 17, 1998

                        SKC ELECTRIC, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                                             December 31,
                                                         ---------------------
                                                            1996       1997
                                                         ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $  719,316 $1,686,037
  Accounts receivable:
    Contracts...........................................  4,688,121  5,161,512
    Other...............................................     75,761    138,708
  Costs and estimated earnings in excess of billings....    125,597    134,759
  Materials.............................................     85,438    161,338
  Deferred income taxes.................................        --     150,000
                                                         ---------- ----------
      Total current assets..............................  5,694,233  7,432,354
  Property and equipment................................    251,363    553,957
  Receivable--related party.............................    250,000    250,000
  Other assets..........................................    131,375    131,790
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..................... $    3,495 $  196,490
  Accounts payable......................................    963,534  1,414,869
  Due to stockholders...................................      3,101        --
  Billings in excess of costs and estimated earnings....  1,555,592  1,652,288
  Accrued expenses......................................    545,450    825,818
  Accrued ESOP liability................................    350,000        --
  Accrued income taxes..................................    105,000  1,195,900
                                                         ---------- ----------
      Total current liabilities.........................  3,526,172  5,285,365
                                                         ---------- ----------
Long-term debt, less current portion....................        --     982,449
ESOP common stock purchase obligation (Note 8)..........        --   3,000,000
Unearned ESOP common stock (Note 8).....................        --  (1,178,939)
Commitments and contingencies (Notes 7 and 10)..........
             STOCKHOLDERS' EQUITY (Note 9)
Common stock:
  SKC Electric, Inc., $.01 par value, 100,000 shares
   authorized, 63,491 issued and outstanding at December
   31, 1997; no par value, 1,000 shares authorized,
   100 shares issued and outstanding at December 31,
   1996.................................................     10,000        635
  SKCE, Inc., $10 par value, 1,000,000 shares
   authorized, 1,000 shares issued and outstanding......     10,000     10,000
  Additional paid-in capital............................     15,000        --
  Retained earnings.....................................  2,765,799    268,591
                                                         ---------- ----------
      Total stockholders' equity........................  2,800,799    279,226
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========

   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                              STATEMENT OF INCOME

                          Lovecor, Inc.   SKC Electric, Inc. and Affiliate--
                           Consolidated                Combined
                          ------------- ---------------------------------------
                             For the    For the three   For the      For the
                           year ended   months ended   year ended   year ended
                          September 30, December 31,  December 31, December 31,
                              1995          1995          1996         1997
                          ------------- ------------- ------------ ------------
Revenues from
 construction and
 service contracts......   $11,261,874   $3,012,185   $16,811,224  $23,482,722
Costs from construction
 and service contracts..     8,556,644    2,205,404    12,565,452   16,970,948
                           -----------   ----------   -----------  -----------
Gross profit............     2,705,230      806,781     4,245,772    6,511,774
Selling, general and
 administrative
 expenses...............     1,900,327      426,680     2,906,523    4,199,645
                           -----------   ----------   -----------  -----------
Operating income........       804,903      380,101     1,339,249    2,312,129
Other income............        25,853        6,459        60,322       38,381
                           -----------   ----------   -----------  -----------
Income before income
 taxes..................       830,756      386,560     1,399,571    2,350,510
Provision for income
 tax....................       277,984          --            --     1,150,000
                           -----------   ----------   -----------  -----------
Net income..............   $   552,772   $  386,560   $ 1,399,571  $ 1,200,510
                           ===========   ==========   ===========  ===========
Unaudited pro forma
 information:
 Income before provision
  for income taxes......                 $  386,560   $ 1,399,571  $ 2,350,510
 Provision for income
  taxes.................                    150,758       545,833      916,582
                                         ----------   -----------  -----------
 Pro forma net income...                 $  235,802   $   853,738  $ 1,433,928
                                         ==========   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                            STATEMENT OF CASH FLOWS

                           Lovecor, Inc.   SKC Electric, Inc. and Affiliated--
                           Consolidated                 Combined
                           ------------- ----------------------------------------
                              For the    For the three   For the       For the
                            year ended   months ended   year ended    year ended
                           September 30, December 31,  December 31,  December 31,
                               1995          1995          1996          1997
                           ------------- ------------- ------------  ------------
Cash flows from operating
 activities
Net income...............    $ 552,772     $ 386,560   $ 1,399,571    $1,200,510
Adjustments to reconcile
 net income to net cash
 provided (used) by
 operating activities:
 Depreciation............       70,750        18,165        75,534       124,339
 Provision for doubtful
  accounts...............          --            --            --        161,127
 Gain on sale of fixed
  assets.................          --            --           (540)        3,502
 Deferred income taxes...     (305,000)          --            --       (150,000)
 ESOP compensation
  expense................          --            --            --        270,648
 (Increase) decrease in
  assets:
 Accounts receivable--
  contracts..............     (637,735)     (169,078)   (1,900,371)     (634,518)
 Accounts receivable--
  other..................        4,064         4,904       (50,820)      (62,947)
 Costs and estimated
  earnings in excess of
  billings on uncompleted
  contracts..............       31,226        (3,322)      (63,236)       (9,162)
 Materials...............       49,572       (18,751)      (47,260)      (75,900)
 Other assets............     (251,135)          362       (77,810)         (415)
 Increase (decrease) in
  liabilities:
 Accounts payable........      238,944       654,921       658,374       451,335
 Billings in excess of
  costs and estimated
  earnings on uncompleted
  contracts..............     (370,863)     (238,685)      394,852        96,696
 Accrued expenses and
  ESOP liability.........      239,104      (320,693)      721,457       (69,632)
 Accrued income taxes....      106,724      (254,087)      (68,397)    1,090,900
                             ---------     ---------   -----------    ----------
Net cash provided (used)
 by operating
 activities..............     (271,577)       60,296     1,041,354     2,396,483
Cash flows used by
 investing activities
 Capital expenditures....     (102,108)      (18,416)      (97,711)     (431,610)
 Proceeds from
  disposition of fixed
  assets.................          --            --            540         1,175
                             ---------     ---------   -----------    ----------
Net cash used by
 investing activities....     (102,108)      (18,416)      (97,171)     (430,435)


   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                         Lovecor, Inc.   SKC Electric, Inc. and Affiliate--
                         Consolidated                 Combined
                         ------------- ---------------------------------------
                            For the    For the three   For the      For the
                          year ended   months ended   year ended   year ended
                         September 30, December 31,  December 31, December 31,
                             1995          1995          1996         1997
                         ------------- ------------- ------------ ------------
Cash flows used by
 financing activities
 Distributions to
  stockholders..........      (3,633)         --       (654,172)     (799,342)
 Principal payments on
  long-term debt........     (30,288)      (5,063)      (29,453)     (199,985)
 Borrowings to finance
  ESOP..................         --           --            --      1,375,429
 Loan to ESOP...........         --           --            --     (1,375,429)
                           ---------     --------     ---------   -----------
Net cash used by
 financing activities...     (33,921)      (5,063)     (683,625)     (999,327)
Net increase (decrease)
 in cash and cash
 equivalents............    (407,606)      36,817       260,558       966,721
Cash and cash
 equivalents--beginning
 of period..............     829,547      421,941       458,758       719,316
                           ---------     --------     ---------   -----------
Cash and cash
 equivalents--end of
 period.................   $ 421,941     $458,758     $ 719,316   $ 1,686,037
                           =========     ========     =========   ===========
Income taxes paid.......   $ 469,994     $    --      $  68,397   $   210,400
                           =========     ========     =========   ===========


   The accompanying notes are an integral part of these financial statements.

                       SKC ELECTRIC, INC. AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of significant accounting policies

 Company's activities and operating cycle

  SKC Electric, Inc., its subsidiary, Cramar Electric, Inc., and its affiliate, SKCE, Inc. (the Company) are electrical specialty contractors and electrical service companies operating primarily in the commercial markets in Kansas and Missouri. The Company is headquartered in Lenexa, Kansas, and operates branch offices in Branson and Columbia, Missouri. During 1996, the Company acquired an exclusive franchise for TEGG services which provides preventive maintenance contracts for end user facilities located throughout the same geographic areas. The stock of Cramar Electric, Inc. was acquired in September 1997 for approximately $35,000 and will allow the Company to enter the residential and multifamily construction market.

  The length of the Company's construction contracts varies but is typically less than one year. Therefore, the contract-related assets and liabilities are classified as current. Other items in the balance sheet are classified as current or noncurrent depending on whether their realization and liquidation period extend beyond one year.

  The Company grants credit, generally without collateral, but is usually eligible for filing a contractor's lien against the property on which work was performed. Most of the Company's contracts are in the Kansas and Missouri regions. Consequently, the Company's ability to collect the amounts due from customers is affected by the economic fluctuations in these geographic areas. During 1997, approximately 17% of the Company's revenues were from one customer.

 Principles of combination and consolidation

  The combined financial statements include the consolidated accounts of SKC Electric, Inc. and its subsidiary, Cramar Electric, Inc., combined with its affiliate, SKCE, Inc. all of which are under common control and management and stock ownership effective October 1, 1995. Prior to October 1, 1995, SKC Electric, Inc. and its affiliate were owned by a separate corporation, Lovecor, Inc., which had the same stock ownership as SKC Electric, Inc. and its affiliate. Immediately following the close of business on September 30, 1995, the consolidated group was terminated as a result of the tax-free spin off of SKC Communications, Inc. (now SKCE, Inc.) and the subsequent tax-free merger of Lovecor, Inc. into SKC Electric, Inc.

  The fiscal year of the Company was September 30 prior to October 1, 1995, at which time a December 31 year end was adopted. All significant intercompany transactions and balances have been eliminated from the combined and consolidated financial statements.

 Revenue and cost recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant construction contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Balances billed but not paid pursuant to retainage provisions under provisions under construction contracts generally become due upon completion of the contracts and acceptance by the customers.

  Revenue earned on specific contracts in excess of billings and billings in excess of revenue earned are shown as current assets and liabilities, respectively, in the accompanying balance sheet. Revenues from service contracts and maintenance work are recognized when earned.

                       SKC ELECTRIC, INC. AND AFFILIATE

1. Summary of significant accounting policies--(Continued)

  Direct costs on construction contracts include all direct material, equipment, subcontractor, and labor costs. Where costs such as tools, travel, licenses and fees, and utilities can be charged to a specific job, the Company also considers these direct costs. Certain indirect costs for both construction and service contracts are allocated to jobs based on an overhead burden rate developed by the Company. This rate is based on the relationship between these indirect costs and labor expense incurred on the contracts. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 Property and equipment and depreciation

  Property and equipment is stated at cost. Expenditures for renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in or charged against income.

 Income taxes

  During the period October 1, 1994 through September 30, 1995, Lovecor, Inc. was a C corporation and used the liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences of future years of differences between the basis of assets and liabilities for income tax and financial reporting purposes.

  For the period October 1, 1995 to December 31, 1996, the companies' stockholders elected S corporation status under the Internal Revenue Code, thereby consenting to include the income or losses in their individual tax returns. At the time of the election, the Company was subject to a potential built-in gains tax based on the gross profit recognized on uncompleted contracts determined on a percentage-of-completion method. This tax totaling $105,000 was accrued at September 30, 1995 and subsequently paid. There is no provision for income taxes reflected in the financial statements during the period the companies elected S Corporation status.


  Subsequent to December 31, 1996, SKC Electric, Inc. terminated its S Corporation status and began using the liability method of accounting for income taxes. At this time, SKC Electric, Inc. was required to change its method of accounting for tax purposes from the completed contract method to the percentage-of-completion method.

  The unaudited pro forma information included in the Statement of Income is presented as if the Company had been subject to federal and state income taxes for all periods presented.

 Materials

  Materials consist of electrical supplies used on the contracts or for service work. The materials are valued at the lower of original cost or net realizable value. A residual value remains for materials used but not consumed on the jobs.

 Use of estimates

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from these estimates.

                       SKC ELECTRIC, INC. AND AFFILIATE

1. Summary of significant accounting policies--(Continued)

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent.

2. Contract receivables

  The contract receivables consist of the following:

                                                           December 31,
                                                       ---------------------
                                                          1996       1997
                                                       ---------- ----------
Current............................................... $4,108,444 $4,679,185
Retainage.............................................    579,677    622,327
Less allowance for doubtful accounts..................        --   (140,000)
                                                       ---------- ----------
                                                       $4,688,121 $5,161,512
                                                       ========== ==========

  At December 31, 1996, the Company considered the receivables to be fully collectible; therefore, no allowance for doubtful accounts was recorded. Retainages are due upon completion of the contracts and all are expected to be collected in the next 12 months.

 3. Costs and estimated earnings on uncompleted contracts

                                                          December 31,
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
Costs incurred on uncompleted contracts............ $ 4,901,213  $  9,916,098
Estimated earnings.................................     798,890     4,033,573
                                                    -----------  ------------
                                                      5,700,103    13,949,671
Less--Billings to date.............................  (7,130,098)  (15,467,200)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

  Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings
 on uncompleted contracts.......................... $   125,597  $    134,759
Billings in excess of costs and estimated earnings
 on uncompleted contracts..........................  (1,555,592)   (1,652,288)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

                       SKC ELECTRIC, INC. AND AFFILIATE

4. Property and equipment

  The property and equipment balance consists of the following:

                                                              December 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
Office furniture......................................... $  51,123  $   53,452
Computers................................................   304,600     384,772
Communication equipment..................................    22,650      35,515
Construction equipment...................................   235,954     358,264
Trucks and vehicles......................................   378,061     384,398
Leasehold improvements...................................       --      151,226
                                                          ---------  ----------
                                                            992,388   1,367,627
Less--Accumulated depreciation...........................  (741,025)   (813,670)
                                                          ---------  ----------
                                                          $ 251,363  $  553,957
                                                          =========  ==========

5. Notes payable and long-term debt

  The Company has a line of credit agreement with a bank with a borrowing limit of $500,000 which matures April 30, 1998. The interest rate is prime and is payable monthly. This line of credit is collateralized by the Company's contract receivables, materials, fixed assets and personal guaranties of the stockholders. There were no outstanding borrowings under this agreement as of December 31, 1996 or 1997.

  In 1997, the Company entered into an agreement with a bank for a $1,375,429 term loan which was used to finance the purchase by the SKC Electric, Inc. Employee Stock Ownership Plan of 30% of the shares of the Company's common stock from the majority shareholder. The term loan provides for interest payable quarterly at the prime rate, which was 8.5% at December 31, 1997, and annual payments of $196,490 due each December 31 with the balance due December 31, 2001. The term loan is secured by unallocated ESOP stock pledged as collateral. The balance outstanding at December 31, 1997 was $1,178,939, of which $196,490 was the current portion of the term loan.

  The Company had other long-term debt comprised of obligations under notes payable on vehicles and other assets due to various financial institutions with interest rates ranging from 6% to 10% outstanding at December 31, 1996. These obligations were repaid in 1997.

6. Income taxes

  Income tax expense (benefit) consisted of the following components:

                                                     For the Year  For the Year
                                                         Ended         Ended
                                                     September 30, December  31,
                                                         1995          1997
                                                     ------------- -------------
   Current
     Federal........................................   $ 472,984    $1,085,000
     State..........................................     110,000       215,000
                                                       ---------    ----------
                                                         582,984     1,300,000
   Deferred
     Federal........................................    (252,700)     (125,000)
     State..........................................     (52,300)      (25,000)
                                                       ---------    ----------
                                                        (305,000)     (150,000)
                                                       ---------    ----------
       Total........................................   $ 277,984    $1,150,000
                                                       =========    ==========

                       SKC ELECTRIC, INC. AND AFFILIATE

6. Income taxes--(Continued)

  The difference between the effective tax rate and the federal statutory income tax rate (34%) is:

                                                      For the Year  For the Year
                                                          Ended        Ended
                                                      September 30, December 31,
                                                          1995          1997
                                                      ------------- ------------
   Statutory federal income tax provision............   $ 282,457    $  799,173
   State taxes net of federal benefit................      38,082       125,400
   Contract accounting method change.................         --        202,675
   Other, net........................................     (42,555)       22,752
                                                        ---------    ----------
                                                        $ 277,984    $1,150,000
                                                        =========    ==========

  The Company's deferred income tax assets consist of the following:

                                                                    December 31,
                                                                        1997
                                                                    ------------
   Allowance for doubtful accounts.................................   $ 54,600
   Employee compensation...........................................     54,686
   Other expenses..................................................     40,714
                                                                      --------
                                                                      $150,000
                                                                      ========

7. Commitments and related party transactions

  The Company was a guarantor on a personal loan of the stockholders in the amount of $109,000 at December 31, 1996 and had given a security interest in its accounts receivables and materials as collateral on that debt. Such guarantee no longer exists at December 31, 1997.

  The Company received advances from a stockholder totaling $3,101 at December 31, 1996.

  During 1995, SKC Electric, Inc. loaned $250,000 to an unrelated corporation. The loan is secured by a second mortgage on a commercial building. During 1996, the majority shareholder of SKC Electric, Inc. acquired the stock of the corporation which owned the building collateralizing the loan. SKC Electric, Inc.'s security position remains the same following the acquisition. The loan is non-interest bearing and has no stated maturity date.

  In December 1996, the Company entered into an operating lease agreement with a company that is owned by the shareholders for the lease of new office and warehouse space. The lease is for five years and expires December 2001. The agreement calls for monthly payments of $8,095. No expense was incurred on this lease during the year ended December 31, 1996, and $97,140 was expensed during the year ended December 31, 1997. Future minimum lease payments total $97,140 for each of the next 5 years. Management believes that the rental expense under this lease is equivalent to that which could have been experienced in an unrelated arms-length transaction.

  The Company is party to an operating lease agreement for its former office and warehouse space with an unrelated third party. The lease is for five years, expiring March 1998. Lease expense under this agreement was $46,150, $11,544, $42,355 and $46,177 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. The facility in Branson, Missouri is leased under an operating lease agreement with an unrelated third party. The lease is for two years, expiring in August 1996,

                       SKC ELECTRIC, INC. AND AFFILIATE
with an additional two year option which the Company exercised. Lease expense under this agreement was $13,750, $2,850, $14,452 and $15,365 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. In June 1997, the Company entered into a two year operating lease with an unrelated third party for a new facility. Future minimum lease payments under these leases will be $22,944 and $7,750 for the years ending December 31, 1998 and 1999.

8. Employee benefit plans

  The Company has a defined contribution employee benefit plan which includes a qualified profit sharing plan funded through a trust. As a part of the profit sharing plan, the Company offers a salary deferral program under
Section 401 of the Internal Revenue Code. Under this plan, the Company matches certain contributions of the eligible participants. In addition, the Company's annual discretionary contribution, if any, is determined by the Board of Directors and may be any amount not in excess of 15% of the total participant's compensation and not to exceed $30,000 for any individual participant. The Company's expense under this plan totaled $217,051, $3,506, $30,613 and $31,019, for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively.

  The Company also contributes to a Voluntary Employee Beneficiary Association
(VEBA) established under 501(c)(9) of the Internal Revenue Code. The VEBA, which is a trust, provides various health and welfare benefits to the members, which are the employees of the Company. Contributions are determined as a percentage of payroll. The Company contributed $401,153, $111,432, $555,114 and $1,043,211 to the VEBA for the periods ended September 30, 1995, December 31, 1995, December 31, 1996 and December 31, 1997, respectively.

  On December 24, 1996, the Company formed the SKC Electric, Inc. Employee Stock Ownership Plan (ESOP). Management prefunded the ESOP with the maximum allowable contribution, which for 1996 totaled approximately $350,000. This amount was accrued by the Company in December of 1996 when it was authorized by the Company's Board of Directors. During 1996, the ESOP did not acquire any common stock of the Company.

  On September 30, 1997, the Company borrowed $1,375,429 and loaned this amount to the ESOP (see Note 5). The ESOP used this amount together with the Company's $350,000 cash contribution to purchase 30% of the SKC Electric, Inc.'s common stock from the majority stockholder at appraised value. Of the 19,047 shares of common stock purchased, 3,727 were allocated to participant accounts representing the contribution for 1996. For 1997, management contributed $196,496 representing 2,189 shares. For the year ended December 31, 1997, the Company recognized $270,648 of expense representing compensation expense for the year based on the estimated average fair value of the 2,189 shares.

  The Company has recorded a $3,000,000 ESOP common stock purchase obligation on the combined balance sheet at December 31, 1997 representing the estimated fair value of the 19,047 shares held by the ESOP which are puttable to SKC Electric, Inc. by the participants upon distribution. Unearned ESOP common stock represents the historical cost of shares for which compensation expense has not been accrued at December 31, 1997.

  On January 30, 1998, The Company announced a business combination in which all of the common stock of the Company would be acquired. If consummated, this transaction could result in a termination of the ESOP and all remaining unallocated shares held by the ESOP could be allocated to participant accounts. The Company would repay the outstanding balance on the term loan and recognize compensation expense in 1998 representing the transaction value of remaining common shares allocated at that time.

                       SKC ELECTRIC, INC. AND AFFILIATE

9. Stockholders' equity

  Subsequent to December 31, 1996, SKC Electric Inc.'s Board of Directors increased the number of authorized shares to 100,000 with a par value of $.01. In addition, the Company split the 100 shares outstanding into 63,491 shares which remain issued and outstanding at December 31, 1997.

  The changes in the capital stock, additional paid-in capital and retained earnings balances are summarized as follows:

                                             Common    Additional
                                              stock     paid-in    Retained
                                            combined    capital    earnings
                                            ---------  ---------- -----------
   Balance, September 30, 1994............. $ 634,913   $    --   $   481,155
   Net income..............................       --         --       552,772
                                            ---------   --------  -----------
   Balance, September 30, 1995.............   634,913        --     1,033,927
   Lovecor, Inc. merger into SKC Electric,
    Inc....................................  (614,913)    15,000      599,913
   Net income..............................       --         --       386,560
                                            ---------   --------  -----------
   Balance, December 31, 1995..............    20,000     15,000    2,020,400
   Net income..............................       --         --     1,399,571
   Stockholder distributions...............       --         --      (654,172)
                                            ---------   --------  -----------
   Balance, December 31, 1996..............    20,000     15,000    2,765,799
   Net income..............................       --         --     1,200,510
   SKC Electric, Inc. stock split..........    (9,365)     9,365          --
   Other--ESOP compensation................       --      74,158          --
   ESOP common stock purchase obligation...       --     (98,523)  (2,901,477)
   Stockholder distributions...............       --         --      (796,241)
                                            ---------   --------  -----------
   Balance, December 31, 1997.............. $  10,635   $    --   $   268,591
                                            =========   ========  ===========

10. Contingencies

  During the year ended December 31, 1996, the National Labor Relations Board and International Brotherhood of Electrical Workers Local Union, Local No. 124, brought suit against the Company alleging unfair hiring practices and threatening or terminating employees due to their union affiliation. In March 1997, an out-of-court settlement was reached. The settlement calls for the Company to pay to the union $155,000, which was accrued in the fourth quarter of calendar 1996, and paid in 1997.

  The Company has legal matters pending which arose in the ordinary course of business. It is management's opinion that these legal matters will not result in liabilities that would have a material adverse effect on the Company's financial position or results of operations.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Riviera Electric Construction Co.
Englewood, Colorado

  We have audited the accompanying balance sheets of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Baird, Kurtz & Dobson

                                          Baird, Kurtz & Dobson

Denver, Colorado
February 18, 1998

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                     December 31,
                    ASSETS                      -----------------------
                                                   1996        1997
                                                ----------- -----------
CURRENT ASSETS
 Cash.........................................  $   103,182 $   295,184
                                                ----------- -----------
 Receivables:
 Contracts....................................    6,910,281   7,093,367
 Retainage....................................    1,711,153   1,611,347
 Unbilled on completed contracts..............      284,859     495,611
 Related parties..............................      102,006      40,170
 Other........................................       14,280     112,998
                                                ----------- -----------
                                                  9,022,579   9,353,493
 Less allowance for uncollectible accounts....        8,000      65,000
                                                ----------- -----------
                                                  9,014,579   9,288,493
                                                ----------- -----------
 Prepaid expenses.............................        5,774      30,026
                                                ----------- -----------
 Costs and estimated earnings in excess of
  billings on uncompleted contracts...........      457,293     189,818
                                                ----------- -----------
  Total current assets........................    9,580,828   9,803,521
                                                ----------- -----------
PROPERTY AND EQUIPMENT, At Cost
 Land.........................................      106,500     106,500
 Buildings and improvements...................    1,217,928   1,217,928
 Leasehold improvements.......................      124,356     163,646
 Automobiles and trucks.......................      401,528     423,729
 Office furniture and equipment...............      466,038     592,419
 Tools and equipment..........................      277,386     290,480
                                                ----------- -----------
                                                  2,593,736   2,794,702
 Less accumulated depreciation and
  amortization................................      974,532   1,186,294
                                                ----------- -----------
                                                  1,619,204   1,608,408
                                                ----------- -----------
DEPOSITS AND OTHER ASSETS.....................      116,598     246,294
                                                ----------- -----------
                                                $11,316,630 $11,658,223
                                                =========== ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Notes payable, stockholder...................  $   790,000 $   415,000
 Notes payable................................    1,000,000     990,000
 Current maturities of long-term debt.........      118,665     119,230
 Accounts payable.............................    2,546,410   3,589,392
 Accrued expenses.............................    1,073,852   1,554,276
 Billings in excess of costs and estimated
  earnings on uncompleted contracts...........    2,289,817   1,088,368
                                                ----------- -----------
  Total current liabilities...................    7,818,744   7,756,266
                                                ----------- -----------
LONG-TERM DEBT................................      638,216     522,577
                                                ----------- -----------
NOTES PAYABLE--STOCKHOLDERS...................          --    2,275,000
                                                ----------- -----------
STOCKHOLDERS' EQUITY
 Common stock, no par value; 1,000,000 shares
  authorized, issued and outstanding,
  1997--320,200 shares, 1996--310,200 shares..    1,233,764   1,350,988
 Retained earnings (deficit)..................    1,625,906    (246,608)
                                                ----------- -----------
                                                  2,859,670   1,104,380
                                                ----------- -----------
                                                $11,316,630 $11,658,223
                                                =========== ===========

                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                              STATEMENTS OF INCOME

                                             Years Ended December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
REVENUES
 Contract revenues..................... $29,464,580  $30,879,445  $31,845,921
 Service revenues......................   3,005,879    4,955,771    5,203,331
                                        -----------  -----------  -----------
                                         32,470,459   35,835,216   37,049,252
                                        -----------  -----------  -----------
DIRECT COSTS OF REVENUES EARNED
 Contract costs........................  26,164,454   27,462,760   27,051,842
 Service costs.........................   2,682,071    4,226,942    4,555,202
                                        -----------  -----------  -----------
                                         28,846,525   31,689,702   31,607,044
                                        -----------  -----------  -----------
GROSS PROFIT...........................   3,623,934    4,145,514    5,442,208
INDIRECT SELLING, GENERAL, AND
 ADMINISTRATIVE EXPENSES...............   2,666,836    2,883,829    3,999,543
                                        -----------  -----------  -----------
INCOME FROM OPERATIONS.................     957,098    1,261,685    1,442,665
                                        -----------  -----------  -----------
OTHER INCOME (EXPENSE)
 Interest expense......................    (170,552)    (257,402)    (228,751)
 Interest income.......................         269        8,161          283
 Other, net............................      55,561       24,195      119,218
                                        -----------  -----------  -----------
                                           (114,722)    (225,046)    (109,250)
                                        -----------  -----------  -----------
NET INCOME............................. $   842,376  $ 1,036,639   $1,333,415
                                        ===========  ===========  ===========
UNAUDITED PRO FORMA INFORMATION (SEE
 NOTE 1)
 Income before provision for income
  taxes................................ $   842,376  $ 1,036,639   $1,333,415
 Provision for income taxes............     314,206      386,666      497,364
                                        -----------  -----------  -----------
PRO FORMA NET INCOME (unaudited)....... $   528,170  $   649,973  $   836,051
                                        ===========  ===========  ===========


                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                       Common Stock
                                    -------------------
                                                          Retained
                                                          Earnings
                                    Shares    Dollars    (Deficit)     Total
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1994......... 377,800  $1,485,880  $2,045,212  $3,531,092
 Net income........................     --          --      842,376     842,376
 Stockholders' distributions.......     --          --   (1,734,539) (1,734,539)
 Issuance of common stock..........   3,000      18,750         --       18,750
 Redemption of common stock........ (73,600)   (289,616)   (173,825)   (463,441)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1995......... 307,200   1,215,014     979,224   2,194,238
 Net income........................     --          --    1,036,639   1,036,639
 Stockholders' distributions.......     --          --     (389,957)   (389,957)
 Issuance of common stock..........   3,000      18,750         --       18,750
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1996......... 310,200   1,233,764   1,625,906   2,859,670
 Net income........................     --          --    1,333,415   1,333,415
 Stockholders' distributions.......     --          --   (3,164,999) (3,164,999)
 Issuance of common stock .........  25,200     212,224         --      212,224
 Redemption of common stock........ (15,200)    (95,000)    (40,930)   (135,930)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1997......... 320,200  $1,350,988  $ (246,608) $1,104,380
                                    =======  ==========  ==========  ==========


                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                            STATEMENTS OF CASH FLOWS

                                               Years ended December 31,
                                          ------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.............................  $   842,376  $ 1,036,639  $1,333,415
 Items not requiring (providing) cash:
 Depreciation and amortization..........      119,040      169,157     212,632
 Loss from partnership..................       21,222          --          --
 Income from joint venture..............       (9,722)         --          --
 Loss from sale of property and
  equipment.............................        4,925       17,701         380
 Changes in:
 Receivables............................      245,664   (3,580,164)   (348,834)
 Related party receivables..............     (324,128)     327,461      74,920
 Other current assets...................       (2,679)      14,609     (24,252)
 Costs and estimated earnings in excess
  of billings on uncompleted contracts..      (25,442)    (196,050)    267,475
 Other assets...........................       62,246          --          --
 Accounts payable.......................   (1,552,104)   1,192,347   1,042,982
 Accrued expenses.......................     (164,219)      (9,565)    480,424
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................      423,796    1,562,081  (1,201,449)
 Related party payables.................      255,118     (255,118)        --
                                          -----------  -----------  ----------
  Net cash provided by (used in)
   operating activities.................     (103,907)     279,098   1,837,693
                                          -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment....     (720,411)    (385,106)   (202,316)
 Proceeds from sales of property and
  equipment.............................        8,101        1,700         100
 Investments in joint ventures and other
  assets................................      (12,500)     (46,523)   (129,696)
 Cash provided for note receivable......     (100,000)         --          --
 Payments received on note receivable...       30,000          --          --
                                          -----------  -----------  ----------
  Net cash used in investing
   activities...........................     (794,810)    (429,929)   (331,912)
                                          -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings (payments) on line of
  credit................................    1,480,000     (250,000)    (10,000)
 Payments on long-term debt.............      (69,806)    (457,066)   (115,074)
 Proceeds from notes payable--
  stockholders..........................      462,000      435,000         --
 Repayments on notes payable--
  stockholders..........................          --           --     (375,000)
 Proceeds from long-term borrowings.....          --       680,983         --
 Issuance of common stock for cash......       18,750       18,750     212,224
 Distributions to stockholders..........   (1,734,539)    (389,957)   (889,999)
 Distribution of cash for spinoff.......      (51,620)         --          --
 Redemption of Common Stock.............          --           --     (135,930)
                                          -----------  -----------  ----------
  Net cash (used in) provided by
   financing activities.................      104,785       37,710  (1,313,779)
                                          -----------  -----------  ----------
INCREASE (DECREASE) IN CASH.............     (793,932)    (113,121)    192,002
CASH, BEGINNING OF PERIOD...............    1,010,235      216,303     103,182
                                          -----------  -----------  ----------
CASH, END OF PERIOD.....................  $   216,303  $   103,182  $  295,184
                                          ===========  ===========  ==========

                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

  The Company is engaged in the construction of electrical systems for industrial and commercial buildings. The Companies' operations are predominately in Colorado. The Company grants credit to its customers which are primarily commercial general contractors in Colorado.

  The Company derives most of its revenues from guaranteed maximum price contracts. The remainder of the contracts are fixed price contracts. The length of the Company's contracts varies, but contracts are typically completed in one year.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

  Revenues are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract, commonly referred to as the cost-to-cost method.

  Contract costs include all direct material and labor costs and certain indirect costs related to contract performance such as supplies, tools, supervisory salaries, and repairs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

Property and Equipment

  Property and equipment are depreciated over the estimated useful lives of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using declining balance methods.

Income Taxes

  The Company, with its stockholders' consent, has elected to be taxed as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the corporation's taxable income. Therefore, no provision for income taxes has been included in these financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to property and equipment, and contracts in progress. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $70,000.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  The unaudited pro forma income tax information included in the Statement of Income is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the years presented.

NOTE 2: REORGANIZATION AND CORPORATE SEPARATION

  As of April 1, 1995, the Company entered into an agreement with Riviera Electric of California, Inc., a California corporation, to separate the California division from the Colorado division of the Company. The Company transferred the assets identified as related to California; and Riviera Electric of California, Inc. agreed to assume all liabilities, debts, contracts and obligations of the California division and to issue 460 shares of common stock to the Company. The Company then exchanged the stock of Riviera Electric of California, Inc. in exchange for 368 shares of its own common stock of the Company. The Company's majority stockholder maintains a controlling interest in Riviera Electric of California, Inc. This transaction was reported as a transaction between entities under common control using the historical cost basis of assets and liabilities. The assets net of liabilities transferred to Riviera Electric of California, Inc. as of April 1, 1995 were $463,441. The statements of income and cash flows for the year ended December 31, 1995, are reflected as if the transaction occurred January 1, 1995.

NOTE 3: COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

  Information with respect to uncompleted contracts follows:

                                                          December 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
   Costs incurred on uncompleted contracts......... $ 16,086,014  $ 13,741,951
   Estimated earnings..............................    2,149,180     2,046,994
                                                    ------------  ------------
                                                      18,235,194    15,788,945
   Less billings to date...........................   20,067,718    16,687,495
                                                    ------------  ------------
                                                    $ (1,832,524) $   (898,550)
                                                    ============  ============


  Included in the accompanying balance sheets under the following captions:

                                                         December 31,
                                                   -------------------------
                                                       1996         1997
                                                   ------------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts............. $    457,293  $   189,818
   Billings in excess of costs and estimated
    earnings on uncompleted contracts.............   (2,289,817)  (1,088,368)
                                                   ------------  -----------
                                                   $ (1,832,524) $  (898,550)
                                                   ============  ===========

NOTE 4: JOINT VENTURE

  Included in other assets at December 31, 1997, is an investment of $125,000 in a joint venture. The joint venture was formed to acquire land and to develop condominium units on the property. As of December 31, 1997, the venture had little activity.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 5: NOTES PAYABLE

  An agreement with a bank provides for borrowing up to $1,800,000, due May 1, 1998, unsecured, with an assignment up to $500,000 of a life insurance policy on the majority stockholder. The agreement bears interest at prime, 8.5 percent, at December 31, 1997. The average interest rate for the years ended December 31, 1997, 1996 and 1995 was approximately 8.25, 8.5 and 9.0 percent respectively. The loan requires a $50,000 compensating balance. The agreement also contains working capital and debt restrictions. The loan is guaranteed by the president and majority stockholder.

NOTE 6: LONG-TERM DEBT

                                                               December 31,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
   Bank note payable (A)................................... $ 143,390 $ 103,430
   Bank note payable (B)...................................   520,783   483,804
   Bank note payable (C)...................................    72,913    40,826
   Bank note payable (D)...................................    19,795    13,747
                                                            --------- ---------
                                                              756,881   641,807
   Less current maturities.................................   118,665   119,230
                                                            --------- ---------
                                                            $ 638,216 $ 522,577
                                                            ========= =========

  Aggregate annual maturities of long-term debt at December 31, 1997 are:

   1998............................................................... $ 119,230
   1999...............................................................    89,220
   2000...............................................................    57,438
   2001...............................................................   375,919
                                                                       ---------
                                                                       $ 641,807
                                                                       =========

  (A) Due July 15, 2000; payable $3,330 monthly plus accrued interest at prime plus 1%, secured by a deed of trust on certain property.

  (B) Due January 15, 2001; payable $3,082 monthly plus monthly interest at prime plus 1%; remaining principal and interest due at maturity; secured by a deed of trust on certain property and guaranteed by the majority stockholder of the Company.

  (C) Due February 1, 1999; payable $2,917 monthly plus accrued interest at 9.5%; secured by vehicles.

  (D) Due October 1, 1999; payable in monthly installments of $678 including interest at prime plus .5%; payment subject to change if the prime rate changes; secured by a vehicle.

NOTE 7: COMMON STOCK

  During 1997, the Company increased its common stock shares authorized from 50,000 to 1,000,000 and issued 199 shares of Common Stock to its stockholders for each share then held by the stockholders. These actions are reflected in the financial statements as if they happened at the earliest period presented.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 8: OPERATING LEASES

  The Company has entered into noncancellable operating leases for facilities and equipment expiring in various years through March, 2003. The Company also leases several vehicles under operating leases which expire through October, 2000.

  Future minimum lease payments at December 31, 1997, were:

   1998............................................................... $440,565
   1999...............................................................  252,056
   2000...............................................................  159,080
   2001...............................................................   61,982
   2002...............................................................   59,220
   Thereafter.........................................................    4,935
                                                                       --------
   Future minimum lease payments...................................... $977,838
                                                                       ========

  Rental expenses for all operating leases was $617,000, $517,800, and $360,284, during 1997, 1996, and 1995, respectively.

NOTE 9: PROFIT SHARING PLANS

  The Company has a 401(k) savings and retirement plan which covers all eligible employees. The plan provides benefits based on earnings of each participant. The plan allows the Company to make an additional discretionary contribution. Participants' interests are 100% vested when they enter the plan. For the years ended December 31, 1997, 1996, and 1995, the Company made no additional discretionary contributions to the plan.

  In December, 1996, the Company established a new profit sharing plan. In September, 1997, the Company decided to make a $300,000 contribution to the new plan for 1996. The Company has also approved a $300,000 contribution for 1997. During the year ended December 31, 1997, $600,000 has been recorded as profit sharing expense.

NOTE 10: RELATED PARTY TRANSACTIONS

  The Company performs various administrative functions, shares certain costs, and pays certain bills, for a company related through common ownership (see
Note 2). During the years ended December 31, 1997 and 1996, this related entity reimbursed the Company $241,727, and $193,559, respectively for expenses the Company paid on behalf of this related entity. During the year ended December 31, 1995, substantially all of the entity's operating expenses were paid by the Company. As of December 31, 1997 and 1996 $10,302 and $48,637, respectively, was owed to the Company by this related entity.

  During 1995, the Company sold a partnership interest to the Company's majority stockholder for $78,412. The Partnership billed the Company $1,600,190 for services rendered during the year ended December 31, 1995. The Company provided and was reimbursed for health insurance, miscellaneous tools and other services to the partnership during 1995 in the amount of $74,156.

  At December 31, 1997 and 1996, the Company had a note payable to its majority stockholder of $265,000 and $643,000, and notes payable of $150,000 and $150,000 to other stockholders, respectively. The notes are unsecured, due on demand, and bear interest at a bank's prime rate plus one percent. The average interest rates for the years ended December 31, 1997, 1996 and 1995 were approximately 9.25, 9.5 and 10.0 percent respectively.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 10: RELATED PARTY TRANSACTIONS (continued)

  In December 1997, distributions totaling $2,275,000 were made to stockholders in the form of notes payable. The notes are unsecured, bear interest at a bank's prime rate plus one percent, and are subordinated to the Company's bank debt. Principal is due April 1, 1999. Interest expense for all notes payable to stockholders was $54,548, $51,012 and $55,309, for the years ended December 31, 1997, 1996, and 1995, respectively.

  The Company maintains a $1 million life insurance policy on its president and majority stockholder.

  The Company rents various office equipment and employee lodging facilities under operating leases with a director of the Company. The leases expire in 1998. Total lease expense paid for 1997, 1996, and 1995, was $74,952, $113,177 and $89,896, respectively.

NOTE 11: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

  Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

 Contracts in Process

  The Company recognizes revenue on contracts under the percentage-of-completion method, which involves estimates of total contract costs and the percentage of a contract's completion. The methodology used is described as part of Note 1.

 Bonding and Regulations

  The Company currently is involved in long-term construction contracts. As part of these contracts, the Company must meet certain requirements and obtain an appropriate level of bonding.

NOTE 12: ADDITIONAL CASH FLOW INFORMATION

 Noncash Investing and Financing Activities

  During 1995, the Company redeemed 368 shares of common stock in exchange for 460 shares of its affiliate with a fair value of $463,441. The transaction is detailed at Note 2.

  During 1997, the Company issued notes payable of $2,275,000 to stockholders as distributions.

 Additional Cash Payment Information

                                                     Years Ended December 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
   Interest paid (net of amount capitalized)....... $222,686 $253,191 $170,728

NOTE 13: SUBSEQUENT EVENT

  In February 1998, the Company and its stockholders signed a letter of intent to sell the Company. The Company's outstanding stock will be acquired by, and the Company will be simultaneously merged into a wholly-owned subsidiary of Consolidated Capital Corporation. If the transaction is completed, the existing stockholders intend to purchase land and a building from the Company and to contribute the $2,275,000 notes payable discussed in Note 10, to the Company as additional paid-in capital.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Town & Country Electric Inc.

  We have audited the accompanying balance sheets of Town & Country Electric Inc. (a Wisconsin corporation) as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Town & Country Electric Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Appleton, Wisconsin
February 6, 1998

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                           December 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................... $   253,462  $   198,051
  Contract receivables ..............................   9,331,072   10,604,699
  Other receivables .................................      23,302      267,662
                                                      -----------  -----------
                                                        9,354,374   10,872,361
  Inventories........................................     260,872      294,829
  Prepaid expenses...................................      98,298      112,656
  Costs and estimated earnings in excess of billings
   on contracts in progress..........................   1,465,108    1,705,125
  Deferred income tax................................     378,800      349,400
                                                      -----------  -----------
    Total current assets.............................  11,810,914   13,532,422
PROPERTY AND EQUIPMENT--AT COST
  Equipment..........................................   1,261,582    1,431,590
  Furniture and fixtures.............................     552,206      561,394
  Computer equipment.................................     543,073      587,283
  Vehicles...........................................   1,351,576    1,643,078
  Leasehold improvements.............................     161,493      194,174
  Building...........................................     161,124      162,357
                                                      -----------  -----------
                                                        4,031,054    4,579,876
   Less accumulated depreciation.....................   2,380,179    2,969,891
                                                      -----------  -----------
                                                        1,650,875    1,609,985
  Land...............................................      16,216       16,216
                                                      -----------  -----------
                                                        1,667,091    1,626,201
OTHER ASSETS
  Cash surrender value of life insurance.............      83,482       98,898
  Goodwill...........................................     203,586      203,586
   Less accumulated amortization.....................     (18,098)     (31,669)
                                                      -----------  -----------
                                                          185,488      171,917
  Investments........................................         338          338
                                                      -----------  -----------
                                                          269,308      271,153
                                                      -----------  -----------
                                                      $13,747,313  $15,429,776
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                      LIABILITIES
CURRENT LIABILITIES
  Current maturities of long-term debt................. $   156,269 $   320,644
  Accounts payable.....................................   1,650,744   2,206,393
  Accrued liabilities
   Salaries, wages and vacation........................   1,729,140   1,792,164
   Property, payroll and other taxes...................     314,323     396,442
   Profit sharing......................................     340,049     407,824
   Health and disability insurance.....................      67,605      58,597
   Other...............................................     296,241     207,547
   Income taxes........................................     345,000     241,000
                                                        ----------- -----------
                                                          3,092,358   3,103,574
  Billings in excess of costs and estimated earnings on
   contracts in progress...............................     579,683   1,265,955
                                                        ----------- -----------
    Total current liabilities..........................   5,479,054   6,896,566
LONG-TERM DEBT, less current maturities................   1,149,468     197,014
COMMITMENTS............................................         --          --
STOCKHOLDER'S EQUITY
  Common stock
    Class A--authorized 200,000 shares of $.005 par
     value, issued and 47,307 and 48,461 shares at
     December 31, 1996 and September 30, 1997,
     respectively......................................         236         242
    Class B--authorized 400,000 shares of no par value,
     issued 263,900 and 264,710 shares at December 31,
     1996 and September 30, 1997, respectively.........       1,320       1,324
  Additional paid-in capital...........................     461,396     515,944
                                                        ----------- -----------
                                                            462,952     517,510
Retained earnings......................................   6,655,839   7,818,686
                                                        ----------- -----------
                                                          7,118,791   8,336,196
                                                        ----------- -----------
                                                        $13,747,313 $15,429,776
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

                          TOWN & COUNTRY ELECTRIC INC.

                             STATEMENTS OF EARNINGS

                                               Year ended December 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Contract revenues earned................ $43,306,306  $51,219,799  $48,725,990
Cost of revenues earned.................  34,569,800   41,156,211   39,701,121
                                         -----------  -----------  -----------
  Gross profit..........................   8,736,506   10,063,588    9,024,869
General and administrative expenses.....   5,638,605    6,547,518    7,006,235
                                         -----------  -----------  -----------
  Operating profit......................   3,097,901    3,516,070    2,018,634
Other income (expense)
  Interest expense......................    (206,474)    (153,433)     (74,988)
  Miscellaneous income, net.............      58,303      106,915      113,446
                                         -----------  -----------  -----------
                                            (148,171)     (46,518)      38,458
                                         -----------  -----------  -----------
    Earnings before income taxes........   2,949,730    3,469,552    2,057,092
Provision for income taxes..............   1,155,024    1,413,716      894,245
                                         -----------  -----------  -----------
NET EARNINGS............................ $ 1,794,706  $ 2,055,836  $ 1,162,847
                                         ===========  ===========  ===========


        The accompanying notes are an integral part of these statements.

                          TOWN & COUNTRY ELECTRIC INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1997, 1996 and 1995

                               Common stock issued
                          -------------------------------
                             Class A         Class B
                           (Nonvoting)       (Voting)      Additional                 Total
                          --------------- ---------------   paid-in    Retained   stockholders'
                          Shares   Amount Shares   Amount   capital    earnings      equity
                          -------  ------ -------  ------  ---------- ----------  -------------
Balance at December 31,
 1994...................   54,880   $274  287,000  $1,466   $239,516  $3,464,716   $3,705,972
Retirement and
 redemption of stock....  (14,140)   (70) (29,020)   (145)       --     (656,964)    (657,179)
Issuance of stock.......    2,000     10    4,000     (10)    97,360         --        97,360
Net earnings............      --     --       --      --         --    1,794,706    1,794,706
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1995...................   42,740    214  261,980   1,311    336,876   4,602,458    4,940,859
Retirement and
 redemption of stock....     (134)    (1)     --      --         --       (2,455)      (2,456)
Issuance of stock.......    4,701     23    1,920       9    124,520         --       124,552
Net earnings............      --     --       --      --         --    2,055,836    2,055,836
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1996...................   47,307    236  263,900   1,320    461,396   6,655,839    7,118,791
Retirement and
 redemption of stock....      (48)   --       --      --      (1,370)        --        (1,370)
Issuance of stock.......    1,154      6      810       4     55,918         --        55,928
Net earnings for the
 year ended December 31,
 1997...................      --     --       --      --         --    1,162,847    1,162,847
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1997...................   48,413   $242  264,710  $1,324   $515,944  $7,818,686   $8,336,196
                          =======   ====  =======  ======   ========  ==========   ==========


         The accompanying notes are an integral part of this statement.

                          TOWN & COUNTRY ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash flows from operating activities
 Net earnings...........................  $ 1,794,706  $ 2,055,836  $ 1,162,847
 Adjustments to reconcile net earnings
  to net cash provided by operating
  activities............................
 Depreciation expense...................      517,363      647,192      690,665
 Loss on sale of property and
  equipment.............................        5,218       16,442           34
 Amortization of goodwill...............          --        13,573       13,571
 Decrease (increase) in accounts
  receivable............................      376,430   (1,992,514)  (1,517,987)
 Decrease (increase) in inventories.....      (43,847)       8,118      (33,957)
 Increase in prepaid expenses...........      (47,717)     (25,354)     (14,358)
 (Increase) decrease in costs and
  estimated earnings in excess of
  billings on contracts in progress.....      300,173     (304,357)    (240,017)
 Increase in deferred income taxes......      (96,000)     (15,800)      29,400
 Increase (decrease) in accounts
  payable...............................      (74,592)     127,869      555,649
 Increase (decrease) in accrued
  liabilities...........................      206,510      683,036       11,216
 Decrease (increase) in billings in
  excess of costs and estimated
  earnings on contracts in progress.....     (175,362)    (123,360)     686,272
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,762,882    1,090,681    1,343,335
Cash flows from investing activities
 Purchase of property and equipment.....     (812,013)    (971,003)    (660,656)
 Proceeds from sale of property and
  equipment.............................       35,219       36,792       10,847
 Increase in cash surrender value of
  life insurance........................      (11,122)     (13,371)     (15,416)
 Acquisition of assets of electrical
  contractor............................     (203,586)         --           --
                                          -----------  -----------  -----------
   Net cash used in investing
    activities..........................     (991,502)    (947,582)    (665,225)
Cash flows from financing activities
 Proceeds from borrowings...............    2,420,770      199,253    2,486,646
 Issuance of common stock...............       97,360      124,552       55,928
 Payments on borrowings.................   (2,702,418)  (1,233,676)  (3,274,725)
 Retirement and redemption of stock.....     (657,179)      (2,456)      (1,370)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................     (841,467)    (912,327)    (733,521)
                                          -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS............................      929,913     (769,228)     (55,411)
Cash and cash equivalents at beginning
 of period..............................       92,777    1,022,690      253,462
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $ 1,022,690  $   253,462  $   198,051
                                          -----------  -----------  -----------
Supplemental disclosures of cash flow
 information
 Cash paid during period for:
 Interest...............................  $   204,017  $   158,191  $   72,207
 Income taxes...........................    1,226,603    1,063,726    1,288,604

        The accompanying notes are an integral part of these statements.

                         TOWN & COUNTRY ELECTRIC INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  Town & Country Electric Inc. ("Company") is engaged in electrical contracting for industrial, commercial, residential and institutional customers. The majority of the contracts are in the midwestern United States.

  On January 30, 1998, the Company entered into a Letter of Intent with Consolidation Capital Corporation ("CCC") for the potential sale of the Company to CCC.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  A summary of the Company's significant accounting policies used in the preparation of the financial statements follows.

 1. Revenue and Cost Recognition

  Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management believes costs to be the best available measure of progress on these contracts. Contracts are considered completed when the work is substantially complete and accepted. Revenues from time and material contracts are recognized on the basis of costs incurred during the period plus fees earned.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts, if material, are made in the period in which such losses are determined. It is reasonably possible that changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 3. Inventories

  Inventories, consisting of electrical materials and supplies, are stated at the lower of cost, determined on the first-in, first-out method, or market.

 4. Property and Equipment and Depreciation

  Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

                         TOWN & COUNTRY ELECTRIC INC.

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

  Depreciation is provided over the estimated useful lives of the respective assets, using straight-line and accelerated methods, as follows:

   Equipment.......................................................  7 years
   Furniture and fixtures..........................................  7 years
   Computer equipment..............................................  5 years
   Vehicles........................................................  5 years
   Leasehold improvements.......................................... 15 years
   Building........................................................ 19-39 years

 5. Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. The deferred taxes relate primarily to differences between the financial and tax basis of accounts receivable, inventories, accrued vacation, and other accrued liabilities. The deferred taxes represent the future tax return consequences of those differences.

 6. Goodwill

  Goodwill is the excess of cost over the fair value of net assets acquired and is being amortized by the straight-line method over 15 years.

 7. Financial Instruments

  The carrying amount of financial instruments at December 31, 1997 approximates fair value.

NOTE B--CONCENTRATIONS OF CREDIT RISK

  The Company maintains its cash balances at two financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $98,051 at December 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE C--CONTRACT RECEIVABLES

  Contract receivables consist of the following at December 31:

                                                           1996        1997
                                                        ----------  -----------
      Contract receivables currently due............... $8,805,476  $ 9,732,792
      Retention........................................    649,302      997,407
                                                        ----------  -----------
                                                         9,454,778   10,730,199
      Less: Allowance for doubtful accounts............   (123,706)    (125,500)
                                                        ----------  -----------
                                                        $9,331,072  $10,604,699
                                                        ==========  ===========

                          TOWN & COUNTRY ELECTRIC INC.

NOTE D--CONTRACTS IN PROCESS

  Information relative to contracts in process at December 31, 1997 and 1996 is as follows:

                                                          1996        1997
                                                       ----------  ----------
   Included in the balance sheet as:
     Costs and estimated earnings in excess of
      billings on contracts in progress............... $1,465,108  $1,705,125
     Billings in excess of costs and estimated
      earnings on contracts in progress...............   (579,683) (1,265,955)
                                                       ----------  ----------
                                                       $  885,425  $  439,170
                                                       ==========  ==========

NOTE E--INDEBTEDNESS

  Long-term debt consists of the following at December 31:

                                                               1996      1997
                                                            ---------- --------
   Note payable to bank, 7.75% interest, with land and a
    building pledged as collateral. Payable in monthly
    installments of $1,024, including interest, to December
    1998................................................... $   94,543 $ 89,949
   Note payable to bank, 8.18% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $6,275, including interest, to January 1999.........    142,422   76,460
   Note payable to bank, 8.45% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $8,424, including interest, to January 2000.........        --   192,251
   Note payable to bank, 8.15% interest, with a vehicle
    pledged as collateral. Payable in monthly installments
    of $1,765, including interest, to October 1998.........     38,370   19,656
   Note payable to former shareholder for redemption of
    stock, 6.46% interest, quarterly payments of $7,329
    including interest, last payment due February 1998.....     35,472    7,324
   Note payable to Dory Electric, Inc., 7.5% interest for
    purchase of Dory Electric, Inc. Payable in one
    installment of $80,000 made January 1996 and monthly
    installments of $4,008, including interest, to January
    2001...................................................    165,747  132,018
   1996 Notes payable, paid off in 1997....................    829,183      --
                                                            ---------- --------
                                                             1,305,737  517,658
       Less current maturities.............................    156,269  320,644
                                                            ---------- --------
                                                            $1,149,468 $197,014
                                                            ========== ========

  The aggregate maturities on long-term debt as of December 31, 1997 are as follows:

    1998............................................................... $320,644
    1999...............................................................  138,316
    2000...............................................................   58,697
                                                                        --------
                                                                        $517,657
                                                                        ========

                         TOWN & COUNTRY ELECTRIC INC.

NOTE E--INDEBTEDNESS--Continued

Revolving Line of Credit

  The Company has available a $3,667,000 revolving line of credit with M&I Bank Fox Valley of Appleton which runs through March 31, 2000. Under the terms of the agreement the Company is required to make monthly interest payments at prime less .25% (effectively 8.25% (effectively 8.25% at December 31, 1997). The terms of the agreement contain various restrictive covenants including the maintenance of certain levels of working capital and net worth, redemption of stock and issuance of stock. The Company is in compliance with these covenants as of December 31, 1997. At December 31, 1997, there was no outstanding balance on the revolver note.

NOTE F--INCOME TAXES

  The provision (credit) for income taxes for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                 1995        1996       1997
                                              ----------  ----------  ---------
   Current
     Federal................................. $  990,507  $1,112,556  $ 751,935
     State...................................    260,517     316,960    171,710
   Deferred..................................    (96,000)    (15,800)   (29,400)
                                              ----------  ----------  ---------
                                              $1,155,024  $1,413,716  $ 894,245
                                              ==========  ==========  =========

  The reconciliation of statutory to actual tax provision is as follows for the year ended December 31:

                                1995      %       1996     %      1997    %
                             ----------  ----  ---------- ----  -------- ----
   Provision at statutory
    rate.................... $1,002,908  34.0% $1,179,648 34.0% $699,411 34.0%
   State income taxes, net
    of federal benefit......    171,941   5.8     209,194  6.0   113,329  6.0
   Other....................    (19,825) (0.6)     24,874  0.7    81,505  3.0
                             ----------  ----  ---------- ----  -------- ----
     Tax provision
      recorded.............. $1,155,024  39.2% $1,413,716 40.7% $894,245 43.0%
                             ==========  ====  ========== ====  ======== ====

  The tax effect of items that comprise a significant portion of deferred tax assets at December 31:

                                                                 1996     1997
                                                               -------- --------
   Vacation pay............................................... $198,966 $202,945
   Accrued continued employment...............................   61,386   60,195
   Allowance for bad debts....................................   48,245   48,945
   Other......................................................   70,202   37,315
                                                               -------- --------
     Total current deferred tax asset.........................  378,799 $349,400
                                                               ======== ========

                         TOWN & COUNTRY ELECTRIC INC.

NOTE G--COMMITMENTS AND CONTINGENCIES

  The Company leases its home office building under an operating lease in effect through July, 2004. During the term of the lease, the Company has the option to purchase the building. The Company also leases other office space and a vehicle under operating leases. Future minimum rental payments under these leases consist of the following at December 31, 1996:

     1998............................................................ $  237,655
     1999............................................................    216,184
     2000............................................................    161,277
     2001............................................................    141,960
     2002............................................................    141,960
   Thereafter........................................................    223,720
                                                                      ----------
       Total......................................................... $1,122,756
                                                                      ==========

  Total rent expense for all operating leases was $234,180, $197,202, and $116,818 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company rents equipment as needed. The Company treats these rents as contract costs.

NOTE H--PROFIT SHARING AND 401(K) PLAN

  The Company has a profit sharing and 401(k) plan covering substantially all employees, which includes the provisions of Section 401(k) of the Internal Revenue Code. The Plan allows for tax deferred employee contributions. Participants may make voluntary contributions of between 1% and 15% of their annual compensation to the Plan. This contribution may be 100% matched by the Company, up to a maximum of $950 per employee for the years ended December 31, 1997, 1996, and 1995. Matching and any additional Company contributions to the Plan are determined annually by the Board of Directors. Company contributions to the Plan for the years ended December 31, 1997, 1996 and 1995 amounted to $380,488, $315,874, and $277,720, respectively.

  Beginning in 1995, participants were allowed to elect that up to 33% of their matching contribution could be allocated to purchase Company stock. These amounts have been deposited with the asset custodian.

NOTE I--STOCK REDEMPTION AGREEMENT

  The Company's Articles of Incorporation include provisions concerning the purchase of a stockholder's stock by the Company when such stockholder is no longer an employee or director of the Company. Under the terms of this agreement, the price paid for the stock is to be the Company's appraised value as of the end of the fiscal year immediately preceding the date of the termination of the stockholder as an employee or director.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Garfield Electric Company

  We have audited the accompanying balance sheets of Garfield Electric Company as of December 31, 1996 and 1997, and the related statements of earnings, equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garfield Electric Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                           GARFIELD ELECTRIC COMPANY

                                 BALANCE SHEET

                       (in thousands, except share data)

                                                                 December 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Cash........................................................... $    3  $    1
Accounts receivable:
  Trade (including retainages of $55 and $67 in 1996 and
   1997).......................................................    971   1,664
  Affiliates...................................................    297     158
  Officer......................................................     28      37
  Allowance....................................................    (30)    (30)
                                                                ------  ------
                                                                 1,266   1,829
Inventory......................................................     42      54
Cost and estimated earnings in excess of billings on uncom-
 pleted contracts..............................................    615   1,211
Prepaid expenses...............................................     20      21
Deferred Federal income tax....................................      6      37
                                                                ------  ------
    Total current assets.......................................  1,952   3,153
Equipment--net.................................................    328     294
Investment in affiliate........................................     --      75
Deposits.......................................................      2       3
Cash surrender value of life insurance.........................     70      83
                                                                ------  ------
    Total assets............................................... $2,352  $3,608
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable--bank............................................ $  474  $  838
Current maturities of long-term debt...........................      5      15
Bank overdraft.................................................    141     218
Accounts payable:
  Trade........................................................    405     624
  Affiliate....................................................     20      21
  Other........................................................      7       7
                                                                ------  ------
                                                                   432     652
Billings in excess of costs and estimated earnings on uncom-
 pleted contracts..............................................    113     186
Accrued income taxes...........................................    156     228
Accrued expenses
  Payroll and payroll taxes....................................    118     181
  Workers compensation.........................................     65       6
  Dividends....................................................     42     --
                                                                ------  ------
    Total accrued expenses.....................................    225     187
                                                                ------  ------
    Total current liabilities..................................  1,546   2,324
Long-term debt obligations.....................................      2      18
STOCKHOLDERS' EQUITY
  Common stock (5,000 shares authorized, 1,666 issued, with 933 shares outstanding in 1996 and 1997, without par value, at
   aggregate stated value).....................................    503     503
  Retained earnings............................................    496     958
  Less 733 treasury shares at cost in 1996 and 1997............   (195)   (195)
                                                                ------  ------
    Total stockholders' equity.................................    804   1,266
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,352  $3,608
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                             STATEMENTS OF EARNINGS

                       (in thousands, except share data)

                                                        Year Ended December 31
                                                        -----------------------
                                                         1995     1996   1997
                                                        -------  ------ -------
Contract revenue....................................... $11,792  $8,766 $10,826
Contract costs (net of affiliated company labor
 transactions of $235, $505, and $472 for the years
 ended December 31, 1995, 1996 and 1997................   9,683   6,908   8,286
                                                        -------  ------ -------
    Gross profit.......................................   2,109   1,858   2,540
Selling and administrative expenses (net of affiliated
 company reimbursement of $235, $488 and $360 for the
 years ended December 31, 1995, 1996 and 1997..........   1,325   1,394   1,593
Note receivable charge off.............................     564     --       12
                                                        -------  ------ -------
    Total selling and administrative expense...........   1,889   1,394   1,605
                                                        -------  ------ -------
    Operating profit...................................     220     464     935
Other expense (income)
  Interest expense.....................................     130      46      69
  Interest income......................................     (16)    --      --
  Other................................................     --       18      24
                                                        -------  ------ -------
    Earnings before income taxes.......................     106     400     842
Income taxes...........................................      27     185     319
                                                        -------  ------ -------
    Net earnings....................................... $    79  $  215 $   523
                                                        =======  ====== =======
    Net earnings per share............................. $    85  $  230 $   561
                                                        =======  ====== =======


        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                                                       Total
                                          Common Retained Treasury stockholders'
                                          stock  earnings  stock      equity
                                          ------ -------- -------- -------------
Balance, January 1, 1995.................  $503    $278    $(195)     $  586
Dividends, $36 per share.................   --      (34)     --          (34)
Net earnings.............................   --       79      --           79
                                           ----    ----    -----      ------
Balance, December 31, 1995...............   503     323     (195)        631
Dividends, $45 per share.................   --      (42)     --          (42)
Net earnings.............................   --      215      --          215
                                           ----    ----    -----      ------
Balance, December 31, 1996...............   503     496     (195)        804
Dividends, $65 per share.................   --      (61)     --          (61)
Net earnings.............................   --      523      --          523
                                           ----    ----    -----      ------
Balance, December 31, 1997                 $503    $958    $(195)     $1,266
                                           ====    ====    =====      ======


        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                            STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                               Year Ended
                                                              December 31
                                                            ------------------
                                                            1995   1996   1997
                                                            -----  -----  ----
Cash flows provided by (used in) operating activities:
 Net earnings.............................................. $  79  $ 215  $523
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset..............................    (5)    (2)   (4)
  Deferred Federal income tax..............................    (1)    (5)  (31)
  Depreciation and amortization............................   102    101   144
  Changes in assets and liabilities:
   Accounts receivable.....................................  (301)   815  (563)
   Note receivable charge off..............................   564    --    --
   Inventory...............................................    (7)    41   (12)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................  (487)   354    73
   Cost and estimated earnings on uncompleted contracts in
    excess of billings.....................................   (78)  (100) (596)
   Prepaid expenses........................................    16    (16)   (2)
   Accounts payable........................................   222   (612)  220
   Accrued income taxes....................................    77    150    72
   Accrued expenses........................................   110    (33)  (38)
                                                            -----  -----  ----
    Net cash provided by (used in) operating activities....   291    908  (214)
Cash flows provided by (used in) investing activities:
 Purchases of equipment....................................   (94)  (214) (109)
 Investment in Affiliate...................................   --     --    (75)
 Proceeds from disposal of equipment.......................     5      2     3
 Increase in cash surrender value of life insurance........   (15)   (16)  (13)
 Note receivable...........................................    59    --    --
                                                            -----  -----  ----
    Net cash used in investing activities..................   (45)  (228) (194)
Cash flows provided by (used in) financing activities:
 Dividends paid............................................   (33)   (42)  (61)
 Proceeds (payment) of note payable........................  (502)  (332)   26
 Change in bank overdraft and line of credit...............   290   (305)  441
                                                            -----  -----  ----
    Net cash provided by (used in) financing activities....  (245)  (679)  406
                                                            -----  -----  ----
Net increase (decrease) in cash............................     1      1    (2)
Cash at beginning of year..................................     1      2     3
                                                            -----  -----  ----
Cash at end of year........................................ $   2  $   3  $  1
                                                            =====  =====  ====
Supplemental disclosure of cash transactions:
 Interest paid............................................. $ 130  $  46  $ 69
                                                            =====  =====  ====
 Taxes paid................................................ $  16  $  39  $247
                                                            =====  =====  ====

        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Company is a non-union electrical contractor performing services primarily in the Midwest area of the United States. A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated earnings and revenue to date on contracts not yet completed.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears in relation to the anticipated final total cost, based on current estimates of cost to complete. Actual results may vary from anticipated amounts.

  Contract cost includes all direct labor and benefits, materials unique to or installed in the project, subcontract costs, and allocated indirect construction costs.

  As long-term contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Inventory

  Inventory is stated at the lower of cost or market; cost is determined using the first-in, first-out method.

 3. Depreciation and Amortization

  Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  Deferred income taxes have been provided for timing differences primarily relating to currently non-deductible state tax accruals which completely reverse in the subsequent year.

  Permanent differences result from officers life insurance expense and meals and entertainment expense.

 5. Major Customers

  Approximately 36% of 1995 revenues were derived from two customers (20% and 16% respectively). Approximately 35% of 1996 revenues were derived from three customers (13%, 11% and 11% respectively). Approximately 31% of 1997 revenues were derived from two customers (20% and 11% respectively).

 6. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(Continued)

contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

8. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

9. Earnings Per Share

  Basic earnings per share is computed based upon the weighted-average shares outstanding during the period. Weighted average common shares outstanding were 933 shares for all periods persented.

NOTE B--EQUIPMENT--LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consists of the following:

                                                                   December 31
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Automobiles and trucks........................................ $  393 $  400
   Equipment.....................................................    658    718
   Fixtures......................................................    114    115
                                                                  ------ ------
                                                                   1,165  1,233
   Accumulated depreciation......................................    837    939
                                                                  ------ ------
                                                                  $  328 $  294
                                                                  ====== ======

  Depreciation expense was $102, $101 and $144 for the years ended December 31, 1995, 1996 and 1997.

NOTE C--EMPLOYEE BENEFIT PLANS

  The Company has a contributory profit-sharing plan covering all full time employees. Contributions are made at the discretion of the Board of Directors. Effective March 1, 1989, the plan was amended to include a 401(k) plan, to which contributions may be made by the Corporation. Contributions to the plan totaled $20 and $22, and $57 in December 31, 1995, 1996 and 1997.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE D--LEASES

  The Company occupies premises owned by related parties under month-to-month leases at monthly rentals of approximately $4 in 1995, 1996, and 1997. Total rental expense was $92, $89, and $139 for December 31, for 1995, 1996 and 1997.

NOTE E--DEBT

  The Company has a $1,250 revolving credit note with interest at prime (8.75% at December 31, 1997) plus .5% of which $474, and $838 are outstanding at December 31, 1996, and 1997. The note is secured by inventory, equipment and contract rights. This is guaranteed by stockholders of the company and there are cross guarantees in place with Indecon, Inc. a related company.

  Equipment obligations are payable in monthly installments of approximately $1 including interest at December 31, 1997. This obligation matures in 2000.

NOTE F--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                  December 31
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Costs incurred on uncompleted contracts...................... $2,324  $3,934
   Estimated earnings...........................................    761   1,268
                                                                 ------  ------
                                                                  3,085   5,202
     Less billings to date......................................  2,583   4,177
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======
   Presented on the balance sheet as follows:
     Costs and estimated earnings in excess of billings......... $  615  $1,211
     Billings in excess of costs and estimated earnings.........   (113)   (186)
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======

  The backlog of contracts yet to be completed at December 31, 1997 includes revenue, costs and gross profit of approximately $3,201, $2,235 and $966, respectively.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE G--INCOME TAXES

  Provision for income taxes:

                                                                Years Ended
                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
    Federal:
    Current................................................... $22   $134  $285
    Deferred..................................................  (1)    (5)  (31)
    State and local...........................................   6     56    65
                                                               ---   ----  ----
                                                               $27   $185  $319
                                                               ===   ====  ====

  Components of effective income tax rate:

   Federal:
    Statutory rate............................................  22%    34%   34%
    Permanent differences.....................................  (3)    (1)   --
    Other.....................................................  --     (1)   --
    State and local...........................................   6     14     8
                                                               ---   ----  ----
     Net effective income tax rate............................  25%    46%   42%
                                                               ===   ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   December 31
                                                                   -----------
                                                                   1996  1997
                                                                   ----- -----
   Deferred tax asset
    Currently non-deductible state accrual........................ $   6 $  32

NOTE H--RELATED PARTIES

  The Company receives a management fee from related companies as a reimbursement of the cost of performance of administrative functions. This amounted to approximately $235, $488 and $360 in December 31, 1995, 1996 and 1997 which has been reflected as a reduction of selling and administrative expenses.

  The Company and its related party, from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and related payroll taxes. The totals charged to the related party by the Company for work performed by its workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively. The totals charged to the Company for work performed by the related party's workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997 respectively.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE I--TREASURY STOCK

  The Company has repurchased the shares of a former shareholder for a total of $132. This amount is being repaid in twelve quarterly installments of approximately $11 plus interest at 10%. The note is reflected in the financial statements at $132 less payments made to date. The financial instrument is recorded at cost which approximates fair value. As of December 31, 1997 all payments have been made.

NOTE J--UNCOLLECTIBLE NOTE RECEIVABLE

  The Company advanced money to and performed services for another construction company from time to time. During the year ended December 31, 1995, it became known to the Company that the amounts advanced would be uncollectible and the asset was written off.

NOTE K--COMMITMENT

  On January 29, 1998 the Corporation entered into a letter of intent with Consolidation Capital Corporation (CCC) for the potential sale of Garfield Electric Company to CCC.

NOTE L--CONTINGENCIES

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations. In addition, a shareholder resigned from the Company on April 30, 1993 and his stock was redeemed in accordance with the shareholders agreement. He has refused to accept the amount paid by the Company and asserts that a larger amount is due. No suit has been filed.

NOTE M--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Company the option to purchase the shares at book value as of the last audited financial statement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Indecon, Inc.

  We have audited the accompanying balance sheets of Indecon, Inc. as of December 31, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indecon, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                                 INDECON, INC.

                                 BALANCE SHEET

                       (in thousands, except share data)

                                                                 December 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Accounts receivable:
  Trade (including retainages of $4 and $0 in 1996 and 1997 and net of allowances of $0 and $40 in 1996 and 1997)........... $1,427  $1,876
  Affiliates...................................................     20     183
Notes receivable--affiliate....................................    259     743
Inventory......................................................    137      39
Unbilled receivables on completed contracts....................    418     373
Cost and estimated earnings in excess of billings on
 uncompleted contracts.........................................    464      56
Prepaid expenses...............................................      1       3
Deferred Federal income tax....................................     15      42
                                                                ------  ------
    Total current assets.......................................  2,741   3,315
Equipment--net.................................................    126     200
Deposits.......................................................      1       1
                                                                ------  ------
    Total assets............................................... $2,868  $3,516
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................. $   71  $  728
Bank overdraft.................................................    382      16
Accounts payable:
  Trade........................................................    388     209
  Affiliate....................................................    297     302
Billings in excess of costs and estimated earnings on
 uncompleted contracts.........................................      4     134
Accrued income taxes...........................................    186     164
Deferred federal income tax....................................    --        8
Accrued expenses:
  Payroll......................................................    365     388
  Other........................................................    110      51
                                                                ------  ------
    Total current liabilities..................................  1,803   2,000
STOCKHOLDERS' EQUITY
  Common stock (750 shares authorized and issued, with 500
   shares outstanding in 1996 and 1997, with a stated value of
   $4 per share)...............................................      3       3
  Retained earnings............................................  1,095   1,546
  Less 250 treasury shares at cost in 1995 and 1996............    (33)    (33)
                                                                ------  ------
    Total stockholders' equity.................................  1,065   1,516
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,868  $3,516
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                             STATEMENTS OF EARNINGS

                       (in thousands, except share data)

                                                             Year Ended
                                                            December 31,
                                                       ------------------------
                                                        1995    1996     1997
                                                       ------  -------  -------
Contract revenue.....................................  $7,425  $11,291  $13,672
Contract costs (net affiliated company labor
 transactions of $235, $505 and $472 for the years
 ended December 31, 1995, 1996 and 1997..............   5,886    9,199   11,301
                                                       ------  -------  -------
    Gross profit.....................................   1,539    2,092    2,371
Selling and administrative expenses (including
 administrative expense reimbursement to affiliate of
 $210, $441and $360 for the years ended December 31,
 1995, 1996 and 1997)................................   1,006    1,244    1,376
                                                       ------  -------  -------
    Operating profit.................................     533      848      995
Other expense (income)
  (Gain) on disposal of asset........................      (2)     --        (1)
  Interest--expense..................................      22       24       33
  Interest income....................................     (17)     (16)     (40)
                                                       ------  -------  -------
    Earnings before income taxes.....................     530      840    1,003
Income taxes.........................................     214      356      452
                                                       ------  -------  -------
    Net earnings.....................................  $  316  $   484  $   551
                                                       ======  =======  =======
    Net earnings per common share--primary...........  $  632  $   968  $ 1,102
                                                       ======  =======  =======


        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                                                     Total
                                        Common Retained Treasury stockholders'
                                        stock  earnings  stock      equity
                                        ------ -------- -------- -------------
Balance, January 1, 1995...............  $ 3    $  335    $(31)     $  307
Net earnings...........................  --        316     --          316
                                         ---    ------    ----      ------
Balance, December 31, 1995.............    3       651     (31)        623
Dividends, $80 per share...............  --        (40)    --          (40)
Purchase price adjustment on treasury
 shares................................  --        --       (2)         (2)
Net earnings...........................  --        484     --          484
                                         ---    ------    ----      ------
Balance, December 31, 1996.............    3     1,095     (33)      1,065
Dividends, $200 per share..............  --       (100)    --         (100)
Net earnings...........................  --        551     --          551
                                         ---    ------    ----      ------
Balance, December 31, 1997.............  $ 3    $1,546    $(33)     $1,516
                                         ===    ======    ====      ======


        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                            STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                              Year Ended
                                                             December 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
Cash flows provided by (used in) operating activities:
 Net earnings............................................. $ 316  $ 484  $ 551
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset.............................    (2)   --      (1)
  Deferred Federal income tax.............................     3    (11)   (19)
  Depreciation and amortization...........................    59     65     81
  Changes in assets and liabilities
   Accounts receivable....................................  (411)  (477)  (612)
   Inventory..............................................   --    (136)    98
   Unbilled receivables on completed contracts............  (394)   157     45
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................    62    (58)   130
   Cost and estimated earnings on uncompleted contracts in
    excess of billings....................................   130   (441)   408
   Prepaid expenses.......................................     1      1     (2)
   Accounts payable.......................................   267    305   (174)
   Accrued income taxes...................................     5     58    (22)
   Accrued expenses.......................................   239    101    (36)
                                                           -----  -----  -----
    Net cash provided by operating activities.............   275     48    447
Cash flows (used in) investing activities:
 Proceeds from sale of equipment..........................   --     --       1
 Purchases of equipment...................................   (71)   (61)  (155)
 Increase in notes receivable affiliate...................  (167)   (91)  (484)
                                                           -----  -----  -----
    Net cash used in investing activities.................  (238)  (152)  (638)
Cash flows provided by (used in) financing activities:
 Increase in purchase price of treasury stock.............   --      (2)   --
 Dividends paid...........................................   --     (40)  (100)
 (Proceeds) payment of note payable.......................  (288)    42    657
 Increase (decrease) in bank overdraft....................   251    104   (366)
                                                           -----  -----  -----
    Net cash provided by (used in) financing activities...   (37)   104    191
                                                           -----  -----  -----
Net decrease in cash......................................   --     --     --
Cash at beginning of year.................................   --     --     --
                                                           -----  -----  -----
Cash at end of year....................................... $ --   $ --   $ --
                                                           =====  =====  =====
Supplemental disclosure of cash transactions:
 Interest paid............................................ $  22  $  20  $  33
                                                           =====  =====  =====
 Taxes paid............................................... $ 205  $ 309  $ 297
                                                           =====  =====  =====

        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Corporation is an industrial electrical contractor whose work is primarily in Ohio and Kentucky. A summary of significant accounting policies applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The Corporation recognizes income on the percentage of completion method. The percentage of completion is calculated on the cost to cost method using cost to date and total estimated cost on a job by job basis. Actual results may vary from estimates. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. The current asset caption "unbilled receivables on completed contracts" includes revenues earned in excess of billings for time and materials contracts as of December 31, 1996 and 1997. Contract Revenues include $4,520, $8,122, and $10,936 in 1995, 1996, and 1997 derived from time and material jobs.

 2. Inventory

  Inventory represents materials purchased for jobs which have not commenced at December 31. The inventory is carried at the lower of cost or market on a FIFO basis.

 3. Equipment

  Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  The provision for tax is charged to current earnings. Deferred taxes have been recorded for timing differences in deductibility of state income taxes which completely reverse in the subsequent year and differences in depreciation methods for book and tax purposes.

 5. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 6. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

                                 INDECON, INC.

                       (in thousands, except share data)

 7. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

 8. Earnings Per Share

  Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Weighted-average shares outstanding for all periods was 500 shares.

NOTE B--NOTES RECEIVABLE--AFFILIATE

  The notes receivable--affiliate result from cash advances to two different affiliated Companies which have common ownership with this Company. The notes are due on demand and bear interest at a rate equal to the Corporations line of credit. The notes are unsecured.

NOTE C--EQUIPMENT

  Equipment consists of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Office equipment............................................. $  108  $  142
   Construction equipment.......................................    249     364
                                                                 ------  ------
                                                                    357     506
     Accumulated depreciation...................................   (231)   (306)
                                                                 ------  ------
                                                                 $  126  $  200
                                                                 ======  ======

  Depreciation expense for the year ended December 31, 1995, 1996 and 1997 was $59, $65 and $81, respectively.

NOTE D--NOTE PAYABLE

  The Corporation used at December 31, 1996 and 1997 $71 and $728 of a $1,200 revolving note from the bank. The interest rate is 1% over the prime rate (currently 8.25%) as of December 31, 1997. The note is secured by inventory and accounts receivable and is guaranteed by the stockholders. There are also guarantees in place with Garfield Electric Company, a related company.

                                 INDECON, INC.

                       (in thousands, except share data)



NOTE E--OPERATING LEASES

  The Corporation entered into an agreement in June 1997 which leases office space under an operating lease. The following is a schedule, by years, of the future minimum rental payments which expire January 31, 2003:


      Year ending December 31,
      ------------------------
         1998                    $59,316
         1999                    $59,952
         2000                    $59,952
         2001                    $59,952
         2002                    $59,952
         2003                    $ 4,996

  Total rent expense under the operating lease was $66,761 for 1997.

NOTE F--INCOME TAXES

  Provision for income taxes:

                                                                 Year Ended
                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Federal:
     Current.................................................. $162  $282  $352
     Deferred.................................................    3   (11)  (19)
     State and local..........................................   49    85   119
                                                               ----  ----  ----
                                                               $214  $356  $452
                                                               ====  ====  ====
   Components of effective income tax rate:
   Federal:
     Statutory................................................   34%   34%   34%
     Permanent differences....................................  --    --    --
     Other....................................................   (3)  --    --
     State and local..........................................   10     6    12
                                                               ----  ----  ----
       Net effective income tax rate..........................   41%   40%   46%
                                                               ====  ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   December 31
                                                                   ------------
                                                                   1996   1997
                                                                   ------ -----
   Deferred tax asset
     Currently non-deductible state accrual....................... $   15 $  42
                                                                   ====== =====
     Deferred tax liability depreciation.......................... $  --  $   8
                                                                   ====== =====

NOTE G--RELATED PARTIES

  Two of the stockholders of Indecon, Inc. are stockholders of a related company to which payments are made to perform some of the administrative functions of Indecon. The total of this administrative fee paid to reimburse

                                 INDECON, INC.

                       (in thousands, except share data)

NOTE G--RELATED PARTIES (continued)

the cost of the services provided was $210, $441 and $360, in 1995, 1996 and 1997, respectively. The Corporation and its' related party from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and payroll taxes. The totals charged to the related party for work performed by its' workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997, respectively. The totals charged to the Corporation for work performed by its' workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively.

  In 1997, the company separated its Data Network Solutions Cabling division and sold its net assets at book value to a separate company owned substantially by Indecon's shareholders.

NOTE H--MAJOR CUSTOMERS

  The Corporation had sales to one customer totaling for 79% of total revenue in 1995, and sales to three customers for 40% of total revenues (15%, 13% and 12%) in 1996 and sales to one customer for 56% of total revenues in 1997.

NOTE I--PROFIT-SHARING PLAN

  As of January 1, 1991, the Corporation implemented a 401(k) profit-sharing plan for all eligible employees. Employer contributions are made at the discretion of the Board of Directors, with all costs funded as accrued. Contributions by the Corporation in 1995, 1996 and 1997 totaled $40, $65 and $44.

NOTE J--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                December 31
                                                                -------------
                                                                1996    1997
                                                                -----  ------

   Costs incurred on uncompleted contracts..................... $ 442    $163
   Estimated earnings..........................................   145      17
                                                                -----  ------
                                                                  587     180
   Less billings to date.......................................   127     258
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======
   Included in the accompanying balance sheet under the
    following captions:
   Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................... $ 464  $   56
   Billings in excess of costs and estimated earnings on
    uncompleted contracts......................................    (4)   (134)
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======

NOTE K--SETTLEMENT OF STOCKHOLDER LAWSUIT

  In February 1996, a lawsuit with a stockholder was settled. The Corporation was directed to pay a total of $27 for the stockholder's one hundred twenty-five shares, pursuant to the Corporation's stock repurchase agreement. An additional $2 was paid to the stockholder.

                                 INDECON, INC.

                       (in thousands, except share data)

NOTE L--COMMITMENT

  On January 29, 1998 the Corporation entered into a Letter of Intent with Consolidation Capital Corporation (CCC) for the potential sale of Indecon, Inc. to CCC.

NOTE M--LITIGATION

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

NOTE N--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Corporation the option to purchase shares at book value as of the last audited financial statement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Taylor Electric, Inc.

  We have audited the accompanying balance sheet of Taylor Electric, Inc. as of December 31, 1997, and the related statements of earnings, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taylor Electric, Inc. as of December 31, 1997 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Leverich, Phillips, Rasmuson & Company

Leverich, Phillips, Rasmuson & Company

Salt Lake City, Utah
February 20, 1998

                             TAYLOR ELECTRIC, INC.

                                 BALANCE SHEET


                                               December 31, 1997 March 31, 1998
                                               ----------------- --------------
                                                                  (unaudited)
                    ASSETS
CURRENT ASSETS
  Cash (Note F)...............................    $1,158,324       $2,942,591
  Contracts receivable (including retentions
   of $1,370,552)
   (Note A5)..................................     3,918,633        4,159,332
  Employee receivable.........................         1,315            3,011
  Inventory (Note A6).........................       113,778          198,805
  Prepaid expenses............................        55,097           33,117
  Costs and estimated profits in excess of
   billings on uncompleted contracts (Note
   B).........................................       316,191           44,999
                                                  ----------       ----------
    TOTAL CURRENT ASSETS......................     5,563,338        7,381,855
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation (Note C)........................       420,591          405,575
OTHER ASSETS
  Deposits....................................         9,125            9,449
                                                  ----------       ----------
      TOTAL ASSETS............................    $5,993,054       $7,796,879
                                                  ==========       ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable (Including retentions of
   $44,304 and $27,174).......................    $  505,664       $1,092,520
  Accrued expenses............................       493,821          323,281
  Billings in excess of costs and estimated
   profits on uncompleted contracts (Note B)..       908,277        1,895,733
                                                  ----------       ----------
    TOTAL CURRENT LIABILITIES.................     1,907,762        3,311,534
STOCKHOLDERS' EQUITY
  Common stock, no par value, authorized
   50,000 shares, issued and outstanding
   1,222 shares...............................       425,986          425,986
  Retained earnings...........................     3,659,306        4,059,359
                                                  ----------       ----------
    TOTAL STOCKHOLDERS' EQUITY................     4,085,292        4,485,345
                                                  ----------       ----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY.................................    $5,993,054       $7,796,879
                                                  ==========       ==========


         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                  STATEMENT OF EARNINGS AND RETAINED EARNINGS


                                    Year Ended       Three Months Ended
                                 December 31, 1997        March 31,
                                 -----------------  ----------------------
                                                       1997        1998
                                                    ----------  ----------
Construction revenue...........  $      19,192,685  $4,070,974  $4,782,343
Construction costs.............         13,799,340   3,287,914   4,099,057
                                 -----------------  ----------  ----------
    Gross Profit...............          5,393,345     783,060     683,286
General and administrative
 expenses......................          1,271,756     278,129     296,912
                                 -----------------  ----------  ----------
    Earnings from Operations...          4,121,589     504,931     386,374
Other income/(expense)
  Miscellaneous income
   (expense)...................             41,458      (8,582)    (23,013)
  Interest income..............            112,759      13,680      30,509
  Interest expense.............                (31)        --          (18)
  Gain on sale of assets.......              1,298       6,771       6,201
                                 -----------------  ----------  ----------
    NET EARNINGS...............          4,277,073     516,800     400,053
Retained earnings--beginning of
 year..........................          2,610,579   2,610,578   3,659,306
Shareholder distributions......         (3,228,346)        --          --
                                 -----------------  ----------  ----------
Retained earnings--end of
 year..........................  $       3,659,306  $3,127,378  $4,059,359
                                 =================  ==========  ==========



         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                            STATEMENT OF CASH FLOWS
                          Increase/(Decrease) in Cash


                                            Year Ended
                                             December    Three Months Ended
                                             31, 1997         March 31,
                                            ----------  ----------------------
                                                           1997        1998
                                                        ----------  ----------
                                                             (unaudited)
Cash flows from operating activities:
 Net earnings.............................. $4,277,073   $ 516,800   $ 400,053
 Adjustment to reconcile net earnings to
  net cash provided by operating
  activities:
  Depreciation.............................    125,043      29,539      27,614
  Gain on sale of assets...................     (1,298)        --          --
  Changes in operating assets and
   liabilities:
   (Increase)/Decrease in:
    Contracts receivable...................   (420,127)    309,622    (218,719)
    Inventory..............................    135,510     (43,515)    (85,027)
    Costs and estimated profits in excess
     of billings on uncompleted contracts..   (291,089)        --      271,192
    Employee receivable....................      8,119       3,546      (1,696)
    Prepaid expenses.......................     (4,190)        --          --
    Deposits...............................        694         619        (325)
   (Decrease)/Increase in:
    Billings in excess of costs and
     estimated profits on uncompleted
     contracts.............................     22,989         --      987,456
    Accounts payable.......................   (210,170)     95,028     509,272
    Accrued expenses.......................    (96,491)   (16,403)    (92,956)
                                            ----------  ----------  ----------
     Total adjustment to net earnings......   (731,010)    378,436   1,396,811
                                            ----------  ----------  ----------
      Net Cash Provided by Operating
       Activities..........................  3,546,063     895,236   1,796,864
Cash flows from investing activities:
 Purchase of equipment.....................   (118,112)    (37,193)    (12,598)
 Proceeds from sale of assets..............      6,832         --          --
                                            ----------  ----------  ----------
      Net Cash Used by Investing
       Activities..........................   (111,280)    (37,193)    (12,598)
Cash flows from financing activities:
 Shareholder distributions................. (3,228,346)        --          --
                                            ----------  ----------  ----------
      Net Cash Used by Financing
       Activities.......................... (3,228,346)        --          --
                                            ----------  ----------  ----------
Net increase in cash.......................    206,437     858,043   1,784,266
Cash--beginning of year....................    951,887     951,887   1,158,325
                                            ----------  ----------  ----------
Cash--end of year.......................... $1,158,324  $1,809,930  $2,942,591
                                            ==========  ==========  ==========

         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Method of accounting for long-term construction contracts

  The Company is engaged in electrical contracting under long-term construction contracts in Utah and surrounding areas. The accompanying financial statements have been prepared using the percentage-of-completion method measured by percentage of cost incurred to date to estimated total cost for each contract and, therefore, take into account the cost, estimated earnings, and revenue to date on the contracts not yet complete. That method is used because management considers total cost to be the best available measure of progress on the contracts.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final total costs, based on current estimates of cost to complete. It is not related to the progress billings to customers.

  Revenue earned on contracts in process in excess of billings (underbillings) is classified as a current asset. Amounts billed in excess of revenue earned (overbillings) are classified as current liabilities.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Use of estimates

  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, and the reported revenues and expenses.

 3. Operating cycle

  Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheet, as they will be liquidated in the normal course of contract completion, although this may be more than one year.

 4. Statement of cash flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. During the year ended December 31, 1997, the Company paid interest of $31, none of which was required to be capitalized. There were no non-cash investing or financing activities for the year ended December 31, 1997.

 5. Allowance for doubtful accounts

  The Company considers contracts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been provided. If amounts become uncollectible, they will be charged to operations when that determination is made.

  The Company also expects all retention receivables to be collected within the normal course of contract completion.

                             TAYLOR ELECTRIC, INC.

                               December 31, 1997

 6. Inventory

  The inventory of the Company consists of electrical materials and supplies used on construction contracts. Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method of accounting. At December 31, 1997, the inventory was valued at $113,778.

 7. Income taxes

  The income taxes on the net operations for the year are payable personally by the shareholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the Company taxed as a corporation. Accordingly, no provision has been made for taxes. The tax liability would be approximately $1,668,058 had such taxes been payable by the Corporation at December 31, 1997.

NOTE B--COSTS AND ESTIMATED PROFITS ON UNCOMPLETED CONTRACTS

   Costs incurred on uncompleted contracts......................... $ 8,797,615
   Estimated earnings..............................................   3,563,703
                                                                    -----------
                                                                     12,361,318
   Less: Billings to date..........................................  12,953,404
                                                                    -----------
                                                                       (592,086)
                                                                    ===========

  Included in the accompanying balance sheet under the following captions:

   Costs and estimated profits in excess of billings on uncompleted
    contracts......................................................   316,191
   Billings in excess of costs and estimated profits on uncompleted contracts......................................................  (908,277)
                                                                     --------
                                                                     (592,086)
                                                                     ========

NOTE C--PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1997 consisted of the following:

                                                        Accumulated    Book
                                                Cost    Depreciation   Value
                                              --------- ------------ ---------
   Leasehold improvements.................... $ 169,205   $ 43,904   $ 125,301
   Furniture and fixtures....................   177,986    102,175      75,811
   Construction equipment....................   256,116    154,249     101,867
   Vehicles..................................   339,179    221,567     117,612
                                              ---------   --------   ---------
                                              $ 942,486   $521,895   $ 420,591
                                              =========   ========   =========

  Depreciation expense is computed using the straight-line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives. Depreciation expense for the year ended December 31, 1997 amounted to $125,043. Of this amount, $90,184 was included in direct equipment costs and $34,859 was included in general and administrative expenses.

                             TAYLOR ELECTRIC, INC.

                               December 31, 1997

NOTE D--BACKLOG

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997:

   Balance--beginning of year...................................... $ 8,181,324
   New contracts and change orders.................................  30,601,370
                                                                    -----------
                                                                     38,782,694
   Less contract revenue earned at December 31, 1997...............  19,192,685
                                                                    -----------
   Balance--end of year............................................ $19,590,009
                                                                    ===========

NOTE E--SALARY REDUCTION AND PROFIT SHARING PLAN

  The Company maintains a defined contribution retirement plan pursuant to the Internal Revenue Code 401(k). All employees that work over 1,000 hours and have completed one year of service are eligible to enter the plan on the plan's entry date. Participants are 100% vested in the employer's contributions upon admission to the plan. The plan allows for a maximum employee contribution of 10% of compensation up to the maximum amount allowed by law. The Company matches 45% of employee contributions. For the year ended December 31, 1997, the Company contributed $137,290 to the plan.

NOTE F--CONCENTRATIONS OF CREDIT RISK

  The Company verifies sources of payment and has legal lien rights on all significant private and commercial jobs. In compliance with state laws, the Company pursues and perfects its mechanical lien rights against all significant projects.

  As of December 31, 1997, the Company held cash in demand accounts at banks in excess of the federally insured amounts.

NOTE G--RELATED PARTY TRANSACTIONS

  The Company rents the buildings it occupies from Jerald M. Taylor, president and majority shareholder of the Company. Total rents paid to Mr. Taylor for the year ended December 31, 1997 amounted to $56,100.

NOTE H--MAJOR CUSTOMERS

  Construction contracts with three major customers accounted for 58% of current year revenues.

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder
  Regency Electric Company, Inc.

  We have audited the accompanying consolidated balance sheets of Regency Electric Company, Inc. (an S corporation) and subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regency Electric Company, Inc. and subsidiaries, as of December 31, 1997 and 1996 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Harbeson Beckerleg & Fletcher

Harbeson Beckerleg & Fletcher
Jacksonville, Florida
February 18, 1998

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,        March 31,
                                            ----------------------- -----------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $ 6,688,354 $11,337,758 $15,002,062
  Short-term investments...................   4,511,541   3,726,007   3,918,438
  Contract receivables (Note 2)............  11,392,358  16,692,180  13,293,712
  Costs and estimated earnings in excess of
   billings on uncompleted contracts (Note
   3)......................................   1,821,958   1,798,759   2,259,038
  Deposits.................................     300,000         --          --
  Prepaid expenses and other current
   assets..................................     200,156     282,202     330,653
                                            ----------- ----------- -----------
    Total current assets...................  24,914,367  33,836,906  34,803,903
Property and equipment, less accumulated
 depreciation (Note 4).....................     243,501   3,513,029   3,467,252
                                            ----------- ----------- -----------
                                            $25,157,868 $37,349,935 $38,271,155
                                            =========== =========== ===========
   LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Notes payable, due within one year (Note
   5)...................................... $     1,000 $     1,000         --
  Accounts payable.........................   2,300,601   3,218,620   3,803,910
  Accrued expenses.........................   1,682,130   1,208,867   2,714,353
  Billings in excess of costs and estimated
   earnings on uncompleted contracts (Note
   3)......................................   5,750,211  10,282,005   7,846,055
                                            ----------- ----------- -----------
    Total current liabilities..............   9,733,942  14,710,492  14,364,318
Stockholder's equity:
  Common stock, $.01 par value, 10,000
   shares authorized, issued and
   outstanding.............................          70         100         100
  Additional paid-in capital...............   1,358,800   1,358,800   1,358,800
  Retained earnings........................  14,065,056  21,280,543  22,547,937
                                            ----------- ----------- -----------
    Total stockholder's equity.............  15,423,926  22,639,443  23,906,837
                                            ----------- ----------- -----------
                                            $25,157,868 $37,349,935 $38,271,155
                                            =========== =========== ===========

      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    For the Three For the Three
                          Year Ended December 31,   Months Ended  Months Ended
                          ------------------------     3/31/97       3/31/98
                             1996         1997       (unaudited)   (unaudited)
                          -----------  -----------  ------------- -------------
Contract revenues earned
 and contract
 assignments............  $64,412,229  $66,161,538   14,405,500     21,307,430
Contract assignments
 (Note 1)...............   (4,099,877)  (5,878,594)  (1,940,134)      (856,120)
                          -----------  -----------   ----------    -----------
Contract revenues
 earned.................   60,312,352   60,282,944   12,465,366     20,451,310
Cost of revenues
 earned.................  (43,688,707) (44,338,484)  (8,964,767)   (15,300,594)
                          -----------  -----------   ----------    -----------
  Gross profit..........   16,623,645   15,944,460    3,500,599      5,150,716
Selling, general and
 administrative
 expenses...............   (7,080,475)  (7,162,763)  (1,948,568)    (2,095,422)
Other income (expense):
  Interest and other....      851,256    1,296,003      272,656        355,046
  Minority interest in
   joint venture........      (58,546)         --           --             --
                          -----------  -----------   ----------    -----------
Net income..............  $10,335,880  $10,077,700   $1,824,687    $ 3,410,340
                          ===========  ===========   ==========    ===========


      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                 For the Years Ended December 31, 1997 and 1996
             and the Three Months Ended March 31, 1998 (unaudited)

                                                    Retained Earnings
                                           ------------------------------------
                                Additional Accumulated  Tax Timing
                         Common  Paid-in   Adjustments  Differences
                         Stock   Capital     Account     and Other     Total
                         ------ ---------- -----------  ----------- -----------
Balance, December 31,
 1995                     $ 60  $  500,000 $10,286,585   $(289,355) $ 9,997,230
  Issuance of common
   stock................    10         --          --          --           --
  Capital contribution..   --      858,800         --          --           --
  Taxable income........   --          --   10,561,335         --    10,561,335
  Tax deferred income...   --          --          --     (290,341)    (290,341)
  Nondeductible
   expenses.............   --          --      (13,668)        --       (13,668)
  Dividends.............   --          --   (6,268,054)        --    (6,268,054)
  Nontaxable income.....   --          --          --       78,554       78,554
                          ----  ---------- -----------   ---------  -----------
Balance, December 31,
 1996                       70   1,358,800  14,566,198    (501,142)  14,065,056
  S corporation parent
   election.............    30         --          --          --           --
  Taxable income........   --          --    8,489,798         --     8,489,798
  Tax deferred income...   --          --          --    1,310,037    1,310,037
  Nondeductible
   expenses.............   --          --       (8,732)        --        (8,732)
  Dividends.............   --          --   (2,727,264)        --    (2,727,264)
  Nontaxable income.....   --          --          --      151,648      151,648
                          ----  ---------- -----------   ---------  -----------
Balance, December 31,
 1997                      100   1,358,800  20,320,000     960,543   21,280,543
  Net income
   (unaudited)..........   --          --    3,410,340         --     3,410,340
  Dividends
   (unaudited)..........   --          --   (2,142,946)        --    (2,142,946)
                          ----  ---------- -----------   ---------  -----------
Balance, March 31, 1998
 (unaudited)              $100  $1,358,800 $21,587,394   $ 960,543  $22,547,937
                          ====  ========== ===========   =========  ===========


      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three Months Ended
                            Year Ended December 31,          March 31,
                            ------------------------  ------------------------
                               1996         1997         1997         1998
                            -----------  -----------  -----------  -----------
                                                      (unaudited)  (unaudited)
Increase (decrease) in
 cash and cash equivalents
Cash flow from operating
 activities:
  Cash received from
   customers..............  $60,136,320  $59,538,115  $12,516,558  $20,953,549
  Cash paid to
   subcontractors,
   suppliers and
   employees..............  (54,188,057) (50,909,563) (10,605,680) (15,295,225)
  Interest and other
   income.................      508,284      648,637      272,656      355,046
  Interest paid...........       (5,332)     (29,234)         --           --
                            -----------  -----------  -----------  -----------
    Cash from operating
     activities...........    6,451,215    9,247,955    2,183,534    6,013,370
                            -----------  -----------  -----------  -----------
Cash flow from investing
 activities:
  Sales (purchases) of
   short-term investments,
   net....................   (3,651,725)   1,253,389    2,280,185     (192,431)
  Purchase of equipment...     (357,691)  (4,635,460)     (10,602)     (12,689)
  Deposit on airplane.....     (300,000)     300,000          --           --
  Sale of equipment.......    1,639,108    1,359,500          --           --
                            -----------  -----------  -----------  -----------
    Cash (for) from
     investing
     activities...........   (2,670,308)  (1,722,571)   2,269,583     (205,120)
                            -----------  -----------  -----------  -----------
Cash flow from financing
 activities:
  Dividends paid..........   (6,268,054)  (2,876,010)    (928,276)  (2,142,946)
  Capital contribution....      858,800          --           --           --
  Distribution to minority
   partner................     (223,389)         --           --           --
  Issuance of common
   stock..................           10                       --           --
  S corporation parent
   election...............          --            30           30          --
  Repayment of debt.......                                    --        (1,000)
                            -----------  -----------  -----------  -----------
    Cash used for
     financing
     activities...........   (5,632,633)  (2,875,980)    (928,246)  (2,143,946)
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............   (1,851,726)   4,649,404    3,524,871    3,664,304
Cash and cash equivalents:
  Beginning of period.....    8,540,080    6,688,354    6,688,354   11,337,758
                            -----------  -----------  -----------  -----------
  End of period...........  $ 6,688,354  $11,337,758  $10,213,225  $15,002,062
                            ===========  ===========  ===========  ===========
Reconciliation of net
 income to cash provided
 by (used for) operating
 activities
Net income................  $10,335,880  $10,077,700  $ 1,824,687  $ 3,410,340
Adjustments:
  Depreciation............      126,525      185,953       31,385       58,466
  Gain on sale of fixed
   assets.................     (153,592)    (179,521)         --           --
  Gain on short-term
   investments............     (189,380)    (467,845)         --           --
  Minority interest in
   joint venture..........       58,546          --           --           --
  Changes in:
   Contract receivables
    and related billings
    vs. earnings..........     (176,032)    (744,829)      59,192      502,239
   Prepaids and other
    assets................       (7,247)     (82,046)    (143,804)     (48,451)
   Accounts payable and
    accrued expenses......   (3,543,485)     458,543      420,074    2,090,776
   Notes Receivable.......          --           --        (8,000)         --
                            -----------  -----------  -----------  -----------
                            $ 6,451,215  $ 9,247,955  $ 2,183,534  $ 6,013,370
                            ===========  ===========  ===========  ===========

      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

Note 1--Significant Accounting Policies:

Basis of Presentation

  The consolidated statements include Regency Electric Company, Inc. (REC), Regency Electric Company Jacksonville Office, Inc. (REC Jacksonville), Regency Electric Company Atlanta Office, Inc. (REC Atlanta), Regency Electric Company Orlando Office, Inc. (REC Orlando), Regency Electric Company Charlotte Office, Inc. (REC Charlotte), Regency Electric Company Projects Group, Inc. (REC Proj.) and Regency Aviation Company, Inc. (RAC). All significant intercompany accounts and transactions have been eliminated. In 1993, REC Orlando entered into a joint venture agreement and became a 90% partner in Regency/Zap Electrical Construction Team, a Joint Venture (Joint Venture). The sole contract of the Joint Venture was completed during 1996 and the Joint Venture was liquidated

  REC became an S corporation parent effective January 1, 1997 when the company's shareholder contributed the stock of the other entities and they elected to become qualified S corporation subsidiaries. Consolidated financial statements have been prepared as if the entities had always been parent and subsidiary entities.

Unaudited Interim Financial Statement Information

  In connection with the subsequent business combination agreement and related Securities and Exchange Commission filing requirements, the management of the Company has included unaudited interim financial statement information. In the opinion of management, the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997, and the statements of stockholder's equity as of and for the three months ended March 31, 1998, as presented in the accompanying unaudited interim financial statements information.

Company's Activities and Operating Cycle

  The companies are engaged in the construction industry as electrical contractors, with the exception of RAC which provides aviation services to the companies. The work is performed under fixed-price, cost plus and fixed-fee contracts.

  The length of the companies' contracts vary, but typically do not extend beyond 18-24 months. Assets and liabilities are classified as current and noncurrent because the contract-related items in the balance sheet have realization and liquidation periods within the operating cycle.

Accounting Estimates

  The financial statements include various estimates and assumptions by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

Revenue and Cost Recognition

  Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the cost-to-cost method.

  Contract assignments include material or equipment furnished to the contractor by the owner in which the contractor assumes all obligations, liabilities and responsibilities for the material or equipment including but not limited to the following: risk of loss, cost of unloading, handling, maintenance, insuring, storing, securing, protecting, installing, starting-up, checking-out, and safeguarding such material and equipment.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

  Contracts and costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. Additional contract revenue relating to claims is recognized only when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Cash and Cash Equivalents

  For purposes of the statement of cash flows, the companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Short-Term Investments

  The companies consider all short-term investments to be trading securities as defined by SFAS 115 and as such are reported at fair value.

Property and Equipment

  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets as follows:

                                                                        Useful
                               Classification                            Lives
                               --------------                          ---------
      Construction equipment.......................................... 3-5 years
      Transportation equipment........................................ 3-5 years
      Trailers........................................................   5 years
      Office furniture and equipment.................................. 3-5 years
      Leasehold improvements.......................................... 2-5 years

Income Taxes

  The company, with the consent of its shareholder, elected under the Internal Revenue Code to be an S corporation. In lieu of Federal corporation income taxes, the shareholder will be taxed on the Company's taxable income. The Companies pay state income taxes on behalf of the stockholder. Those payments are reflected as dividends in the financial statements as the income tax is paid.

Stock Appreciation Rights

  Effective January 1, 1998 the Company adopted a Stock Appreciation Rights Plan (the Plan) to reward personnel whose services are important to the Company. The Plan provides that the award of Stock Appreciation Rights (SARs) may be paid in cash or the issue of non-voting stock. The maximum number of SARs outstanding at any time is 5,000. The SARs may have a fixed maturity date of not less than twelve (12) months nor more than ten (10) years, however, they will immediately mature and become payable upon a change in control of the Company. Upon the maturity date an employee shall be entitled to receive an amount equal to the sum of the excess of the fair market value over the "Basis Value." On January 1, 1998 approximately 3,650 SARs were

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited) outstanding with a "Basis Value" of $4,437. This value was based on a professional appraisal of the Company as of December 31, 1997, therefore, there has been no compensation recorded to date under the Plan.

Note 2--Contract Receivables:

  Contract receivables are summarized as follows:

                                                              December 31,
                                                         -----------------------
                                                            1996        1997
                                                         ----------- -----------
      Completed contracts..............................  $   150,790 $   369,234
      Contracts in progress............................    8,040,244  13,763,133
      Retained.........................................    3,201,324   2,559,813
                                                         ----------- -----------
                                                         $11,392,358 $16,692,180
                                                         =========== ===========

  All amounts are expected to be collected within one year.

Note 3--Costs and Estimated Earnings on Uncompleted Contracts:

  Costs and estimated earnings on uncompleted contracts are summarized as follows:

                                                         December 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
      Costs incurred on uncompleted contracts..... $ 73,300,607  $ 69,436,470
      Estimated earnings..........................   21,301,733    20,137,303
      Less-billings to date.......................  (98,530,593)  (98,057,019)
                                                   ------------  ------------
                                                   $ (3,928,253) $ (8,483,246)
                                                   ============  ============
      Included in accompanying balance sheets
       under the following captions:
      Costs and estimated earnings in excess of
       billings on uncompleted contracts.......... $  1,821,958  $  1,798,759
      Billings in excess of costs and estimated
       earnings on uncompleted contracts..........   (5,750,211)  (10,282,005)
                                                   ------------  ------------
                                                   $ (3,928,253) $ (8,483,246)
                                                   ============  ============

Note 4--Property and Equipment:

  Property and equipment are summarized as follows:

                                                              December 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
      Construction equipment............................. $ 231,854  $  231,854
      Transportation equipment...........................    87,561   3,468,034
      Office furniture and equipment.....................   313,578     351,004
      Leasehold improvements.............................   117,653     147,759
                                                          ---------  ----------
                                                            750,646   4,198,651
      Less-accumulated depreciation......................  (507,145)   (685,622)
                                                          ---------  ----------
                                                          $ 243,501  $3,513,029
                                                          =========  ==========

  Depreciation expense was $185,953 in 1997 and $126,525 in 1996.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

Note 5--Notes Payable:

  The Company has $4,000,000 in various credit facilities available at December 31, 1997. These facilities include (a) an unsecured $2,000,000 line of credit, (b) an irrevocable standby letter of credit of $450,000 and (c) $1,550,000 credit availability. The line of credit, due June 30, 1998, had an outstanding balance of $1,000 at December 31, 1997 and 1996. The line of credit provides for borrowings of up to $2,000,000 at the prime rate. The credit facilities are guaranteed by all of the combined companies and are also personally guaranteed up to $2,000,000 by Alan J. Green.

  The Company has an irrevocable standby letter of credit of $450,000 at December 31, 1997, which guarantees the Company's payment of workers' compensation insurance claims.

  Additionally, the Company has $1,550,000 of additional credit availability at December 31, 1997 under an Advised Guidance Line. The option to obtain the additional credit has not been exercised as of December 31, 1997.

Note 6--Commitments and Contingencies:

  Litigation

  The Company may be a party to various claims, complaints and disputed amounts arising in the normal course of its construction activities. In the opinion of management such matters involve such amounts that the unfavorable disposition would not have a material affect on the financial position of the Company.

  Lease Commitments

  The assets utilized under operating lease arrangements in various operations are as follows: office facilities, warehouse, office equipment and transportation equipment.

  The following is a schedule of minimum lease commitments outstanding at December 31, 1997:

      Year Ending
       December 31,
      -------------
       1998............................................................ $481,345
       1999............................................................  365,237
       2000............................................................  101,776
       2001............................................................   14,421
                                                                        --------
                                                                        $962,779
                                                                        ========

  Lease expense under operating leases was $506,018 in 1997 and $497,543 in 1996.

Note 7--Backlog:

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997 and 1996

      Balance, December 31, 1996.................................. $ 67,306,941
      Contract adjustments and new contracts......................   51,171,503
                                                                   ------------
                                                                    118,478,444
      Less contract revenue earned................................  (60,042,333)
                                                                   ------------
      Balance, December 31, 1997.................................. $ 58,436,111
                                                                   ============

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

  Contract adjustments include owner purchased materials of $5,878,594 in 1997 and $4,099,877 in 1996 (Note 1).

Note 8--Profit Sharing Plan:

  The Companies all participate in a 401(k) profit sharing plan covering substantially all employees. The plan became effective January 1, 1990. Employer's contributions charged to earnings were $87,866 in 1997 and $56,077 in 1996.

Note 9--Risks and Uncertainties:

  The companies are subject to a concentration of credit risk on accounts receivable balances (Note 2) since business operations are limited to a specific industry and geographical area. To limit these risks, it is the companies' policy to obtain references on potential customers and contractors prior to granting credit.

  At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The companies place temporary cash investments with high-credit, quality financial institutions. The companies believe no significant concentration of credit risk exists with respect to these cash investments.